                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                               THE BOEING COMPANY

                                       AND

                       MID-WESTERN AIRCRAFT SYSTEMS, INC.

                                   ----------

                          Dated as of February 22, 2005


                                TABLE OF CONTENTS

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SECTION 1  PURCHASE AND SALE OF ASSETS...................................     1
   1.1     Purchase and Sale of Assets...................................     1
   1.2     Assumption of Liabilities.....................................     6
   1.3     Determination of Final Purchase Price.........................     9
   1.4     Allocation of Final Purchase Price............................    10
   1.5     Allocation of Expenses........................................    11
   1.6     Purchase Price Adjustment; Determination of Final Purchase
              Price......................................................    13
   1.7     Payment of Purchase Price at Closing; Adjustment for
              Overpayment or Underpayment of Purchase Price..............    17

SECTION 2  CLOSING.......................................................    17
   2.1     Closing Date..................................................    17
   2.2     Buyer's Closing Date Deliveries...............................    17
   2.3     Seller's Closing Date Deliveries..............................    22

SECTION 3  REPRESENTATIONS AND WARRANTIES OF SELLER......................    26
   3.1     Organization and Power and Authority of Seller................    26
   3.2     Authority of Seller; Conflicts................................    26
   3.3     Financial Statements..........................................    27
   3.4     Operations Since Interim Date.................................    28
   3.5     Taxes.........................................................    30
   3.6     Governmental Permits..........................................    30
   3.7     Real Property.................................................    31
   3.8     Assets of the Business........................................    34
   3.9     Software......................................................    34
   3.10    No Violation, Litigation or Regulatory Action.................    34
   3.11    Contracts.....................................................    35
   3.12    Title to Assets...............................................    36
   3.13    No Brokers....................................................    37
   3.14    ERISA.........................................................    37
   3.15    Environmental Compliance......................................    37
   3.16    Employee Relations and Agreements.............................    38
   3.17    No Undisclosed Liabilities....................................    39
   3.18    Security Clearance............................................    39
   3.19    Employees of the Business.....................................    39
   3.20    Government Contracts..........................................    40
   3.21    Services......................................................    40
   3.22    Insurance.....................................................    40
   3.23    Customers and Suppliers.......................................    40
   3.24    Inventory.....................................................    41
   3.25    No Material Adverse Effect....................................    41
   3.26    Product Warranty and Product Liability........................    41
   3.27    Export/Foreign Corrupt Practices Act..........................    41


                                       i

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
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   3.28    HMSGTA Consistency............................................    42

SECTION 4  REPRESENTATIONS AND WARRANTIES OF BUYER.......................    42
   4.1     Organization of Buyer.........................................    42
   4.2     Authority of Buyer............................................    42
   4.3     No Violation of Law and Agreements............................    43
   4.4     No Litigation or Regulatory Action............................    43
   4.5     No Brokers....................................................    44
   4.6     Financial Ability.............................................    44
   4.7     Capital Structure.............................................    44
   4.8     Service Acknowledgment........................................    44
   4.9     Independent Analysis..........................................    44
   4.10    ITAR..........................................................    44

SECTION 5  ACTION PRIOR TO THE CLOSING DATE..............................    45
   5.1     Access to Information.........................................    45
   5.2     Consents of Third Parties; Governmental Approvals.............    46
   5.3     Operations on or Prior to the Closing Date....................    47
   5.4     Notice of Events or Circumstances.............................    50
   5.5     Confidentiality...............................................    50
   5.6     Notification of Certain Matters...............................    50
   5.7     HSR Filings; CFIUS............................................    51
   5.8     No Negotiation................................................    52
   5.9     Itemization of IRB Assets.....................................    52
   5.10    Title Report and Survey.......................................    52
   5.11    Delivery of Audited Financial Statements......................    53

SECTION 6  ADDITIONAL AGREEMENTS.........................................    53
   6.1     Use of Names..................................................    53
   6.2     Employees; Employee Benefits..................................    54
   6.3     Insurance.....................................................    58
   6.4     Release of Guaranties.........................................    58
   6.5     Intercompany Work Orders......................................    58
   6.6     Bid Opportunities.............................................    58
   6.7     Excluded Supply Contracts/Excluded Equipment Leases/Other
              Supply Contracts...........................................    59
   6.8     Geographical Location.........................................    59
   6.9     Confidentiality Following the Closing.........................    59
   6.10    Personnel Records.............................................    60
   6.11    The IDS Transaction...........................................    60
   6.12    Noncompetition, Nonsolicitation and Nondisparagement..........    61
   6.13    Environmental Matters.........................................    63
   6.14    Actuarial Determination Difference............................    68
   6.15    Export Controls...............................................    69
   6.16    Future Conveyances............................................    69


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   6.17    Audited 2001 Financials.......................................    69
   6.18    Damaged Assets................................................    69
   6.19    Estoppel Certificates.........................................    70
   6.20    Buyer's Capital Structure.....................................    70
   6.21    Assignment of R&D Inventions..................................    70

SECTION 7  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..................    71
   7.1     No Misrepresentation or Breach of Covenants and Warranties....    71
   7.2     Necessary Governmental Approvals..............................    71
   7.3     Deliveries by Seller..........................................    72
   7.4     No Injunction.................................................    72
   7.5     Required Consents.............................................    72
   7.6     HSR Waiting Period; CFIUS.....................................    72
   7.7     Title Insurance and Surveys...................................    72
   7.8     The IDS Transaction...........................................    73
   7.9     Litigation....................................................    73
   7.10    Due Diligence.................................................    73
   7.11    Financing.....................................................    73
   7.12    Collective Bargaining Agreements; Acceptance of Employment
              Offers.....................................................    73
   7.13    Acceptance of Employment Offers...............................    74
   7.14    McConnell Air Force Base......................................    74
   7.15    Utility Infrastructure........................................    74
   7.16    Audited Financial Statements..................................    74
   7.17    Export Licenses...............................................    74

SECTION 8  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.................    74
   8.1     No Misrepresentation or Breach of Covenants and Warranties....    74
   8.2     Necessary Governmental Approvals..............................    75
   8.3     Payment of Tentative Purchase Price...........................    75
   8.4     Delivery by Buyer.............................................    75
   8.5     Required Consents.............................................    75
   8.6     No Injunction.................................................    75
   8.7     HSR Waiting Period; CFIUS.....................................    75
   8.8     Litigation....................................................    75
   8.9     Sufficient Employees..........................................    76
   8.10    McConnell Air Force Base......................................    76
   8.11    Utility Infrastructure........................................    76
   8.12    Buyer's Capital Structure.....................................    76
   8.13    Export Licenses...............................................    76
   8.14    Total Leverage Ratio..........................................    76

SECTION 9  INDEMNIFICATION...............................................    76
   9.1     Indemnification by Seller.....................................    76
   9.2     Indemnification by Buyer......................................    77
   9.3     Notice of Claims..............................................    78


                                      iii

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   9.4     Third Person Claims...........................................    79
   9.5     Environmental Indemnification.................................    81
   9.6     Limitations...................................................    85
   9.7     Mitigation....................................................    85
   9.8     Subrogation...................................................    85
   9.9     No Offset.....................................................    86

SECTION 10 TERMINATION 1 ................................................    86
   10.1    Termination...................................................    86

SECTION 11 GENERAL PROVISIONS............................................    87
   11.1    Survival of Covenants.........................................    87
   11.2    No Public Announcement........................................    87
   11.3    Notices.......................................................    87
   11.4    Successors and Assigns........................................    88
   11.5    Records and Other Assistance after Closing....................    88
   11.6    Entire Agreement..............................................    91
   11.7    Interpretation................................................    91
   11.8    Amendments and Waivers........................................    93
   11.9    Bulk Sales Laws...............................................    93
   11.10   Expenses .....................................................    94
   11.11   Partial Invalidity............................................    94
   11.12   Execution in Counterparts; Facsimile..........................    94
   11.13   Governing Law.................................................    94
   11.14   Jurisdiction..................................................    94
   11.15   Attorneys' Fees...............................................    94
   11.16   Time of Essence...............................................    94
   11.17   Disclaimer of Warranties......................................    94
   11.18   References to U.S. Dollars....................................    95
   11.19   Further Assurances............................................    95
   11.20   No Rescission.................................................    95
   11.21   Dispute Resolution............................................    96
   11.22   Code Section 6043A Reporting..................................    97

SECTION 12 DEFINITIONS ..................................................    97
   12.1    Definitions...................................................    97

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
---------

l .1(a)(iii) Owned Property
1.1(a)(iv)   Governmental Permits
1.1(a)(v)    Assigned Contracts
1.1(a)(xiii) Leased Property
1.1(a)(xv)   Other Assets
1.1(a)(xvi)  Included Spares Inventory
1.1(b)(vi)   Nontransferable Government Permits
1.1(b)(xv)   Excluded Supply Contracts
1.1(b)(xvi)  Excluded Equipment Leases
1.1(b)(xxi)  Excluded Tooling
1.1(b)(xxv)  Assets Used by Shared Services Support
1.1(b)(xxvi) Assets of IDS Business
1.1(d)       Excluded Assets
1.2(a)(viii) Liabilities of Seller
1.4          Allocation of Final Purchase Price
1.6(b)       Exceptions to Closing Working Capital Statement
2.2(ee)      McConnell AFB Access Easement
3.2(b)       Seller's Conflicts
3.3(a)       Unaudited Financial Statements
3.4(b)       Post-Interim Date Occurrences
3.4(c)       Changes Since Interim Date
3.4(c)(ii)   Capital Expenditures Budget
3.6          Governmental Permits
3.7          Real Property
3.8          Assets of the Business
3.9(a)       Third-Party Software
3.9(b)       Software Contracts
3.10(a)      Violations of Law
3.10(b)      Litigation
3.10(c)      Court Orders
3.10(d)      Litigation Against Other Persons
3.10(f)      Written Notice or Communication from Governmental Authority
3.11(a)      Contracts
3.11(b)      Non-Binding Business Agreements
3.14(a)      Benefit Plans
3.14(c)      Exceptions to Benefits
3.14(e)      Parachute Payments
3.15         Exceptions to Environmental Compliance
3.16(a)      Collective Bargaining Agreements
3.16(b)      Strikes/Lock-outs/Proceedings
3.17         Undisclosed Liabilities
3.18         Security Clearance
3.19(a)      Employees

3.20(a)      Government Contract Compliance
3.20(b)      Government Contract Disputes
3.20(c)      Government Contract Investigation
3.21         Services
3.22         Insurance
3.23(b)      Disputes with Another Business of Seller
3.23(c)      Disputes with Suppliers
3.24         Inventory
3.26(a)      Product Warranty
3.26(b)      Warranty Expense History
3.26(c)      Exceptions to Product Warranty
4.1          Organization of Buyer
4.4          No Litigation or Regulatory Action - Buyer
5.1          Freely Accessible Employees of the Business
5.3(a)       Required Operations Prior to Closing Date
5.3(b)       Exceptions to Prohibited Operations Prior to the Closing Date
5.6          Buyer's Knowledge Group
6.2(f)       Pension Asset Transfer
6.4          Guaranties
6.9(a)       Treatment of Confidential Information Following Closing
6.9(b)       Treatment and Use of Confidential Information Following Closing
6.12(a)      Restricted Products
6.12(f)      No Hire Group
7.5          Required Consents
7.7          Title Policy Endorsements
7.10         Due Diligence
7.12         Unions
7.17         Export Licenses
11.5(e)      Tax Returns
12.1         Permitted Encumbrances

EXHIBITS
--------

Exhibit A  Assignment and Assumption Agreement
Exhibit B  Transition Services Agreement
Exhibit C  BCA Hardware Material Services General Terms Agreement
Exhibit D  Supplemental License Agreement (Spare Parts)
Exhibit E  Supplemental License Agreement (Ancillary Maintenance Repair and
              Overall - Components)
Exhibit F  Supplemental License Agreement (Ancillary Maintenance Repair and
              Overall - Aircraft)
Exhibit G  Supplemental License Agreement (Know-How)
Exhibit H  Employee Consent - Medical, Employee Assistance Plan and Drug Free
              Workplace Act Records
Exhibit I  IDS Supply Agreement
Exhibit J  Bill of Sale
Exhibit K  [Intentionally Deleted]
Exhibit L  [Intentionally Deleted]
Exhibit M  Employee Consent
Exhibit N  Net Working Capital
Exhibit O  Site Access and Environmental Support Services Agreement
Exhibit P  Note Term Sheet
Exhibit Q  Memorandum of Agreement (787)
Exhibit R  Special Business Provisions (Spares)
Exhibit S  Special Business Provisions (Sustaining)
Exhibit T  Strategic Alliance Agreement
Exhibit U  General Terms Agreement (Sustaining)
Exhibit V  Administrative Agreement
Exhibit W  Sublease (IRBs)
Exhibit X  [Intentionally Deleted]
Exhibit Y  Electronic Access Agreement
Exhibit Z  Restrictive Covenant (KDHE)
Exhibit AA Declaration of Restrictive Covenant and Easement
Exhibit BB IDS Site
Exhibit CC [Intentionally Deleted]
Exhibit DD Special Business Provisions (Tech Services)
Exhibit EE Special Business Provisions (Repair Services)

                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of February 22, 2005, by and between The Boeing Company, a Delaware corporation ("Seller"), and Mid-Western Aircraft Systems, Inc., a Delaware corporation ("Buyer").

                                   WITNESSETH:

          WHEREAS, Seller is engaged in the business of (i) the design, manufacture and support of structural components (including spare parts), as described in the Memorandum of Agreement (787) or in each Attachment 1 on the Closing Date to each of the Special Business Provisions (Sustaining), and the Special Business Provisions (Spares), for commercial airplanes, including the 737, 747, 757, 767, 777 and the 787 aircraft in facilities in Wichita, Kansas and Tulsa and McAlester, Oklahoma, (ii) the manufacture of components for military platforms as described in Attachment 1 as of the Closing Date to the IDS Supply Agreement for the E-3 Airborne, Warning and Control System Aircraft, AC130U Gunship, KC-135 Tanker, UCAS, V-22, and treated core (low observables) for various rotorcraft in facilities in Tulsa and McAlester, Oklahoma, (iii) tooling design and manufacturing at the Manufacturing Center of Excellence in Wichita, Kansas, (iv) commercial aircraft fleet support as currently conducted in facilities in Wichita, Kansas and Tulsa and McAlester, Oklahoma, and (v) shared services support primarily related to the businesses described in Subsections (i), (ii), (iii) and (iv) of this paragraph in facilities in Wichita, Kansas and Tulsa and McAlester, Oklahoma (collectively, the "Business"). For the avoidance of doubt, the Business does not include the shared services support assets described in Section 1.1(b)(xxv) or the assets primarily used by the IDS Wichita Development and Modification Center facilities located in Wichita, Kansas;

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets (as hereinafter defined), and Buyer is willing to assume the Assumed Liabilities (as hereinafter defined), all on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is hereby agreed between Buyer and Seller as follows (certain initially capitalized terms used herein are defined in Section 12):

                      SECTION 1 PURCHASE AND SALE OF ASSETS

          1.1 Purchase and Sale of Assets.

          (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall irrevocably sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of Seller in and to all of the following (the "Assets"):

               (i) The tangible personal property including, without limitation, the trade fixtures, furnishings, furniture, office supplies, tools (but not including the Excluded Tooling described in Section 1.1(b)(xxi)), machinery, vehicles, equipment and computer equipment (the "Equipment") (A) primarily used in the operation of the Business as currently conducted, (B) procurement coded for the Wichita Facility, wherever located so long as owned by Seller and in existence, or (C) procured by the Business for the 787 program;

               (ii) The entire inventory of the Business, including, but not limited to, all materials and supplies, all work in process and all finished products primarily related to the Business, but excluding any inventory that has been delivered FOB the Facilities or is in transit to another business unit of Seller on or prior to the Closing Date that is not part of the Business (the "Inventory");

               (iii) All parcels of real property set forth on Schedule 1.1(a)(iii), including any and all buildings, structures and improvements located thereon and all fixtures attached thereto, all easements, rights of way, reservations, privileges, appurtenances and other estates and rights benefiting such real property and Seller's use thereof and all of Seller's right, title and interest, if any, in and to (a) all oil, gas and mineral rights related to the foregoing, (b) the land lying in the bed of any street, road or avenue adjoining the real property and (c) any condemnation award or any payment in lieu thereof for any taking thereof or for any change in grade of any street road or avenue adjacent thereto (collectively, the "Owned Property");

               (iv) To the extent transferable by Seller to Buyer and not required to be retained by Seller in order to continue to operate its businesses that are not part of the Business, all Governmental Permits related to the Business and all pending applications therefor or renewals thereof, including, without limitation, those set forth on Schedule 1.1(a)(iv);

               (v) All Contracts primarily related to the Business other than with regard to third-party customers and subject to the provisions of Sections 5.2(d) and 5.2(e) (the "Assigned Contracts"), including but not limited to the Contracts set forth on Schedule 1.1(a)(v), but not including the Contracts described in Section 1.1(b);

               (vi) All rights of Seller primarily related to the Business to utility, security and other deposits made by Seller and any prepaid expenses paid by Seller to third parties, but only to the extent reflected on the Closing Working Capital Statement;

               (vii) All information (other than Intellectual Property) and records (whether in tangible or electronic form) primarily related to the operations of the Business, including (A) supplier lists and records (supplier financial information to the extent permitted pursuant to the confidentiality provisions in the Assigned Contracts), (B) manufacturing research and development reports and records, (C) production reports and records, (D) service and warranty records, equipment logs, operating guides and manuals directly relating to the Equipment at the Facilities, (E) financial and accounting records (other than with respect to third-party customers), (F) studies, reports, correspondence and other similar documents and records, (G) copies of all of the foregoing information and records (except as excluded above or in Section 1.1(b)) and (H) copies of all personnel records related (to the extent permitted by the relevant written consent) to the Business (and not the originals thereof) for each Hired Employee that executes an appropriate written consent for the relevant records in the form attached hereto as Exhibit H or Exhibit M; provided, however, that the Assets shall not include the records described in Section 1.1(b)(xxiii), personnel records for non-Hired Employees, corporate charter, all documents subject to the attorney-client privilege, Tax Returns filed by Seller and books and records of Seller relating thereto, taxpayer and other identification numbers, records, seals, minute books, stock transfer books used, and all other assets primarily used, in connection with the corporate functions of Seller; provided, further, that in no case shall any Boeing proprietary information made available to Buyer for its use under the BCA Intellectual Property License Agreement, the BCA Supply Agreement or the IDS Supply Agreement be included hereunder; and, provided, further, that Seller has the right to redact, on or prior to the Closing Date, any information that is not related to the Business, the Assets or the Assumed Liabilities;

               (viii) Assets of Seller related to Benefit Plans to the extent provided in Section 6.2;

               (ix) All goodwill associated with the Business and, to the extent assignable, telephone and fax numbers and listings for the 526 prefix;

               (x) A 77.77% interest as a tenant in common in the Kansas Industrial Energy Supply Company established pursuant to the Tenants-in-Common Management Agreement dated October 3, 1980;

               (xi) Assets of Seller directly related to the electricity transmission and distribution system used to provide electricity to the Wichita Facility;

               (xii) [Intentionally Deleted]

               (xiii) All right, title and interest of Seller in and to the real property set forth on Schedule 1.l(a)(xiii), including any and all buildings, structures and improvements located thereon and all fixtures attached thereto, together with all easements, rights of way, reservations, privileges, appurtenances and other estates and rights benefiting such real property, held by Seller pursuant to a lease, sublease, license or other written occupancy agreement (collectively, the "Leased Property");

               (xiv) All rights, claims, credits, causes of action, demands, privileges and rights of set-off of Seller against third parties primarily related to the Assets or to the extent related to the Assumed Liabilities, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties, but excluding any claim against a supplier, manufacturer, contractor or third party based on the presence of asbestos in a component that was furnished by such Person to the extent relating to a liability retained by Seller pursuant to Section 1.2(b)(xxiv) or directly relating to a liability retained by Seller pursuant to
Section 1.2(b)(xii);

               (xv) The assets described in Schedule 1.1(a)(xv);

               (xvi) The Spares Inventory set forth on Schedule 1.1(a)(xvi); and

               (xvii) The assets subleased to Buyer pursuant to the terms of the Sublease (IRBs).

          Notwithstanding the foregoing, Seller may retain copies of any Contracts referenced in Section 1.1(a)(v) or records: (1) which relate to properties or activities of Seller other than the Business, (2) which are required to be retained pursuant to any Requirement of Law or are subject to the attorney-client privilege, for financial reporting purposes, for Tax purposes, legal defense or prosecution purposes or otherwise in connection with the Excluded Assets or the Excluded Liabilities, or (3) which are reasonably deemed necessary by Seller.

          Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Sections 1.2(a), 6.13 or 9.5.

          (b) Notwithstanding anything to the contrary herein, Seller shall not contribute, convey, assign, or transfer to Buyer, and Buyer shall not acquire or have any rights to acquire, any assets other than those specifically set forth in Section 1.1(a) (the "Excluded Assets"). Without limiting the generality of the foregoing, the following shall constitute Excluded Assets:

               (i) All cash, cash equivalents and securities of Seller except as described in Section 1.1(a)(vi);

               (ii) All notes, drafts and accounts receivable or other obligations for the payment of money;

               (iii) All bank and other depository accounts and safe deposit boxes of Seller;

               (iv) All refunds of Taxes and Tax loss carry forwards relating to any period or portion thereof ending on or prior to the Closing Date (and any such refunds received by Buyer shall be promptly paid over by Buyer to Seller);

               (v) All assets, whether real or personal, tangible or intangible, which are owned, used or held for use by Seller primarily to conduct any business operation or activity other than the Business including, but not limited to, the IDS Business and shared services support primarily related to the IDS Business;

               (vi) Nontransferable Governmental Permits, pending applications or renewals and those Governmental Permits, pending applications or renewals needed in whole or in part by Seller to continue to operate its businesses other than the Business, as set forth on Schedule 1.1(b)(vi) hereto;

               (vii) All insurance policies of Seller related to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business and any claims made or to be made under any such insurance policies;

               (viii) [Intentionally Deleted]

               (ix) All assets used primarily in connection with the corporate functions of Seller (including but not limited to personnel records, other than the personnel records included as Assets pursuant to Section l.1(a)(vii), corporate charter, all documents subject to the attorney-client privilege, Tax Returns filed by Seller and books and records related thereto, taxpayer and other identification numbers, records, seals, minute books and stock transfer books);

               (x) All rights of Seller under this Agreement, the Seller Transaction Agreements and the Tentative Purchase Price and Final Purchase Price;

               (xi) Assets of Seller related to all Benefit Plans, except as set forth in Section 6.2;

               (xii) All Intellectual Property, including, without limitation, the Intellectual Property that will be licensed to Buyer pursuant to the BCA Intellectual Property License Agreement or any other Seller Transaction Agreement;

               (xiii) The existing collective bargaining agreements covering the employees of the Business;

               (xiv) Any Government Furnished Equipment and any tooling owned by Seller provided to Buyer pursuant to the IDS Supply Agreement;

               (xv) The Contracts set forth on Schedule 1.l(b)(xv) relating to enterprise wide supply arrangements ("Excluded Supply Contracts");

               (xvi) The Contracts set forth on Schedule 1.1(b)(xvi) relating to leased equipment (the "Excluded Equipment Leases");

               (xvii) Any domain names used in the Business;

               (xviii) The Marks;

               (xix) Any inventory of the Business, including, but not limited to, all materials and supplies, all work in process, and all finished products, that on or prior to the Closing Date has been delivered FOB the Facilities or is in transit to another business unit of Seller that is not part of the Business (excluding the Spares Inventory set forth on Schedule 1.1(a)(xvi));

               (xx) Intercompany accounts receivable between Seller and Seller's Affiliates;

               (xxi) The tooling assets identified on Schedule 1.1(b)(xxi) (the "Excluded Tooling");

               (xxii) the "Permit No. 234 Landfill" (also known as the "Emery Landfill," "Boeing Landfill," and "Boeing/Emery Landfill" located approximately ..5 miles from the Wichita Facility;

               (xxiii) All records relating primarily to Excluded Assets and Excluded Liabilities, including any such records primarily related to environmental Liabilities retained by

Seller, provided, Buyer shall be entitled to copies of certain such records as described in Section 11.5(b);

               (xxiv) Except to the extent provided in Section l.1(a)(xiv), all rights, claims, credits, causes of action or rights of set-off of Seller against third parties, including causes of action, claims and rights under insurance policies relating thereto;

               (xxv) The assets used by the shared services support included in the Business but set forth on Schedule 1.1(b)(xxv);

               (xxvi) In addition to the Excluded Assets described in Section 1.1(b)(v) above, the Excluded Assets shall also include the assets of the IDS Business set forth on Schedule 1.1(b)(xxvi);

               (xxvii) A 1.42% interest as a tenant in common in the Kansas Industrial Energy Supply Company established pursuant to the Tenants-in-Common Management Agreement dated October 3, 1980; and

               (xxviii) Any assets (including any current assets) not otherwise treated as Excluded Assets and that relate to Taxes collected or withheld by Seller and payable to any Governmental Authority.

          (c) In addition to the Excluded Assets described in Section 1.1(b) above, for the avoidance of doubt, the Excluded Assets shall also include the assets primarily used by the IDS Wichita Development and Modification Center facilities located in Wichita, Kansas.

          (d) In addition to the Excluded Assets described in Sections 1.1(b) and (c) above, the Excluded Assets shall also include those set forth on
Schedule 1.1(d).

          1.2 Assumption of Liabilities.

          (a) Upon the terms and subject to the conditions set forth herein, at the Closing Buyer shall assume from Seller (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and Seller shall irrevocably convey, transfer and assign to Buyer, only the following Liabilities of Seller (the "Assumed Liabilities"):

               (i) Liabilities of Seller reflected on the Closing Working Capital Statement finally determined in accordance with Section 1.6;

               (ii) Liabilities arising after the Closing under the Assigned Contracts (other than Liabilities arising out of or relating to any act or omission that occurred prior to the Closing);

               (iii) Liabilities of Seller arising after the Closing under any Assigned Contract included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than Liabilities to the extent arising out of or relating to any act or omission that occurred prior to the Closing);

               (iv) Liabilities for pension Liability, Accrued Vacation, retiree medical, flexible spending accounts, sick leave, and personal time, to the extent provided in Section 6.2.

               (v) Warranty obligations and claims and associated costs and damages arising from products (or component parts thereof) delivered after the Closing Date;

               (vi) Liabilities arising from the defective manufacture of products (or component parts thereof) delivered after the Closing Date, whether manufactured or repaired before, on or after the Closing Date;

               (vii) Liabilities arising from defects in a product specification and/or design defects in products (or component parts thereof) delivered after the Closing Date, but not including any design defects with regard to items designated with an engineering delegation level of 3 or below on Attachment 4 to the Special Business Provisions (Sustaining), the Special Business Provisions
(787) or the Special Business Provisions (Spares);

               (viii) Liabilities of Seller described in Schedule 1.2(a)(viii); and

               (ix) Liabilities arising out of exposure to asbestos, as follows:

                    (A) With respect to exposure to asbestos in a product (or
               component part thereof), Buyer shall assume such Liabilities to the extent that the product was manufactured or produced after the Closing Date; and

                    (B) With respect to exposure to asbestos in a Facility,
               Buyer shall assume such Liabilities to the extent that the exposure to asbestos occurred after the Closing Date. This
               Section 1.2(a)(ix) shall not apply to claims for exposure to asbestos asserted under workers compensation Laws.

          (b) Buyer shall not assume any Liabilities other than the "Assumed Liabilities." All Liabilities of Seller other than the Assumed Liabilities (the "Excluded Liabilities") shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Without limiting the generality of the foregoing, "Excluded Liabilities" shall include, without limitation:

               (i) Liabilities for Income Taxes of Seller;

               (ii) Liabilities of Seller in respect of transaction costs payable by it pursuant to Section 11.10 hereof or otherwise;

               (iii) Liabilities of Seller not arising out of or related to the Business or the Assets;

               (iv) Liabilities of Seller related to all Benefit Plans, except as set forth in Section 6.2;

               (v) Liabilities of Seller to employees of the Business who are not hired by Buyer immediately following the Closing Date, except as provided in
Section 9.2(a)(v);

               (vi) Liabilities of Seller arising under any Environmental Law relating to conditions existing on or prior to the Closing Date with respect to Seller's Facilities or to properties formerly owned, operated or used by Seller or the Business and Liabilities relating to properties to which Seller or the Business have sent waste, on or prior to the Closing Date, for treatment, storage or disposal, except as set forth in Sections 6.13 and 9.5;

               (vii) Liabilities for amounts of Taxes collected or withheld by Seller and payable to any Governmental Authority;

               (viii) Warranty obligations and claims and associated costs and damages arising from products (or component parts thereof) shipped FOB the Facilities or otherwise on or prior to the Closing Date;

               (ix) Liabilities arising from the defective manufacture of products (or component parts thereof) shipped FOB the Facilities or otherwise on or prior to the Closing Date;

               (x) Liabilities arising from defects in a product specification and/or design defects in products (or component parts thereof) shipped FOB the Facilities or otherwise on or prior to the Closing Date;

               (xi) Liabilities arising from design defects in products (or component parts thereof), but only with regard to items designated with an engineering delegation level of 3 or below on Attachment 4 to the Special Business Provisions (Sustaining), the Special Business Provisions (787) or the Special Business Provisions (Spares);

               (xii) Liabilities under Assigned Contracts assumed by Buyer pursuant to Section 1.2(a) that arise after the Closing to the extent arising out of or relating to any act or omission that occurred prior to the Closing;

               (xiii) Liabilities under any Contract not assumed by Buyer under
Section 1.2(a), including Liabilities arising out of or relating to Seller's credit facilities or any security interest related thereto;

               (xiv) Liabilities of the Business to Seller or to any Affiliate of Seller;

               (xv) Liabilities of Seller under any easement, access agreement or other document or instrument recorded against or affecting the Facilities or any portion thereof, to the extent arising or relating to the period of time prior to Closing;

               (xvi) Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller or any officer, employee or agent of the Business;

               (xvii) Liabilities to the extent covered by insurance policies of Seller in effect prior to the Closing;

               (xviii) Liabilities arising out of any Proceeding pending as of the Closing, except for Liabilities to the extent such Liabilities relate to any act or omission of Buyer after the Closing Date;

               (xix) Liabilities arising out of any Proceeding commenced after the Closing to the extent arising out of or relating to any act or omission occurring on or prior to the Closing Date;

               (xx) Liabilities related to Seller's use of Intellectual Property on or prior to the Closing Date;

               (xxi) Liabilities to the extent arising out of or resulting from Seller's compliance or noncompliance with any Requirement of Law or Court Order or order of any Governmental Authority;

               (xxii) Liabilities of Seller under this Agreement or any Seller Transaction Agreement;

               (xxiii) Liabilities of Seller based upon Seller's acts or omissions occurring after the Closing; and

               (xxiv) Liabilities arising out of exposure to asbestos, as follows:

                    (A) With respect to exposure to asbestos in a product (or
               component part thereof), Seller shall retain such Liabilities to the extent that the product was manufactured or produced on or prior to the Closing Date; and

                    (B) With respect to exposure to asbestos in a Facility,
               Seller shall retain such Liabilities to the extent that the exposure to asbestos occurred on or prior to the Closing Date. This Section 1.2(b)(xxiv) shall not apply to claims for exposure to asbestos under workers compensation Laws.

          1.3 Determination of Final Purchase Price.

          (a) The amount to be paid by Buyer to Seller for the Assets (the "Final Purchase Price") shall be the Tentative Purchase Price as defined and determined in Section 1.3(c) below, as the Tentative Purchase Price may be adjusted after the Closing pursuant to the provisions of Section 1.5(a) and
Section 1.6 below. The Final Purchase Price shall be paid in accordance with the provisions of Section 1.7 below.

          (b) Not later than thirty (30) calendar days prior to the Closing, Seller will deliver to Buyer (i) an estimate of the Closing Net Working Capital, which estimate shall be the Net Working Capital of the Business as of the end of the most recent accounting month for which internal financial statements are available (the "Estimated Closing Net Working Capital") and (ii) an estimate of the book value of the capital assets acquired for the 787 program as contemplated by the capital plan in the Memorandum of Agreement (787), without regard to time period (the "787 Assets") as of the Closing Date (the "Estimated 787 Book Value").

          (c) The Final Purchase Price shall be calculated with reference to an amount determined on or before the Closing Date in accordance with this Section
1.3 (the "Tentative Purchase Price"). The Tentative Purchase Price shall be the sum of (x) the book value of the Assets as reflected on the Audited Interim Financial Statements (reduced by the amount of capitalized interest reflected therein) including an unaudited value of Spares Inventory as of February 17, 2005 as set forth on a schedule attached to the Audited Interim Financial Statements plus (y) One Hundred Ninety-Two Million Four Hundred Thousand Dollars ($192,400,000), as adjusted as follows:

               (i) If the Estimated Closing Net Working Capital is greater than or less than the Target Net Working Capital Amount, the Tentative Purchase Price shall be increased by such excess or decreased by such shortfall, as applicable.

               (ii) The Tentative Purchase Price shall be increased by the amount of the Estimated 787 Book Value, less the aggregate book value of the 787 Assets as reflected on the Audited Interim Financial Statements.

          (d) In order to determine the Final Purchase Price, the Tentative Purchase Price shall be adjusted after the Closing pursuant to the provisions of
Section 1.5(a) and Section 1.6 below.

          (e) For purposes of the adjustments to the Tentative Purchase Price and Final Purchase Price provided in this Section 1.3 and Section 1.5(a) and
Section 1.6 below, and also for purposes of determining the amount by which the Tentative Purchase Price and Final Purchase Price shall be considered to have been paid in accordance with Section 1.7 below by way of assumption by the Buyer of Accrued Vacation Liability, Accrued Vacation Liability and any estimates thereof shall be included as the amount determined multiplied by 1.0765 in order to reflect the payroll taxes related thereto.

          1.4 Allocation of Final Purchase Price.

          (a) The consideration for the Assets provided herein shall be allocated among the various categories of Assets for Tax purposes in accordance with U.S. Treasury Regulations Sections 1.1060-1(a)(1) and 1.338-6(b) pursuant to a schedule prepared in accordance with the provisions of Section 1.4(b) (as finalized pursuant to Section 1.4(b) and, to the extent applicable, Section 1.4(c), the "Allocation Schedule"). Buyer and Seller shall execute and file all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule (with appropriate changes, if necessary, in the case of Tax Returns other than United States federal Income Tax Returns) and shall not take any position with respect to Taxes before any Governmental Authority or in any judicial Proceeding that is inconsistent with such allocation, except as otherwise required pursuant to (i) Court Order (including for this purpose an arbitration award only if it is described in clause (ii) or (iii) of this sentence), (ii) a determination of a Tax Arbitrator pursuant to an arbitration conducted in accordance with Section 1.4(c) below that a Tax Return preparer for Seller or Buyer would be subject to penalty under Section 6694 of the

Code as a result of signing a Tax Return based on such allocation, or (iii) a final "determination" (as that term is defined in Section 1313(a) of the Code) or similar determination pursuant to state, local or foreign Tax law. Buyer and Seller shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Code.

          (b) Within ninety (90) days after the Closing Date, Buyer shall draft and provide to Seller a draft Allocation Schedule in which the consideration for the Assets as determined for federal income Tax purposes ("Tax Purchase Price") shall be allocated solely to Assets and among the categories thereof in accordance with U.S. Treasury Regulations Sections 1.1060-1(a)(1) and 1.338-6(b) and the provisions of this Section 1.4. Such draft Allocation Schedule shall be prepared by Buyer so as to make such allocation based upon their net book value as reflected on the books of Seller maintained for financial reporting purposes and as adjusted through the date of Closing, unless (i) otherwise agreed by Seller and Buyer, or (ii) required as the result of a determination by an independent third party appraiser (after giving Seller and Buyer the opportunity to provide such data and information as they believe pertinent thereto) in connection with the preparation of the Allocation Schedule that such net book value cannot reasonably be considered to represent fair market value of the applicable Assets. Unless Seller shall, within ten (10) days after receipt of such draft Allocation Schedule, give notice to Buyer of its objection to the draft Allocation Schedule, which objection shall not be unreasonable, the draft Allocation Schedule shall become the final Allocation Schedule.

          (c) Any disagreement regarding the allocation contained in the draft Allocation Schedule prepared by Buyer pursuant to Section 1.4(b), whether arising as contemplated pursuant to Section 1.4(b) or thereafter in connection with the filing of any Tax Return or any Proceeding related to Taxes, shall be submitted for final and binding resolution to a Tax partner at the Neutral Accounting Firm to resolve such disagreements (the "Tax Arbitrator"). Buyer and Seller shall instruct the Tax Arbitrator to choose either the allocation schedule proposed by Buyer or the allocation schedule proposed by Seller and to deliver to Buyer and Seller, as promptly as practicable and in any event within ninety (90) calendar days after his or her appointment, a written report setting forth the resolution of any such disagreement determined in accordance with this
Section 1.4. The determination of the Tax Arbitrator shall be final and binding upon Buyer and Seller. The fees, expenses and costs of the Tax Arbitrator shall be borne one hundred percent (100%) by the party whose position is rejected by the Tax Arbitrator. Other than such fees and expenses of the Tax Arbitrator, Buyer and Seller shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 1.4.

          1.5 Allocation of Expenses. On the Closing Date, the following expenses attributable to the Business shall be allocated between and are hereby assumed by Buyer on the one hand and Seller on the other hand as follows:

          (a) Taxes, Utilities, and Prepaid Expenses. All state, county and local ad valorem Taxes on real or personal property shall be apportioned between Buyer and Seller as of 11:59 p.m. (Central Time) on the Closing Date, computed on the basis of the fiscal year for which the same are levied. All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Buyer and Seller as of 11:59 p.m. (Central Time) on the Closing Date, to the extent feasible, based upon a meter reading, and to the extent not feasible, based upon a fraction, the numerator of which is the number of days in the period for which such charges or rents are imposed, ending on and including the Closing Date (as to Seller's allocation), and the denominator of which is the total number of days in such period, with Buyer being responsible for the balance. All prepaid expenses paid by Seller on or prior to the Closing Date in respect of the Business (other than in respect of Taxes) shall be apportioned between Buyer and Seller as of 11:59 p.m. (Central Time) on the Closing Date computed on the basis of the benefit received by Seller on or prior to the Closing Date and the benefit to be received by Buyer subsequent to the Closing Date with respect to any Contract or other matter to which the prepaid expense relates. All prorations shall be made insofar as feasible on the Closing Date, except to such extent such prorations are reflected in the Estimated Closing Net Working Capital. During the ninety (90) day period subsequent to the Closing Date, Seller shall advise Buyer and Buyer shall advise Seller of any actual changes to such prorations, and such changes shall be taken into account in calculation of the Final Purchase Price as an increase or decrease, as applicable, at the end of such ninety (90) day period. In the event Buyer or Seller shall receive bills either (i) after the Closing Date for expenses incurred on or prior to the Closing Date that were not prorated in accordance with this Section 1.5(a), or (ii) more than ninety (90) days after the Closing Date that were not prorated and taken into account in the calculation of the Final Purchase Price, then, in either such case, Buyer or Seller, as the case may be, shall promptly notify the other party in writing as to the amount of the expense subject to proration and the responsible party shall promptly pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expense), and such expense shall not be taken into account in the calculation of either the Tentative Purchase Price or the Final Purchase Price.

          (b) Transfer Taxes. Buyer and Seller shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Assets. Buyer shall be responsible for and shall duly and timely pay, or within five (5) Business Days after demand therefor shall reimburse Seller for any payment by Seller of, all transfer Taxes, including any penalties, interest and additions to Tax relating to such transfer Taxes, incurred in connection with the purchase and sale of the Assets, regardless of (i) when such transfer Taxes and such other amounts may be assessed or levied or action otherwise taken to collect such transfer Taxes,
(ii) whether the incidence or responsibility for such transfer Taxes and such other amounts (as determined without regard hereto) may fall upon Seller or Buyer, and (iii) whether such transfer Taxes and such other amounts may be assessed, levied or otherwise collected from Seller or Buyer; provided, however, Seller shall bear (x) one half (1/2) of transfer Taxes to the extent such transfer Taxes are applied to amounts not greater than the net book value of the applicable Assets as carried on the books of Seller as adjusted through the date of Closing and (y) one half (1/2) of transfer Taxes (but not more than one hundred and fifty thousand dollars ($150,000)) to the extent such transfer Taxes are applied to amounts greater than the net book value of the applicable Assets as carried on the books of Seller as adjusted through the date of Closing. Such Tax Returns shall be prepared in a manner that is consistent with the determination of the aggregate fair market value of the Assets by the classes contemplated by Section 1.4.

          (c) Tax Prosecution Rights. Notwithstanding anything contained herein to the contrary other than Section 9.4(b) to the extent provided in Section 9.4(c) hereof, Seller shall have the right (at its own expense) to prosecute and continue to prosecute, and to control the conduct of, any Tax audit or examination and any administrative appeal or litigation relating thereto, or any other Tax Proceeding, to the extent it relates to any Taxes with respect to which Seller is obligated hereunder to indemnify the Buyer Group Members; and Seller shall have the right to determine whether and to what extent to extend or waive any statute of limitations for the assessment of any Tax with respect to which the Seller is obligated hereunder to indemnify the Buyer Group Members; provided, however, without the consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not settle any such audit, examination, appeal, litigation or Proceeding to the extent that Liability of the Buyer for Taxes of the type that are the subject of the settlement for any period or portion thereof after Closing would reasonably be expected to be increased as a result of the settlement (provided further, the obligation of Seller to obtain such consent of Buyer shall be subject to the execution by Buyer of a confidentiality agreement setting forth reasonable terms pursuant to which Buyer will maintain the confidentiality of any information provided by Seller to Buyer in connection with such consent or the matters to which it relates). Any refunds obtained for such claims for any Tax years prior to the Tax year in which the Closing occurs and the pro rata portion of any refunds obtained for such claims for the Tax year in which the Closing occurs, net of the expenses incurred in obtaining such refunds, shall be paid to Seller.

          1.6 Purchase Price Adjustment; Determination of Final Purchase Price.

          (a) Within ninety (90) calendar days after the Closing Date, Seller shall prepare and deliver to Buyer:

               (i) a statement setting forth the Closing Net Working Capital (such statement, the "Closing Working Capital Statement");

               (ii) a statement setting forth the actual book value of the 787 Assets (the "Actual 787 Book Value") as of the Closing Date (the "Actual 787 Book Value Statement"); and

               (iii) a statement setting forth:

                    (A) the number of employees of the Wichita Division - Boeing
               Commercial Airplanes on the Closing Date (the "Number of Employees"), and

                    (B) the Number of Employees that both (i) did not receive
               offers of employment from Buyer and (ii) are entitled to receive severance under Seller's severance plans or policies in effect as of the date hereof as a result of the transactions contemplated by this Agreement and who have either received or have begun to receive such severance payments

               (the "Severance Statement") and, together with the Closing Working Capital Statement and the Actual 787 Book Value Statement, the "Purchase Price Adjustment Statements").

          (b) Buyer shall cooperate with Seller in connection with, and shall furnish to Seller all such information as Seller may reasonably require, in the preparation of the Purchase

Price Adjustment Statements. Buyer shall provide to Seller in writing promptly after offers of employment are made, the Number of Employees that received offers of employment from Buyer and a listing of the names of each such employee. Except as set forth on Schedule 1.6(b), the Purchase Price Adjustment Statements will be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies as were used in the preparation of the Target Net Working Capital Amount, the Estimated Closing Net Working Capital Amount and the Estimated 787 Book Value, to the extent applicable, and will not include any changes in assets or Liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby or subsequent changes in accounting policy or procedure. In the event that the Closing Date does not occur at a financial week or month end for accounting purposes, the parties shall agree on mutually acceptable roll forward or roll back procedures. Buyer shall make its employees available to assist Seller in the preparation of the Purchase Price Adjustment Statements.

          (c) Each party shall provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Purchase Price Adjustment Statements and the resolution of any disputes that may arise under this Section 1.6 and Section 1.7.

          (d) If Buyer disagrees with the determination of the Closing Net Working Capital as shown on the Closing Working Capital Statement, the Actual 787 Book Value as shown on the Actual 787 Book Value Statement, the information shown on the Severance Statement or the determination of the Purchase Price Differential, Buyer shall notify Seller in writing of such disagreement within sixty (60) calendar days after delivery of the applicable Purchase Price Adjustment Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such sixty (60) calendar day period, neither Buyer nor Seller may introduce additional disagreements with respect to any item in the applicable Purchase Price Adjustment Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyer and Seller and will be final and binding upon the parties. During the sixty (60) calendar day period of its review, Buyer shall have reasonable access to any documents, schedules or work papers used in the preparation of the Purchase Price Adjustment Statements.

          (e) Buyer and Seller agree to negotiate in good faith to resolve any such disagreement. If Buyer and Seller are unable to resolve all disagreements properly identified by Buyer pursuant to Section 1.6(d) within thirty (30) calendar days after delivery to Seller of written notice of such disagreement, then such disagreements may be submitted by either party for final and binding resolution to the Neutral Accounting Firm to resolve such disagreements (the "Accounting Arbitrator"). The Accounting Arbitrator will only consider those items and amounts set forth in a Purchase Price Adjustment Statement as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable and in any event within ninety (90) calendar days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Accounting Arbitrator shall select as a resolution the position of either Buyer or Seller for each item of disagreement and may not impose an alternative resolution. The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. The determination of the Accounting Arbitrator shall be final and binding upon Buyer and Seller. The fees, expenses and costs of the Accounting Arbitrator shall be borne one hundred percent (100%) by the party whose aggregate position was furthest from the aggregate final determination of the Accounting Arbitrator. Other than such fees and expenses of the Accounting Arbitrator, Buyer and Seller shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to
Section 1.6.

          (f) Except as set forth on Schedule 1.6(b), the parties hereto agree that the procedure set forth herein with respect to the Purchase Price Adjustment Statements, and the purchase price adjustment provided herein and in
Section 1.7, are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications or estimation methodologies for purposes of determining the asset and Liability balances from those used in the preparation of the Audited Financial Statements.

          (g) If after the Closing Date, Seller pays any Liability on the Closing Working Capital Statement, then Buyer and Seller agree that such Liability shall to the extent of such payment be deemed removed from the Closing Working Capital Statement if such payment is made prior to the date on which the Closing Working Capital Statement is delivered, or if after such date, Buyer shall promptly reimburse Seller for the amount of such payment if Buyer did not make payment before receiving written notice from Seller of Seller's payment.

          (h) The Tentative Purchase Price shall be subjected to the following adjustments and, as so adjusted, shall be the Final Purchase Price:

               (i) If the Closing Net Working Capital as finally determined in accordance with this Section 1.6 is less than the Estimated Closing Net Working Capital, the Tentative Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of such shortfall, and if the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, the Tentative Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess.

               (ii) If the Actual 787 Book Value as finally determined in accordance with this Section 1.6 is less than the Estimated 787 Book Value, the Tentative Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of such shortfall, and if the Actual 787 Book Value is greater than the Estimated 787 Book Value, the Tentative Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess.

               (iii) If the sum of (A) the Number of Employees referred to in
Section 1.6(a)(iii)(B) plus (B) Factor A is greater than ten percent of the sum of (C) the Number of Employees plus (D) Factor B, the Tentative Purchase Price shall be increased by an amount determined pursuant to the following formula:

                    ((A/B) - .1000) x 100) x $2,000,000

               Where "A" represents the sum of (A) the Number of Employees referred to in Section 1.6(a)(iii)(B) plus (B) Factor A and "B" represents the sum of (C) the Number of Employees plus (D) Factor B.

If the Final Purchase Price is less than or greater than the Tentative Purchase Price, the amount of such difference (the "Purchase Price Differential") shall be paid as provided in Section 1.7.

          (i) As an additional adjustment to the purchase price for the Assets (but not to be taken into account in the calculation of the Tentative Purchase Price or Final Purchase Price nor considered in connection with payment thereof under Section 1.7), within thirty (30) days after filing its Kansas Corporation Income Tax Return on Kansas Department of Revenue Form K 120 (or any successor form) for each taxable year of Seller ended after the Closing Date during which any Industrial Revenue Bond remains outstanding in the hands of Seller, Seller shall pay to Buyer an amount equal to one-half (1/2) of the reduction in Kansas corporate Income Tax actually payable by Seller pursuant to such Kansas Corporation Income Tax Return (including a refund of such Tax) solely to the extent attributable to exemption of interest on the Industrial Revenue Bonds from gross income for purposes of Kansas corporate Income Taxation (calculated by comparing the amount of such Tax imposed upon or refundable to Seller pursuant to such Kansas Corporation Income Tax Return with the amount of such Tax that would be so imposed or refundable if such interest were not so excludible); provided, however, for the taxable year of Seller during which the Closing occurs, the amount Seller is required to pay to Buyer under this Section 1.6(i) shall be one half (1/2) of the amount equal to the product of (i) such tax reduction for the entire taxable year in which the Closing Date occurs multiplied by (ii) a fraction, the numerator of which is the amount of interest income accrued on Industrial Revenue Bonds during such post-Closing Date portion of such taxable year and the denominator of which is the total amount of interest income accrued on Industrial Revenue Bonds during all of such taxable year. In the event of any final determination for any reason that any such interest is not so excludible from gross income of Seller, the Buyer shall repay to Seller the amount of any payment made by Seller to Buyer pursuant to this
Section 1.6(i) based upon excludability of such interest from gross income of Seller for Kansas corporate Income Tax purposes within thirty (30) days after notice by Seller to Buyer of such determination and the amount of repayment required by this sentence. Any payment or repayment pursuant to this Section 1.6(i) shall be treated as an adjustment to purchase price for federal and state Income Tax purposes to the extent required or permitted by applicable Law regarding Taxes imposed on income.

          (j) For purposes of eliminating doubt, the parties acknowledge that, by virtue of the definitions of Assets, Excluded Assets, Assumed Liabilities, and Excluded Liabilities, in the calculation of Closing Net Working Capital and Actual 787 Book Value, (i) there shall not be taken into account as assets any Assets that relate to Taxes collected or withheld by Seller and payable to any Governmental Authority and (ii) there shall not be taken into account as Liabilities any accrued and unpaid Taxes related to the Business for which Seller is responsible under this Agreement.

          1.7 Payment of Purchase Price at Closing; Adjustment for Overpayment or Underpayment of Purchase Price. Payment shall be made with respect to the Tentative Purchase Price and Final Purchase Price as follows:

          (a) At the Closing, Buyer shall pay to Seller, by means of a wire transfer of immediately available U.S. funds to one or more accounts designated in writing by Seller to Buyer at least four (4) days prior to the Closing Date, an amount equal to the Tentative Purchase Price less each of the following:

               (i) the amount of the Liabilities of the Business reflected in the Audited Interim Financial Statements, excluding pension Liabilities, retiree medical Liabilities and Accrued Sick Leave (the "Estimated Adjusted Liabilities"); and

               (ii) Two Hundred and Forty-Three Million Dollars ($243,000,000) as an agreed credit against the cash payment of Tentative Purchase Price relating to the treatment of pension Liabilities, retiree medical Liabilities and Accrued Sick Leave pursuant to Section 6.2 below.

          (b) Buyer and Seller hereby agree that there will be no adjustment to the Tentative Purchase Price, the Final Purchase Price, or the payment thereof, for the actual amount of pension Liabilities, retiree medical Liabilities or Accrued Sick Leave Liability as of the Closing Date. Subsequent to Closing, the provisions of Section 1.6 and this Section 1.7 shall be applied consistently with the immediately preceding sentence.

          (c) The Purchase Price Differential shall be paid (i) by Buyer to Seller if the Final Purchase Price is greater than the Tentative Purchase Price, or (ii) by Seller to Buyer if the Final Purchase Price is less than the Tentative Purchase Price, by means of a wire transfer of immediately available U.S. funds to one or more accounts designated in writing by the party to be paid within five (5) Business Days after determination of the amount of the Purchase Price Differential in accordance with Section 1.6 hereof (or, if later, within four (4) days after such designation of one or more accounts) in an amount equal to the Purchase Price Differential, plus interest on the amount of the Purchase Price Differential from the Closing Date to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate in effect on the Closing Date.

                               SECTION 2 CLOSING

          2.1 Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller, but in no event later than the fifth Business Day after the conditions set forth in Sections 7 and 8 have been satisfied, at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, or at such other place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing will be deemed effective at 11:59 p.m. (Central
Time) on the Closing Date for all transactions contemplated to be completed at Closing.

          2.2 Buyer's Closing Date Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 7, at the Closing Buyer shall deliver to Seller all of the following:

          (a) An amount in cash equal to the Tentative Purchase Price, as adjusted pursuant to Section 1.7(a), payable as provided in Section 1.3.

          (b) The following instruments of assumption and assignment:

               (i) The Assignment and Assumption Agreement, providing, among other things, for the assignment of the Assumed Liabilities by Seller to Buyer and the assumption of the same by Buyer, executed by a duly authorized officer of Buyer;

               (ii) The Assignment and Assumption of Real Property Leases, executed by a duly authorized officer of Buyer, with respect to the Leased Property; and

               (iii) All other instruments and certificates of assumption, novation and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law; provided, however, that Buyer shall use reasonable commercial efforts to assist Seller to obtain releases from third parties, but in no event shall Buyer be required to pay monies to such third parties.

          (c) A copy of Buyer's certificate of incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

          (d) A certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

          (e) A certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the lack of amendments to the certificate of incorporation of Buyer since the date of the certificate referred to in Section 2.2(c) above; (ii) the bylaws of Buyer; (iii) resolutions of the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement;

          (f) The Transition Services Agreement, executed by a duly authorized officer of Buyer;

          (g) The BCA Hardware Material Services General Terms Agreement, executed by a duly authorized officer of Buyer;

          (h) The Supplemental License Agreement (Ancillary Maintenance Repair and Overall - Aircraft), executed by a duly authorized officer of Buyer;

          (i) The Supplemental License Agreement (Ancillary Maintenance Repair and Overall - Components), executed by a duly authorized officer of Buyer;

          (j) The Supplemental License Agreement (Know-How), executed by a duly authorized officer of Buyer;

          (k) [Intentionally Deleted]

          (l) The Supplemental License Agreement (Spare Parts), executed by a duly authorized officer of Buyer;

          (m) The IDS Supply Agreement, executed by a duly authorized officer of Buyer;

          (n) The Site Access and Environmental Support Services Agreement, executed by a duly authorized officer of Buyer;

          (o) Counterparts of real estate transfer Tax or documentary stamp Tax Returns, if required;

          (p) A certified or official bank check made payable to the appropriate Taxing authority for the amount of transfer Tax imposed on Buyer in accordance with Section 1.5(b) in connection with the conveyance of the Facilities;

          (q) The certificate contemplated by Section 8.1, executed by a duly authorized officer of Buyer;

          (r) Buyer's Legal Opinion;

          (s) The Memorandum of Agreement (787), or, if in final form prior to the Closing Date, each of the Special Business Provisions (787) and the General Terms Agreement (787), executed by a duly authorized officer of Buyer;

          (t) The General Terms Agreement (Sustaining), executed by a duly authorized officer of Buyer;

          (u) The Special Business Provisions (Sustaining), executed by a duly authorized officer of Buyer;

          (v) The Special Business Provisions (Spares), executed by a duly authorized officer of Buyer;

          (w) The Special Business Provisions (Tech Services), executed by a duly authorized officer of Buyer;

          (x) The Special Business Provisions (Repair Services), executed by a duly authorized officer of Buyer;

          (y) The Electronic Access Agreement, executed by a duly authorized officer of Buyer;

          (z) The Administrative Agreement, executed by a duly authorized officer of Buyer;

          (aa) [Intentionally Deleted]

          (bb) The Strategic Alliance Agreement, executed by a duly authorized officer of Buyer;

          (cc) All transfer Tax Returns required to be executed and filed by Buyer with respect to the transfer of the Assets;

          (dd) A Real Estate Sales Validation Questionnaire with respect to the Facilities located in Kansas;

          (ee) An easement agreement in recordable form and acceptable to Buyer granting and conveying to Buyer an irrevocable right of access over and across the area delineated on the IDS Site as set forth on Schedule 2.2(ee) for purposes of ingress to and egress from McConnell Air Force Base (such agreement, the "McConnell AFB Access Easement"), together with such other easements, rights-of-way, shared parking agreements and other agreements as Buyer may require for the continued use and operation of the Wichita Facility in a manner consistent with Seller's use thereof as of the date hereof, and so as not to be adversely affected in any way by the consummation of the IDS Transaction (the McConnell AFB Access Easement, together with any and all additional easements and agreements relative to the IDS Site, the "IDS Easements");

          (ff) An exemption certificate which (i) is duly completed and executed by Buyer and contains such additional statements and information as required to comply fully with paragraph (c) of Kansas Administrative Regulation 92-19-25b and (ii) states that Buyer certifies that the sale by Seller to Buyer of those Assets consisting of tangible personal property identified on a schedule to such exemption certificate (which shall include Inventory and similar items) is exempt from the Tax levied by the Kansas retailers' sales tax act (A) pursuant to Kansas Statutes Annotated Section 79-3606(m) for the reason that such tangible personal property will become an ingredient or component part of tangible personal property or services produced, manufactured or compounded for ultimate sale at retail within or without the state of Kansas, and/or (B) pursuant to Kansas Statutes Annotated Section 79-3606(n) for the reason that such tangible personal property will be consumed in the production, manufacture, processing, mining, drilling, refining or compounding of tangible personal property, the treating of by-products or wastes derived from any such production process, or the providing of services for ultimate sale at retail within or without the state of Kansas, and/or (C) pursuant to Kansas Statutes Annotated
Section 79-3306(ff) for the reason that the property sold constitutes material handling equipment, racking systems, and other related machinery and equipment that is used for the handling, movement or storage of tangible personal property in a warehouse or distribution facility in the State of Kansas;

          (gg) A resale exemption certificate issued by Buyer as a registered retailer under the Kansas retailers' sales tax act which (i) is duly completed and executed by Buyer in the form and content required by, and in compliance with, paragraph (e) of Kansas Administrative Regulation 92-19-25b, and (ii) identifies the Inventory as the tangible personal property described in such exemption certificate;

          (hh) A valid Oklahoma Resale exemption certificate as described in 68 O.S. Sec. 1357(3) or documentation supplied by the relevant Taxing authority acknowledging

(i) receipt of Buyer's application for such certificate and (ii) Buyer's qualification to receive such certificate;

          (ii) A valid Oklahoma Manufacturing exemption certificate as described in 68 O.S. Sec. 1359(1) or documentation supplied by the relevant Taxing authority acknowledging (i) receipt of Buyer's application for such certificate and (ii) Buyer's qualification to receive such certificate;

          (jj) All necessary Oklahoma sales Tax and manufacturing Permits to provide resale and manufacturing certification as described in Sections 2.2(hh) and (ii) and be permitted as a manufacturer or documentation supplied by the relevant Taxing authority acknowledging (i) receipt of Buyer's application for such permit and (ii) Buyer's qualification to receive such permit;

          (kk) The Parking Access Easement, executed by a duly authorized officer of Buyer;

          (ll) The Reciprocal Access Agreement, executed by a duly authorized officer of Buyer;

          (mm) The Substation Installation and Maintenance Easement, executed by a duly authorized officer of Buyer;

          (nn) The Boeing Site Real Estate Lease, executed by a duly authorized officer of Buyer;

          (oo) The Buyer's Site Real Estate Lease, executed by a duly authorized officer of Buyer;

          (pp) The Shared Parking Agreement, executed by a duly authorized officer of Buyer;

          (qq) The Storm Water Detention and Maintenance Closing Agreement, executed by a duly authorized officer of Buyer;

          (rr) The No-Build Easement, executed by a duly authorized officer of Buyer;

          (ss) The Transition Real Estate Lease, executed by a duly authorized officer of Buyer;

          (tt) The Utility Support Services Agreement, executed by a duly authorized officer of Buyer;

          (uu) The Fire and Emergency Response Services Agreement, executed by a duly authorized officer of Buyer;

          (vv) The Real Property Right of First Refusal Agreement, executed by a duly authorized officer of Buyer;

          (ww) The Note Documents, executed by a duly authorized officer of Buyer, its Affiliates and any other relevant party as applicable;

          (xx) The Declaration of Restrictions (Boeing Industrial District), executed by a duly authorized officer of Buyer;

          (yy) The Option to Acquire Property (Boeing Industrial District), executed by a duly authorized officer of Buyer;

          (zz) The Sublease (IRBs), executed by a duly authorized officer of Buyer;

          (aaa) The Declaration of Restrictive Covenant and Easement, executed by a duly authorized officer of Buyer; and

          (bbb) The Flightline Operating Agreement, executed by a duly authorized officer of Buyer.

          2.3 Seller's Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Section 8, at the Closing Seller shall deliver to Buyer all of the following:

          (a) An original Warranty Deed in recordable form, executed by a duly authorized officer of Seller and acknowledged and witnessed, as appropriate, with respect to all parcels of Owned Property;

          (b) The Assignment and Assumption of Real Property Leases, executed by a duly authorized officer of Seller, with respect to the Leased Property;

          (c) The Assignment and Assumption Agreement, executed by a duly authorized officer of Seller;

          (d) The Bill of Sale, executed by a duly authorized officer of Seller;

          (e) All documents, affidavits, indemnities (in respect of title), certificates, including without limitation, consents, estoppels and, in recordable form, memoranda of leases, lease terminations (as applicable) and assignments of leases, and other information as the Title Company reasonably shall require in order to issue the Title Policies in accordance with the terms of Section 7.7 hereof;

          (f) Copies, or if related to real property, originals (in recordable form), of all instruments, certificates, documents and other filings (if applicable) necessary to release the Assets from all Encumbrances, other than Permitted Encumbrances;

          (g) With respect to the Leases and at Seller's expense, a consent from each lessor, ground lessor and/or sublessor under a Lease set forth on Schedule 7.5, in form and substance reasonably acceptable to Buyer and without modification to the terms and conditions of each such Lease;

          (h) A copy of the certificate of incorporation of Seller certified by the Secretary of State of the State of Delaware;

          (i) A certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware;

          (j) A certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the lack of amendments to the certificate of incorporation of Seller since the date of the certificate referred to in Section 2.3(h) above;
(ii) the bylaws of Seller; and (iii) delegation resolutions of the Board of Directors of Seller authorizing the transactions contemplated by this Agreement;

          (k) A properly executed certificate of nonforeign status, described under Treasury Regulation Section 1.1445-2(b)(2);

          (l) The Transition Services Agreement, executed by a duly authorized officer of Seller;

          (m) All transfer Tax Returns required to be executed and filed by Seller with respect to the transfer of the Assets;

          (n) A Real Estate Sales Validation Questionnaire with respect to the Facilities located in Kansas;

          (o) The McConnell AFB Access Easement and other IDS Easements;

          (p) The BCA Hardware Material Services General Terms Agreement, executed by a duly authorized officer of Seller;

          (q) The Supplemental License Agreement (Ancillary Maintenance Repair and Overall - Aircraft), executed by a duly authorized officer of Seller;

          (r) The Supplemental License Agreement (Ancillary Maintenance Repair and Overall - Components), executed by a duly authorized officer of Seller;

          (s) The Supplemental License Agreement (Know-How), executed by a duly authorized officer of Seller;

          (t) The Supplemental License Agreement (Spare Parts), executed by a duly authorized officer of Seller;

          (u) The IDS Supply Agreement, executed by a duly authorized officer of Seller;

          (v) The Site Access and Environmental Support Services Agreement, executed by a duly authorized officer of Seller;

          (w) A certified or official bank check made payable to the appropriate Taxing authority for the amount of transfer Tax imposed on Seller in accordance with Section 1.5(b) in connection with the conveyance of the Facilities;

          (x) The certificate contemplated by Section 7.1, executed by a duly authorized officer of Seller;

          (y) Seller's Legal Opinion;

          (z) The Memorandum of Agreement (787), or, if in final form prior to the Closing Date, each of the Special Business Provisions (787) and the General Terms Agreement (787), executed by a duly authorized officer of Seller;

          (aa) The General Terms Agreement (Sustaining), executed by a duly authorized officer of Seller;

          (bb) The Special Business Provisions (Sustaining), executed by a duly authorized officer of Seller;

          (cc) The Special Business Provisions (Spares), executed by a duly authorized officer of Seller;

          (dd) The Special Business Provisions (Tech Services), executed by a duly authorized officer of Seller;

          (ee) The Special Business Provisions (Repair Services), executed by a duly authorized officer of Seller;

          (ff) The Electronic Access Agreement, executed by a duly authorized officer of Seller;

          (gg) The Administrative Agreement, executed by a duly authorized officer of Seller;

          (hh) The Declaration of Restrictive Covenant and Easement, executed by a duly authorized officer of Seller;

          (ii) The Restrictive Covenant (KDHE), executed by a duly authorized officer of Seller;

          (jj) The Strategic Alliance Agreement, executed by a duly authorized officer of Seller;

          (kk) All documents necessary to consummate the IDS Transaction;

          (ll) The Parking Access Easement, executed by a duly authorized officer of Seller;

          (mm) The Reciprocal Access Agreement, executed by a duly authorized officer of Seller;

          (nn) The Substation Installation and Maintenance Easement, executed by a duly authorized officer of Seller;

          (oo) The Boeing Site Real Estate Lease, executed by a duly authorized officer of Seller;

          (pp) The Buyer's Site Real Estate Lease, executed by a duly authorized officer of Seller;

          (qq) The Shared Parking Agreement, executed by a duly authorized officer of Seller;

          (rr) The Storm Water Detention and Maintenance Closing Agreement, executed by a duly authorized officer of Seller;

          (ss) The No-Build Easement, executed by a duly authorized officer of Seller;

          (tt) The Transition Real Estate Lease, executed by a duly authorized officer of Seller;

          (uu) The Utility Support Services Agreement, executed by a duly authorized officer of Seller;

          (vv) The Fire and Emergency Response Services Agreement, executed by a duly authorized officer of Seller;

          (ww) The Real Property Right of First Refusal Agreement, executed by a duly authorized officer of Seller;

          (xx) The Note Documents, executed by a duly authorized officer of Seller and/or its Affiliates, as applicable;

          (yy) The Declaration of Restrictions (Boeing Industrial District), executed by a duly authorized officer of Seller;

          (zz) The Option to Acquire Property (Boeing Industrial District), executed by a duly authorized officer of Seller;

          (aaa) The Sublease (IRBs), executed by a duly authorized officer of Seller or its Affiliate as appropriate;

          (bbb) The Flightline Operating Agreement, executed by a duly authorized officer of Seller; and

          (ccc) Documents effecting the assignment, conveyance and transfer to Buyer of Seller's rights, title and interest in and to the Tulsa Airport Use Agreements.

               SECTION 3 REPRESENTATIONS AND WARRANTIES OF SELLER

          Subject to the disclosures set forth in the Schedules of Seller delivered to Buyer concurrently with the parties' execution of this Agreement (each of which disclosures shall clearly indicate the Section and, if applicable, the Subsection of this Section 3 to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by Seller to Buyer under this Section 3), Seller represents and warrants to Buyer as follows:

          3.1 Organization and Power and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Seller has the corporate power and corporate authority to own or lease, use and operate the Assets and to carry on the Business as currently conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties or the nature of the activities conducted by it in connection with the Assets or the Business requires such qualification, except for such failures to qualify or be in good standing which individually or in the aggregate could not have a Material Adverse Effect.

          3.2 Authority of Seller; Conflicts.

          (a) Seller has the corporate power and corporate authority to execute, deliver and perform this Agreement and the Seller Transaction Agreements. The execution, delivery and performance of this Agreement and the Seller Transaction Agreements by Seller has been duly authorized and approved by all necessary corporate action. This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each Seller Transaction Agreement has been duly authorized by Seller and upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Seller enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors' rights and to general equity principles.

          (b) Except as set forth in Schedule 3.2(b), the execution and delivery by Seller of this Agreement and each Seller Transaction Agreement, and the performance by it of its obligations hereunder or thereunder, do not and will not:

               (i) violate any provision of the certificate of incorporation or bylaws of Seller;

               (ii) (A) violate any provision of applicable Law relating to Seller; (B) violate any provision of any order, arbitration award, judgment or decree to which Seller is subject; or (C) except as required under the HSR Act, ITAR or the Exon-Florio Amendment, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except in any case under this clause, any violation, breach, default or non-compliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect; or

               (iii) (A) require a consent, approval or waiver from, or notice to, any party to an Assigned Contract, or (B) result in a breach of, cause a default under, give rise to a right of cancellation or termination under or result in acceleration of any obligation or loss of any benefit under, any Assigned Contract.

          3.3 Financial Statements.

          (a) Schedule 3.3(a) sets forth (i) an unaudited statement of assets to be acquired and liabilities to be assumed of the Business as of December 31, 2001, 2002 and 2003, and the related statement of products shipped and operating expenses of the Business for the fiscal years then ended (the "Unaudited Annual Financial Statements") and (ii) an unaudited statement of assets to be acquired and liabilities to be assumed of the Business as of the Interim Date and related statement of products shipped and operating expenses of the Business for the nine (9) month period then ended (the "Unaudited Interim Financial Statements" and, collectively, with the Unaudited Annual Financial Statements, the "Unaudited Financial Statements"). The Unaudited Financial Statements were created specially by Seller in connection with the transactions contemplated hereby from Seller's financial records. Except as set forth on Schedule 3.3(a), the Unaudited Annual Financial Statements and, subject to the foregoing circumstances with respect to their creation and the remainder of this Section 3.3, the Unaudited Interim Financial Statements, (i) are derived from and in accordance with the books and records of Seller; (ii) present fairly, in all material respects, the financial position of the Business for the respective periods then ended; (iii) have been prepared in accordance with Seller's normal practices for the Business (which practices are in accordance with GAAP, except, with respect to the Unaudited Interim Financial Statements, for normal year end adjustments, consistently applied with prior periods and with respect to the Unaudited Financial Statements, the absence of footnotes and other disclosures required by GAAP) and (iv) are true, complete and correct in all material respects. The Business has not operated as a separate "stand-alone" entity and the Unaudited Financial Statements do not present the results of operation that would have occurred if the Business had been operated as a "stand-alone" entity. As a result, certain judgments regarding financial allocations have been made as discussed more fully in the notes accompanying the Unaudited Financial Statements. In addition, in order to present Unaudited Financial Statements for the Business, a number of assumptions regarding the basis of presentation have been made, all of which are set forth on Schedule 3.3(a).

          (b) Seller has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of Seller related to the Business and the Assets are being executed and made only in accordance with appropriate policies and procedures and appropriate authorizations of management and the board of directors of Seller, (ii) that transactions related to the Business and the Assets are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets. To the Knowledge of Seller, since December 31, 2001, Seller has not identified or been made aware of any fraud that involves the Assets, the Business or its management, or other current employees or any claim or allegation regarding any of the foregoing and Seller has received no written notice from its independent auditors regarding any of the foregoing. To the Knowledge of Seller, there are no significant deficiencies or material weaknesses in the design or operation of Seller's internal controls relating to the Assets or the Business which could reasonably be expected to adversely affect Seller's ability to record, process, summarize and report financial data.

          3.4 Operations Since Interim Date.

          (a) Since the Interim Date through the date hereof, Seller has conducted the Business only in the ordinary course consistent with past practice.

          (b) Except as set forth on Schedule 3.4(b), since the Interim Date, with respect to the Business or the Assets, there has not occurred:

               (i) any material damage, destruction, casualty or loss with respect to any property (whether or not covered by insurance);

               (ii) any material labor dispute or claim of unfair labor practices;

               (iii) incurrence, creation or assumption of any Encumbrance (other than a Permitted Encumbrance) on any Assets;

          (c) Except as set forth on Schedule 3.4(c), since the Interim Date through the date hereof, Seller has not:

               (i) made any material change in the Business or its operations, except such changes as may be required to comply with any applicable Requirements of Law;

               (ii) made any capital expenditure related to the Business or entered into any Contract related to the Business or commitment therefor in excess of five hundred thousand dollars ($500,000) in the aggregate, except in the ordinary course of business consistent with past practice or in accordance with a capital expenditures budget attached hereto as Schedule 3.4(c)(ii) (the "Capital Expenditures Budget");

               (iii) entered into any material Contract related to the Business for the purchase or lease (as lessor or lessee) of real property, except in the ordinary course of business consistent with past practice;

               (iv) sold, leased (as lessee or lessor), transferred or otherwise disposed of, mortgaged or pledged or imposed any Encumbrance (other than Permitted Encumbrances) on any of the Assets, other than sales or other dispositions of inventory in the ordinary course of business consistent with past practice and personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice which is excess, obsolete or is not material to the Business;

               (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money related to the Business (other than money borrowed or advanced from Seller in the ordinary course of business consistent with past practice or any unsecured indebtedness which is an Excluded Liability);

               (vi) instituted any material increase in any, entered into, adopted, terminated or materially amended any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, severance, termination, welfare or other employee Benefit Plan with respect to employees of the Business, other than in the ordinary course of business, as required by any such existing plan. or pursuant to any existing employment or collective bargaining agreement or by Requirements of Law;

               (vii) made any material change in the compensation or benefits of employees of the Business, other than changes made in accordance with normal compensation practices and consistent with past practices of Seller or changes pursuant to employment or collective bargaining agreements or required by any Requirements of Law;

               (viii) entered into any Contract which is or would be included in the definition of Assigned Contracts or terminated, extended, renewed or made any material modification to any existing Assigned Contract, in each case other than any Contracts related to the Business or any extensions thereof which involve ten million dollars ($10.000,000) or less and which are entered into or modified in the ordinary course of business consistent with past practice;

               (ix) with respect to the Business, acquired or purchased any material properties or assets (other than capital expenditures or purchases in the ordinary course of business consistent with past practice), merged or consolidated with, or acquired all or substantially all of the assets of, or otherwise acquired, any Person, or made any material investment in any Person;

               (x) made any loans or advances (other than in the ordinary course of business or routine expense advances to employees of the Business consistent with past practice) to, or any investments in or capital contributions to, any Person or forgiven or discharged in whole or in part any outstanding loans or advances, or prepaid any indebtedness for borrowed money, in any such case, in connection with the Business;

               (xi) made any changes in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or revalued any of the Assets (including writing down the value of inventory other than in the ordinary course of business), except in each case as required by changes in GAAP;

               (xii) changed in any material way the manner in which Seller provides warranties, discounts, credits, accommodations or other concessions to direct customers of the Business;

               (xiii) commenced a material lawsuit or settled or agreed to settle any material pending or threatened lawsuit or other material dispute related to the Business in any such case, other than (A) for the routine collection of bills or (B) in such cases where it in good faith determined that failure to commence suit would have resulted in the material impairment of a valuable asset of the Business;

               (xiv) sold, conveyed, disposed of or otherwise transferred in any manner any portion of the Owned Property;

               (xv) terminated, amended or modified in any material manner, any Contract related to the use of the Facilities; or

               (xvi) taken, or agreed in writing or otherwise to take, any of the actions described in clauses (i) through (xv) of this Section 3.4(c).

          3.5 Taxes.

          (a) Seller has filed or will have filed on a timely basis all material Tax Returns related to the Business or the Assets in connection with any federal, state or local Tax required to be filed by it, and all such Tax Returns were or will be true, complete and correct in all material respects. Seller has or will have timely paid all material Taxes related to the Business or the Assets that have become due except as contested upon audit.

          (b) None of the Assets is subject to any lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes, or any lien -in favor of any state or locality pursuant to any comparable provision of state or local Law, under which transferee Liability might be imposed upon Buyer as a buyer of such Assets pursuant to Section 6323 of the Code or any comparable provision of state or local Law.

          (c) No Tax Return of Seller relating to property Taxes, transfer Taxes, sales or use Taxes or any Tax for which Buyer could have Liability as a transferee of the Business or the Assets is under audit or examination by any Governmental Authority, and no written notice of such an audit or examination has been received by Seller. Each deficiency resulting from any audit or examination relating to any such Taxes by any Governmental Authority has been paid, except for deficiencies being contested in good faith by appropriate Proceedings. Seller has not given nor is there a pending request to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to any such Taxes.

          (d) All Taxes related to the Business that are required by Requirements of Law to be withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or Person.

          3.6 Governmental Permits.

          (a) Set forth on Schedule 3.6 are all material Permits owned, held or possessed by Seller that are used in the Business or necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct the Business as currently conducted (herein collectively called "Governmental Permits"). With respect to each Permit set forth on Schedule 3.6, Seller has indicated on such Schedule whether or not such Permit is permitted by the terms thereof to be transferred to Buyer, and, if a Permit is permitted to be transferred to Buyer, whether or not such Permit is needed by Seller to continue to operate its businesses other than the Business.

          (b) Except as set forth on Schedule 3.6, since January 1, 2002, Seller has not received any written notice or written communication from any Governmental Authority (each a "Permit Notice") regarding (i) any actual or possible violation of any Law with respect to requiring a Person to obtain a Governmental Permit or of any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit, that has not been resolved.

          (c) Set forth on Schedule 3.6 are all Permit Notices that, to the Knowledge of Seller, have been resolved since January 1, 2004.

          (d) None of the Governmental Permits (other than as indicated on Schedule 3.6) will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

          3.7 Real Property.

          (a) Schedule 3.7 contains a complete and accurate list of the following:

               (i) each lease, sublease, license and other written occupancy agreement pursuant to which Seller holds or has been granted the right to use or occupy, now or in the future, the Leased Property or any portion thereof, including any and all modifications, amendments, renewals, extensions and supplements thereto and any assignments thereof (collectively, the "Leases") and, except as set forth on Schedule 3.7, the legal description of the real property leased thereunder;

               (ii) all Contracts, rights of first refusal or options (and all amendments, extensions and modifications thereto) granted by or to Seller, or contractual obligations (and all amendments, extensions and modifications thereto) on the part of Seller to purchase or acquire any interest in real property to be used primarily in the Business; and

               (iii) all Contracts, rights of first refusal or options (and all amendments, extensions and modifications thereto), or contractual obligations (and all amendments, extensions and modifications thereto) to sell or dispose of any interest in real property used in the Business.

          (b) The Owned Property and Leased Property collectively represent all of the real property primarily used or held for use by Seller in the Business and is all of the real property necessary to operate the Business as currently conducted. Except as set forth on Schedule 3.7, Seller has the exclusive right under the Leases to occupy and use all Leased Property and Seller is in quiet and undisturbed possession of the Leased Property. Except as set forth on
Schedule 3.7, Seller (x) owns and holds fee simple title to the Owned Property and (y) has good and valid leasehold title in and to the Leased Property. Seller has received all material Permits of Governmental Authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting the use and occupancy of the Facilities as currently used by Seller) required in connection with the operation thereof. The improvements constructed on the Facilities, including without limitation all buildings, structures and improvements, owned or leased by Seller at the Facilities are to the Knowledge of Seller (w) in good operating condition and repair, subject to ordinary wear and tear, (x) sufficient for the operation of the Business as currently conducted and (y) in compliance with all applicable Laws. To the Knowledge of Seller, there are no facts which would prevent the Facilities from being occupied and used after the Closing by Buyer in a manner comparable to that of Seller prior to Closing.

          (c) Except as set forth on Schedules 3.7 and 3.15, during the three
(3) years prior to the date hereof, Seller has not received any written notice that it is, and Seller has no Knowledge that it is, in material violation of any planning, health, safety, fire, zoning, use, occupancy or building regulation, wetlands or Environmental Law or other Law or requirement relating to the Facilities, including without limitation the Americans With Disabilities Act and Environmental Laws, or any order, regulation, deed restriction, covenant, site plan approval, subdivision regulations, urban redevelopment plan, covenant or requirement, and the use being made of the Facilities at present is in compliance in all material respects with the certificate of occupancy issued for the applicable Facility.

          (d) Except as set forth on Schedule 3.7, (i) each Lease is in full force and effect, and is valid and binding upon Seller and, to the Knowledge of Seller, to each other party thereto, (ii) Seller is in compliance in all material respects with the terms of each Lease and, to the Knowledge of Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default or termination event by Seller or any other party thereto under a Lease, (iii) no consent or approval of any Person or entity is required for the valid conveyance of the Leased Property and assignment of each Lease to Buyer in accordance with the terms of this Agreement, except as identified on Schedule 7.5 as a "Required Consent", (iv) Seller has not entered into a lease, sublease, license or other occupancy agreement of any kind, whether oral or written, pursuant to which Seller has granted a third party a right to use or occupy any portion of the Facilities,
(v) subject to receipt of the Required Consents applicable thereto, consummation of the transactions contemplated by this Agreement shall not cause a default under any Lease or other agreement affecting the Facilities, and (vi) no Lease is subject to or encumbered by any Encumbrance or other restriction which materially impairs the use of the property to which it relates in the Business of Seller as now conducted by Seller.

          (e) To the Knowledge of Seller, there is no Proceeding seeking to challenge, condition or restrict the ownership, lease, use, occupancy or operations by Seller at all or any portion of any Facility and Seller has received no written notice thereof. Seller has received no written notice that it lacks any Permit required for the ownership, lease, use, occupancy or operations of Seller at all or any portion of any Facility.

          (f) Except as set forth on Schedule 3.7, no Person other than Seller holds any right, title or interest in or to the Owned Property and no Person other than Seller holds a leasehold interest in the Leased Property and Seller has not granted any leases, subleases, licenses, concessions or other agreements granting to any Person any right to the possession, use, occupancy, or enjoyment of any Facility or any portion thereof.

          (g) To the Knowledge of Seller, there are no existing or threatened,
(i) Proceedings to rezone any portion of the Facilities or (ii) condemnation or eminent domain Proceedings affecting the Facilities or any portion thereof.

          (h) The covenants, conditions, rights-of-way, easements and similar restrictions burdening all or any portion of the Facilities do not, in each case, impair in any material respect the use of any such Facilities in the operation of the Business as currently conducted by Seller, and to the Knowledge of Seller, no default or breach exists thereunder by Seller. Upon consummation of the transactions contemplated by this Agreement and conveyance of the Assets (exclusive of the IDS Site) to Buyer, Buyer shall be entitled to enjoy the benefit of all covenants, conditions, rights-of-way, easements, access agreements and similar agreements benefiting all or any portion of the Facilities which Seller enjoys as of the date hereof (collectively, the "Beneficial Easements"), or, if the rights, privileges and benefits granted to Seller pursuant to any such Beneficial Easement are not transferable by their terms to Buyer or if Seller elects in its reasonable discretion not to convey any such Beneficial Easement to Buyer at Closing, then in either such event, Seller shall obtain for Buyer at or prior to Closing, at Seller's expense and subject to Buyer's approval thereof, all such agreements, easements, written arrangements and other instruments as may be required by Buyer in order to receive all rights, privileges and benefits equivalent to those held by Seller pursuant to any such Beneficial Easement.

          (i) Seller has good and valid rights of ingress and egress to and from all of the Facilities from and to the public street systems for all usual street, road and utility purposes and other purposes necessary or incidental to the operation of the Business as currently operated by Seller or has access to such public street system via a permanent, irrevocable easement benefiting the relevant Facility.

          (j) All improvements, buildings and structures located on the Facilities are supplied with adequate utilities and other services necessary for the operation of the Business as currently conducted by Seller. The Facilities are served, as of the date hereof, with water and sanitary sewer service provided by the local municipality in such quality, quantity and manner as are sufficient for the use and operation of the Facilities as currently operated by Seller. At Closing, Seller shall convey, transfer and deliver to Buyer all existing agreements, written arrangements, easements and other instruments (or the equivalent thereto in form and substance acceptable to Buyer) providing for the delivery and provision of electric, gas, fuel, water and other utility services to the Facilities.

          (k) To the Knowledge of Seller, no Facility or any portion thereof is located within a flood plain as defined by the Federal Emergency Management Agency. Seller holds, pursuant to (1) paragraph 5.4 of the Lease dated October 12, 1979 (and identified in Schedule 1.l(a)(xiii); (2) paragraph 4.2 of the Lease dated July 1, 1994 (and identified in Schedule 1.l(a)(xiii); and (3) that certain License and Use Agreement dated July 1, 1994 between Tulsa Airports Improvement Trust and Seller (the documents identified in items (1), (2) and (3) of this Section 3.7(k) are collectively referred to as the "Tulsa Airport Use Agreements"), good and valid rights in common with the public, of ingress to and egress from, and the use of taxiways, ramps, runways and other ancillary rights at Tulsa International Airport, as are necessary for the operation of the Business at the Facilities, or any portion thereof. Seller is not in violation or breach of the Tulsa Airport Use Agreements and, to the Knowledge of Seller, no event or condition exists which, with the passage of time or the giving of notice or both, could result in an event of default under the Tulsa Airport Use Agreements.

          (l) Seller has delivered to Buyer true, correct and complete copies of
(i) all Leases, including all modifications, amendments and supplements thereto and (ii) all Contracts and other instruments or documents pursuant to which Seller holds an interest in or to any portion of the Facilities or has been granted a material right benefiting Seller in its use of the Facilities.

          (m) The BID is an industrial district formed pursuant to the provisions of Sections 19-3801, et seq. of the Kansas Statutes Annotated and is validly existing and in good standing. The Non-Annexation Agreement (BID) is in full force and effect, and is valid and binding upon Seller, and to the Knowledge of Seller, upon the City of Wichita. There has been no material change to the Non-Annexation Agreement (BID). Seller is in compliance in all material respects with the terms of the Non-Annexation Agreement (BID) and, to the Knowledge of Seller, no event has occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute a default or a termination event by Seller or the City of Wichita under the Non-Annexation Agreement (BID).

          3.8 Assets of the Business.

          (a) Except as set forth in Section 4.8 or Schedule 3.8, the Assets, the Assigned Contracts and the rights provided to Buyer under the Buyer Transaction Agreements comprise all of the assets, tangible and intangible, of any nature whatsoever, and rights of Seller used in or necessary for the conduct of the Business as currently conducted.

          (b) The tooling transferred to Buyer hereunder, together with the tooling rights granted to Buyer pursuant to the Buyer Transaction Agreements, is all the tooling used in or necessary for the conduct of the Business as currently conducted and for Buyer to perform under the BCA Supply Agreement.

          3.9 Software.

          (a) To the Knowledge of Seller, Schedule 3.9(a) contains a list of all material Software licensed by Seller used in the operation of the Business as currently conducted.

          (b) Except as set forth on Schedule 3.9(b), Seller has the right and license to use the Software set forth on Schedule 3.9(a) in the conduct of the Business pursuant to the Assigned Contracts identified pursuant to Section 3.11(a).

          3.10 No Violation, Litigation or Regulatory Action.

          (a) To the Knowledge of Seller, except as set forth on Schedule 3.10(a) and 3.15, Seller is in compliance in all material respects with, and has complied in all material respects with, all applicable Requirements of Law related to the Business and the Assets;

          (b) Except as set forth on Schedule 3.10(b), there are no material Proceedings related to the Business or the Assets pending or, to the Knowledge of Seller, threatened, against Seller;

          (c) Except as set forth on Schedule 3.10(c) and 3.15, there is no Court Order against Seller related to the Business or the Assets;

          (d) Except as set forth on Schedule 3.10(d), Seller does not have any material Proceedings pending against any other Person related to the Business or the Assets;

          (e) There is no Proceeding pending or, to the Knowledge of Seller, threatened, that (i) questions the legality or propriety of the transactions contemplated by this Agreement or any of the Seller Transaction Agreements or
(ii) would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby; and

          (f) Except as set forth on Schedule 3.10(f), with respect to the Business or the Assets, since January 1, 2002, (i) Seller has not received any written notice or written communication from any Governmental Authority regarding any actual or possible material violation of Law, that has not been resolved and (ii) to the Knowledge of Seller, Seller has not received any written notice or written communication from any Governmental Authority regarding any actual or possible material violation of Law that has been resolved since January 1, 2004.

          3.11 Contracts.

          (a) Except as set forth on Schedule 3.11(a), Seller is not party to or bound by any of the following Contracts primarily related to the Business or the
Assets:

               (i) any Contract (other than purchase orders issued or received in the ordinary course of business) involving the obligation of Seller to purchase or sell products or services pursuant to which the aggregate of payments to become due from or to Seller is equal to or exceeds two million dollars ($2,000,000) over the life of the Contract;

               (ii) any option or other agreement of Seller to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property;

               (iii) any commitment of Seller to make a capital expenditure or to purchase a capital asset, not contemplated by the Capital Expenditures Budget;

               (iv) any Contract for the employment of any employee or any other type of Contract with any employee that is not immediately terminable by Seller without cost or Liability;

               (v) any Contract that expires or may be renewed at the option of any Person other than Seller so as to expire more than one year after the date of this Agreement;

               (vi) any Contract or written arrangement involving a partnership, joint venture or other cooperative undertaking;

               (vii) any Contract containing covenants that in any way purport to restrict the business activity of the Business or limit the freedom of the Business to engage in any line of business or to compete with any Person, except for any such restrictions which will not apply to Buyer after the Closing;

               (viii) any Contract providing for commissions or other payments to or by any Person based on or determined by reference to sales, purchases or profits, other than direct payments for goods and royalty agreements related to Intellectual Property;

               (ix) any Contract that was not entered into in the ordinary course of business;

               (x) any Contracts related to the Facilities pursuant to which Seller, the Facilities or the Business receives or is entitled to receive Tax or other monetary benefits of any kind; and

               (xi) any other oral or written Contract or obligation (other than purchase orders issued or received in the ordinary course of business) not listed in clauses (i) through (x) that individually has an annual value or commitment in excess of five million dollars ($5,000,000) or is otherwise material to the Business.

          (b) Except as set forth on Schedule 3.11(b), each Business Agreement is, with respect to Seller, valid, binding and in full force and effect, and with respect to any other party, to the Knowledge of Seller, valid, binding and in full force and effect. Except as set forth on Schedule 3.11(b), Seller and, to the Knowledge of Seller, each other party thereto has performed all material obligations required to be performed by it to date under each Business Agreement and is not in breach or default or to the Knowledge of Seller, alleged to be in breach or default, of any material obligation thereunder. True, complete and correct copies of all Business Agreements have been made available or delivered to Buyer, except that in copies made available or delivered to Buyer prior to the date hereof certain pricing information and, in some cases, the name of the supplier, has been redacted therefrom.

          (c) In the event Seller cannot provide Buyer with an unredacted copy of any Business Agreement or Excluded Supply Contract pursuant to the provisions of Section 5.1 prior to the Closing Date, Seller represents that, to the extent applicable, the pricing information in any remaining redacted Business Agreement or Excluded Supply Contract is in all material respects accurately reflected in the cost data in the procurement system of the Business provided to Buyer prior to the date hereof.

          3.12 Title to Assets.

          (a) Seller has good and valid title to all of the Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

          (b) The plant, property and equipment of Seller that are used in the Business are (i) in a condition and state of repair sufficient for the purposes for which they are presently used and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. There are no properties or assets or rights to any properties or assets used in or necessary for the operation of the Business which are owned or held by any subsidiary or Affiliate of Seller.

          3.13 No Brokers. Except for Goldman, Sachs & Co., whose fees shall be paid by Seller, Seller has not become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          3.14 ERISA.

          (a) Each Benefit Plan is set forth on Schedule 3.14(a) (the "Plans"), and Seller has delivered or made available to Buyer, true and complete copies of
(i) the most current version of each such Plan and any amendments thereto, (ii) the most current Summary Plan Description thereto, together with each Summary of Material Modifications thereto, (iii) the most recent actuarial reports for each Benefit Plan which is a "defined benefit plan" (with the meaning of Section 3(35) of ERISA), and (iv) the most recent favorable determination letter, if any, for such Plan.

          (b) With respect to each Plan: (i) each such Plan has been maintained and operated in material compliance with its terms and with the applicable requirements of the Code and ERISA and the regulations issued thereunder, (ii) except as set forth on Schedule 3.10(a), (b), (c) or (d), no material litigation or asserted claims against Seller exist with respect to any such Plan other than claims for benefits in the normal course of business, and (iii) no material claim by the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor is currently pending.

          (c) Each Plan intended to qualify under Section 401(a) of the Code meets the requirement to so qualify and, except as set forth on Schedule 3.14(c), has received a favorable determination letter that it is so qualified by the IRS.

          (d) With respect to each Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date has been made or will be timely made.

          (e) Except as set forth on Schedule 3.14(e), neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (i) directly or indirectly result in any payment made or to be made on behalf of any pension to constitute a "parachute" payment within the meaning of Section 280G of the Code, or (ii) require the immediate funding or financing of any compensation or benefits, which could reasonably become a Liability of Buyer.

          3.15 Environmental Compliance. Except as set forth on Schedule 3.15:

          (a) The Business is in compliance in all material respects with current applicable Environmental Laws and all settlements, consent orders and Proceedings.

          (b) Seller possesses all material Permits required under Environmental Laws for operation of the Business as currently conducted.

          (c) To the Knowledge of Seller, there has been no release of any Hazardous Substance from the Business at any of the Facilities, at any property formerly owned, operated or used by the Business, or at any other location to which the Business have sent waste, that is in violation of or is reasonably likely to lead to material Liability arising under any Environmental Law.

          (d) During the three (3) years prior to the date hereof, Seller has not received any written notice of a material violation, nor, to the Knowledge of Seller, is any material claim or action pending or threatened, asserting actual or potential Liability under any Environmental Law in respect to the Business.

          (e) All material environmental studies and audits conducted in relation to the Facilities in the last five (5) years of which Seller has custody or control have been delivered, or made available for review (and to copy) to Buyer.

          (f) Notwithstanding any other provisions of this Agreement, Buyer acknowledges and agrees that the representations and warranties contained in this Section 3.15 are the only representations and warranties given by Seller with respect to environmental matters or compliance with Environmental Laws and Hazardous Substances and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

          3.16 Employee Relations and Agreements.

          (a) In connection with the Business, to the Knowledge of Seller, Seller has complied in all material respects with all Requirements of Law relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other Requirements of Law, the payment of social security and similar Taxes and occupational safety and health. To the Knowledge of Seller, Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Requirements of Law. Schedule 3.16(a) contains a list of all collective bargaining agreements or other agreements with any labor union or other bargaining unit relating to the employees of the Business that Seller is now, and has been, party to during the past three (3) years.

          (b) Except as set forth on Schedule 3.16(b), in connection with the Business, (i) within the past five (5) years, there has not been and there is not presently existing, and to the Knowledge of Seller there is not threatened any strike, slowdown, picketing, work stoppage or mass employee grievance process involving Seller; (ii) to the Knowledge of Seller, within the past five
(5) years, no event has occurred or circumstance exists that could provide the basis for any strike, slow down, picketing, work stoppage or other mass grievance action; (iii) there is not pending or, to the Knowledge of Seller, threatened against or affecting Seller any material Proceeding relating to an alleged violation of any Requirement of Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority, and, to the Knowledge of Seller, there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (iv) no application or petition for an election of or for certification of a collective bargaining agent is pending; (v) no grievance or arbitration Proceeding exists, or to the Knowledge of Seller, is threatened that would be reasonably likely to have a Material Adverse Effect; (vi) there is no lockout of any employees by Seller, and no such action is contemplated by

Seller, (vii) within the past five (5) years, there has been no charge of discrimination filed against Seller with the Equal Employment Opportunity Commission (the "EEOC") or other Governmental Authority that would be reasonably likely to have a Material Adverse Effect; (viii) there is no Proceeding pending before the EEOC and Seller has not received any written notice of any pending investigation by the EEOC; and (ix) there is no Proceeding pending before any Governmental Authority (other than the EEOC) or private arbitration tribunal relating to labor or employment matters, and Seller has not received any written notice of any pending investigation by any such body or agency relating to labor or employment matters of the Business, that would be reasonably likely to have a Material Adverse Effect. True, complete and correct copies of all existing collective bargaining agreements or labor Contracts covering employees of the Business have been made available to Buyer.

          3.17 No Undisclosed Liabilities. The Business does not have any Liabilities of a nature required by GAAP to be reflected on or disclosed in the footnotes or on the face of a balance sheet of the Business except for (i) Liabilities disclosed, reflected or reserved against in the Unaudited Financial Statements, (ii) Liabilities incurred after the Interim Date in the ordinary course of business, (iii) the matters disclosed in or arising out of matters set forth on Schedule 3.17 and the other Schedules to this Agreement or which are the subject of other representations and warranties set forth herein, (iv) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (v) Liabilities which do not and could not have a Material Adverse Effect. Notwithstanding the foregoing, no representation and warranty is made pursuant to this Section 3.17 with respect to any matter that is specifically addressed by another representation or warranty contained in this Section 3 or any certificate delivered pursuant hereto.

          3.18 Security Clearance. Except as may be prohibited by the National Industrial Security Program Operating Manual, Schedule 3.18 sets forth all facility and personnel security clearances related to the Business or the Assets. Except as set forth in Schedule 3.18, if the United States Department of Defense grants Buyer a facility security clearance and Buyer then reinstates the personnel security clearances, such security clearances are sufficient to allow Buyer to conduct the Business as currently conducted by Seller. Except as set forth in Schedule 3.18, to the Knowledge of Seller, there is no proposed or threatened termination or invalidation of any facility or personnel security clearances related to the Business or the Assets.

          3.19 Employees of the Business.

          (a) Except as set forth in Schedule 3.19(a), all employees necessary to conduct the Business as currently conducted are employees of Seller.

          (b) To the Knowledge of Seller, Seller has not materially violated WARN or any similar state or local Requirement of Law in the past three (3) years.

          (c) To the Knowledge of Seller, no employee, consultant, or contractor of the Business is bound by any Contract that purports to limit the ability of such employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice related to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Seller, no current employee of


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

Seller is a party to, or is otherwise bound by, any Contract that in any way has adversely affected, affects, or will adversely affect the ability of Seller or Buyer to conduct the Business as currently conducted.

          3.20 Government Contracts.

          (a) Except as set forth on Schedule 3.20(a), with respect to each Government Contract or Government Bid to which Seller is a party: (i) Seller has complied with all material terms and conditions thereof and all applicable Laws which relate to the Business; (ii) Seller is on schedule to meet the contractually specified delivery dates for those items that relate to the Business; (iii) no written notice has been received by Seller (and, to the Knowledge of Seller, none has been threatened) alleging that Seller, or any director, officer or employee of the Business, is in breach or violation of any Law or contractual requirement as the same relate to the Business; and (iv) no written notice of termination, cure notice or show-cause notice has been received by Seller (and to the Knowledge of Seller, none has been threatened) for items that relate to the Business.

          (b) Except as set forth on Schedule 3.20(b), no Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any claim or initiated any dispute Proceeding against Seller relating to Government Contracts or Government Bids involving the Business and to the Knowledge of Seller no such claim or dispute is threatened, nor is Seller asserting any claim or initiating any dispute Proceeding directly or indirectly against any such party concerning any Government Contract or Government Bid.

          (c) The rates and rate schedules submitted to Governmental Authorities with respect to the Government Contracts primarily related to the Business or otherwise included in the Assets have been closed for all years prior to 1995. Except as set forth on Schedule 3.20(c), (i) there are no audit issues, demands, or unresolved accounting issues with respect to any Government Contracts that relate to the Business and (ii) there are no claims or assessments by any Governmental Authority or any other customer that relate to the Business.

          3.21 Services. Set forth on Schedule 3.21 is a list of all categories of services which are provided to the Business by Seller or any of its Affiliates.

          3.22 Insurance. Within the past three (3) years, Seller has not received any written notice of cancellation of any insurance policies insuring the Business or the Assets. Schedule 3.22 sets forth, by year, for the current policy year and each of the five (5) preceding policy years: (a) a summary of the loss experience related to the Business or the Assets under each policy of insurance; and (b) a statement describing each claim primarily related to the Business or the Assets (other than workers compensation claims, for which Seller shall include a summary of the loss experience relating thereto, and excluding general aircraft product liability claims), which sets forth: (i) the name of the claimant and (ii) a description of the policy by insurer, type of insurance and period of coverage.

          3.23 Customers and Suppliers.

          (a) To the Knowledge of Seller, there are no outstanding material disputes related to the products manufactured by the Business with any third-party customer or


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

distributor. Since January 1, 2003, Seller has not had any products manufactured by the Business returned by a third-party customer, except for normal returns and rework consistent with past history.

          (b) Except as set forth on Schedule 3.23(b), to the Knowledge of Seller, since January 1, 2003, the Business has not had a material dispute with another business of Seller with respect to any products delivered by the Business.

          (c) Except as set forth on Schedule 3.23(c), Seller has no outstanding material dispute related to the Business concerning products and/or services provided by any supplier. Each supplier of the Business to which the Business incurred obligations in excess of twenty-five million dollars ($25,000,000) during the twelve-month period immediately prior to the date hereof is listed on
Schedule 3.23(c). Seller has not received any written information from any supplier listed on Schedule 3.23(c) that such supplier shall not continue as a supplier to Seller (or Buyer after the Closing) or that such supplier intends to terminate or modify existing Contracts related to the Business with Seller. Seller has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business, and to the Knowledge of Seller, there is no reason why it (or Buyer after the Closing) will not continue to have such access on commercially reasonable terms.

          3.24 Inventory. All items included in the Inventory, including without limitation all Inventory shown on the Unaudited Financial Statements and all Inventory thereafter created or acquired by Seller on or prior to the Closing Date wherever located, has been created or acquired in the ordinary course of business. All Inventory is in the possession or control of Seller at the locations listed under paragraph (a) of Schedule 3.24, except for (x) Spares Inventory which is located at the locations listed under paragraph (b) of
Schedule 3.24 and (y) items that are in the possession or control of suppliers set forth on Schedule 3.23(c). Such Inventory is in good and marketable condition and held for sale.

          3.25 No Material Adverse Effect. Since the Interim Date, there has not been a Material Adverse Effect, and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Effect.

          3.26 Product Warranty and Product Liability. Schedule 3.26(a) sets forth all standard warranty terms delivered by Seller in connection with products sold or services rendered by Seller in the operation of the Business since January 1, 2001. Schedule 3.26(b) sets forth a true, correct and complete warranty expense history incurred by Seller for warranty work performed on products of the Business since January 1, 2001. Except as set forth on Schedule 3.26(c), since January 1, 2001, with respect to the Business or the Assets, (i) there are no outstanding Federal Aviation Administration mandated retro-fit campaigns for warrantable conditions applicable to the products of the Business, and (ii) to the Knowledge of Seller, there is no systemic design, manufacturing or other defect in any model or type of product or product specification of Seller in connection with any product manufactured, sold, leased, or delivered by the Business.

          3.27 Export/Foreign Corrupt Practices Act. To the Knowledge of Seller, with respect to the Business, during the last five (5) years:

          (a) Seller has been and is in compliance with in all material respects all United States export control Laws, including trade sanctions and embargoes to which the United States is a party. Seller has filed voluntary disclosures of export violations relating to its commercial aircraft operations and its defense operations, but none of the matters addressed in these voluntary disclosures involves the Business as exporter;

          (b) the Seller has had and has all necessary authority under the United States export control Laws to conduct the Business as currently conducted in all material respects including (i) necessary Permits for any export transactions, (ii) necessary Permits and clearances for the disclosure of information to foreign Persons and (iii) necessary registrations with any United States Governmental Authority with authority to implement applicable export control Laws;

          (c) Seller has not participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the Export Administration Act (50 U.S.C. App. Section 2401 et seq.) or Section 999 of the Code; and

          (d) Seller has complied in all material respects with the Foreign Corrupt Practices Act.

          3.28 HMSGTA Consistency. The disclaimer, indemnity and insurance provisions of Articles 11, 12 and 13, respectively, of Part 1 and the warranty provisions of Articles 1 through 5 of Part 3 of the BCA Hardware Material Services General Terms Agreement are consistent with Seller's standard practice in the BCA Hardware Material Services General Terms Agreement V3.

                SECTION 4 REPRESENTATIONS AND WARRANTIES OF BUYER

          Subject to the disclosures set forth in the Schedules of Buyer delivered to Seller concurrently with the parties' execution of this Agreement (each of which disclosures shall clearly indicate the Section and, if applicable, the Subsection of this Section 4 to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by Buyer to Seller under this Section 4), Buyer hereby represents and warrants to Seller as follows:

          4.1 Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its business in the manner that they were conducted immediately prior to the date of this Agreement. Buyer was created solely for the transactions contemplated hereby, is indirectly majority owned and controlled by Onex Partners, LP, and, except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby and except as set forth on Schedule 4.1, has not incurred any Liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

          4.2 Authority of Buyer. Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Transaction Agreements. The execution, delivery and performance of this Agreement and the Buyer


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

Transaction Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Transaction Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors' rights and to general equity principles.

          4.3 No Violation of Law and Agreements. The execution and delivery by Buyer of this Agreement and each Buyer Transaction Agreement, and the performance by it of its obligations hereunder or thereunder, do not and will not:

          (a) violate any provision of the certificate of incorporation or bylaws of Buyer;

          (b) (i) violate any provision of applicable Law relating to Buyer;
(ii) violate any provision of any order, arbitration award, judgment or decree to which Buyer is subject; or (iii) except as required under the HSR Act, ITAR or the Exon-Florio Amendment, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except in any case under this clause, any violation, breach, default or non-compliance that would not individually or in the aggregate be reasonably likely to have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby or perform its obligations hereunder or under the Transaction Agreements; or

          (c) (i) require a consent, approval or waiver from, or notice to, any party to any Contract to which Buyer or any Affiliate thereof is a party, or
(ii) result in a breach of, cause a default under or result in the acceleration of any obligation or loss of any benefit under, any Contract to which Buyer or any Affiliate thereof is a party, except in any case, any failure, breach, default or non-compliance with respect to any of the items in (i) or (ii) above that would not reasonably be likely to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform its obligations hereunder and under the Transaction Agreements.

          4.4 No Litigation or Regulatory Action. Except as set forth on
Schedule 4.4:

          (a) There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or its Affiliates which would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby; and

          (b) There is no Proceeding pending or, to the Knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Buyer Transaction Agreements.


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

          4.5 No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          4.6 Financial Ability. Buyer has obtained a commitment letter from Citicorp North America, Inc. to provide debt financing, which commitment letter is in full force and effect and has been delivered previously to Seller (the "Financing Commitment"). Subject to receipt of the debt financing contemplated by the Financing Commitment, Buyer will have on the Closing Date the financial ability to consummate the transactions contemplated by this Agreement.

          4.7 Capital Structure. As of the Closing Date, Buyer will have equity in an amount which represents at least thirty percent (30%) of the sum of Buyer's Liabilities for borrowed money (excluding any Assumed Liabilities) plus all equity, but in any event equity of no less than three hundred and seventy-five million dollars ($375,000,000).

          4.8 Service Acknowledgment. Buyer acknowledges that Seller and/or its Affiliates provide the Business with the services listed on Schedule 3.21, which services are necessary for the ongoing operation of the Business and that certain assets owned by Seller and/or its Affiliates which are necessary to provide such services will not be purchased by Buyer under the terms and provisions of this Agreement. Accordingly, in order to conduct the Business in a manner similar to that conducted by Seller, Buyer must provide itself, obtain from Seller pursuant to the Transition Services Agreement, or obtain from third parties, such services.

          4.9 Independent Analysis. Except pursuant to the Seller Transaction Agreements, Buyer recognizes that Seller has not made any representation or warranty upon which Buyer is relying with respect to the ability of Buyer to obtain business from Seller subsequent to the Closing Date. Buyer further recognizes that, except as set forth in the Seller Transaction Agreements, any cost estimates, projections or other predictions contained or referred to in the Schedules hereto or in the information provided to Buyer (including, without limitation, the information provided in the Memorandum and the Management Presentation) or any of its employees, agents or representatives were prepared for internal planning purposes only and are not and shall not be deemed to be representations or warranties of Seller. Buyer acknowledges that it has had access to the management of the Business, and has received information from such management, and that, except as set forth in this Agreement, Seller is making no representation or warranty with respect to any such information. Buyer further acknowledges that Buyer has performed its own independent analysis to determine the appropriateness of the prices set forth in the BCA Supply Agreement and the IDS Supply Agreement.

          4.10 ITAR. As of the date of this Agreement and as of the date of Closing (a) Buyer is and will continue to be a "U.S. person" as defined in ITAR, and (b) Buyer is not and will continue not to be a "foreign national" as that term is used in the EAR, and transfers to Buyer of Seller's technical data and technology will therefore not effect an "export" of such technical data and technology under either the ITAR or the EAR.

                   SECTION 5 ACTION PRIOR TO THE CLOSING DATE

          Buyer and Seller covenant and agree to take the following actions between the date hereof (or for purposes of Section 5.3(b), February 18, 2005) and through the Closing Date:

          5.1 Access to Information. Subject to any and all applicable Law and prior to Closing, Seller shall permit Buyer and its representatives to have reasonable access to the Assets and the Business, Seller's properties, Contracts related to the Business, Governmental Permits, and books and records and other documents and data of the Business, during regular business hours and upon reasonable advance written notice, and Seller shall otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the Assets and the Business; provided, however, that to the extent any such documents or information are subject to confidentiality restrictions on disclosure, Seller shall use commercially reasonable efforts to obtain consent to the disclosure thereof or, if such consent cannot be obtained, Seller shall provide as much information regarding such documents or information as is permissible under such confidentiality restrictions on disclosure (e.g., by means of redacted disclosure or of summarization) and shall use all commercially reasonable efforts to obtain consent, if required, to such arrangements, but if any such consent cannot be obtained, Seller shall not be required to violate any obligation of confidentiality to which Seller is subject in discharging its obligations pursuant to this Section 5.1, nor shall the foregoing require Seller to permit any inspection of documents subject to Seller's attorney-client privilege, or to permit inspection or to disclose any information, to the extent that in Seller's reasonable judgment it would result in the loss of trade secret protection at law or in equity for any trade secrets; provided, further, that Buyer and its representatives comply with the Confidentiality Agreement. The foregoing sentence notwithstanding, with respect to the agreements listed on
Schedule 1.1(b)(xv), Seller shall only be obligated to request in writing authorization from the relevant party to provide such confidential information to Buyer. To the extent Buyer requests copies of documents from Seller pursuant to this Section 5.1, Buyer may direct its request to an appropriate person at the Facilities and, if Buyer does so, simultaneously to an Authorized Representative of Seller that is not located at the Facilities. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller, and Buyer and its representatives shall not speak to any of the employees of the Business without the prior consent (which shall not be unreasonably withheld or delayed) of an Authorized Representative of Seller, such communications shall be limited to the purposes of effecting the contemplated transactions and transition planning and shall only be made in the presence of an Authorized Representative of Seller. With respect to Buyer's communication with employees of the Business located at the Wichita Facility, Seller agrees to make an Authorized Representative of Seller available at the Wichita Facility at all reasonable times. Despite the foregoing, Buyer shall have reasonable direct access to those employees of Seller listed on Schedule 5.1 solely for purposes of reasonable ongoing due diligence, transition planning and labor union consultation relating to the transactions contemplated by this Agreement without the prior consent of Seller and without a representative of Seller being present, so long as Buyer does not interfere with the day-to-day responsibilities of such employees, such employees will not be directly involved in negotiations with Seller relating to transactions contemplated by this Agreement, to the extent counsel for Buyer contacts such employees, such contact is only for the purpose of obtaining information or with respect to assistance in negotiation with parties other than Seller, and Buyer acknowledges that Seller is not responsible for any information provided to Buyer by such an employee. To the extent any Person listed on Schedule 5.1 is an employee of Seller employed as an attorney for Seller, Buyer shall only be allowed reasonable access to such Person with respect to factual matters but shall not be entitled to discuss matters protected by the attorney-client privilege or that constitute attorney work product. Buyer shall not be permitted to solicit legal advice from such Person and hereby acknowledges that any such Person is counsel to Seller and not to Buyer.

          5.2 Consents of Third Parties; Governmental Approvals.

          (a) Buyer and Seller will act diligently and reasonably to secure, on or prior to the Closing Date, the Required Consents; provided, however, that neither Seller nor Buyer shall be required to incur any financial or other obligation in connection therewith (other than normal and customary transaction costs and filing fees not otherwise required hereby to be incurred by the other party).

          (b) During the period on or prior to the Closing Date, Buyer and Seller shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Authority required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 7.2 and Section 8.2.

          (c) Subject to the terms and conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur (including, without limitation, the use of reasonable efforts to execute any documents reasonably requested by either party hereto and to satisfy such party's conditions to Closing set forth herein).

          (d) In the event that any and all novations, transfer or other agreements, consents, approvals or waivers necessary for the assignment, transfer and/or novation of any Assigned Contract, or any right or benefit arising thereunder or resulting therefrom, shall not have been obtained on or prior to the Closing Date, then as of the Closing Date, this Agreement, to the extent permitted by Law, shall constitute full and equitable assignment by Seller to Buyer of all of right, title and interest of Seller in and to, and all Liabilities of Seller under, such Assigned Contracts, and Buyer shall be deemed Seller's agent for purpose of completing, fulfilling and discharging all Liabilities of Seller after the Closing Date under any such Assigned Contract. The parties shall take all necessary steps and actions to provide Buyer with the benefits of such Assigned Contracts, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof. Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all Liabilities of Seller relating to such performance or failure to perform under such Assigned Contracts provided that Buyer receives the rights and benefits thereunder.

          (e) In the event that Seller shall be unable to make the equitable assignment described in Section 5.2(d), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Seller or Buyer under any such Assigned Contract, or would not assign all of the rights of Seller thereunder at the Closing, Seller and Buyer shall continue to cooperate and use all reasonable efforts to provide Buyer with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use all reasonable commercial efforts

(without the expenditure, in the aggregate, of any material sum) to (i) provide to Buyer, at the request of Buyer, the benefits of any such Assigned Contract to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Assigned Contract against any third party (including any Governmental Authority), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any Assigned Contract referred to herein (whether from Seller or otherwise), Buyer shall perform at the direction of Seller and for the benefit of any third party (including any Governmental Authority), and shall assume the Liabilities of Seller thereunder or in connection therewith. Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all Liabilities of Seller relating to such performance or failure to perform. In the event of a failure of such indemnity, Seller shall cease to be obligated under this Agreement in respect of the Assigned Contract which is the subject of such failure.

          (f) Except as otherwise provided herein, the obligations of the parties under this Section 5.2 shall not include any requirement of Seller or Buyer to expend money (other than normal legal and professional fees or filing fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

          5.3 Operations on or Prior to the Closing Date.

          (a) During the period from the date hereof to and including the Closing Date, except as required by Law, this Agreement, or as set forth on
Schedule 5.3(a), Seller shall:

               (i) conduct, operate and carry on the Business in the ordinary course of business consistent with past practice and use reasonable commercial efforts to preserve intact its current business organization, use reasonable commercial efforts to maintain in all material respects the ordinary and customary relationships of the Business with its suppliers, customers, landlords, employees and others having business relationships with Seller in connection with the Business; provided, however, nothing in this Section 5.3(a)(i) shall prohibit or otherwise restrict in any way the operation of any other business of Seller;

               (ii) maintain the Assets in a state of repair and condition that materially complies with Requirements of Law and is consistent with the requirements and conduct of the Business as currently required or conducted;

               (iii) reasonably cooperate with Buyer and assist Buyer in identifying and obtaining the Governmental Permits required by Buyer to operate the Business after the Closing Date;

               (iv) maintain all books and records related to the Business in the ordinary course of business; and

               (v) subject to compliance with applicable Law and as determined to be necessary by Seller's in-house counsel to preserve Seller's attorney-client privilege, confer from time to time as reasonably requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the operational matters of the Business and the general status of the ongoing operations of the Business; provided such request is in accordance with the provisions of Section 5.1 herein.

          (b) Without limiting the provisions of Section 5.3(a), except as set forth on Schedule 5.3(b), as otherwise contemplated by this Agreement or with the written approval of Buyer (which approval, except with respect to Sections 5.3(b)(ix), (xv) and (xvi) below, shall not be unreasonably withheld or delayed, provided that Seller acknowledges that it is reasonable for Buyer to withhold its approval of the matters set forth in Section 5.3(b)(vi) if Buyer, in its good faith judgment, determines such matter would have an adverse impact on Buyer's operation of the Business after the Closing Date, and provided further that no inference shall be drawn from the foregoing proviso as to whether it is reasonable or unreasonable for Buyer to withhold consent for any other reason), on or between February 18, 2005 and the Closing Date, Seller shall not do any of the following:

               (i) make any material change in the Business or its operations, except such changes as may be required to comply with any applicable Requirements of Law;

               (ii) make any capital expenditure related to the Business or enter into any Contract related to the Business or commitment therefor in excess of five hundred thousand dollars ($500,000) in the aggregate, except in the ordinary course of business consistent with past practice or in accordance with the Capital Expenditures Budget;

               (iii) enter into any material Contract related to the Business for the purchase or lease (as lessor or lessee) of real property, except in the ordinary course of business consistent with past practice;

               (iv) sell, lease (as lessee or lessor), transfer or otherwise dispose of, mortgage or pledge or impose any Encumbrance (other than Permitted Encumbrances) on any of the Assets (exclusive of the IDS Site as part of the IDS Transaction), other than sales or other dispositions of inventory in the ordinary course of business consistent with past practice and personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice which is excess, obsolete or is not material the Business;

               (v) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money related to the Business (other than money borrowed or advanced from Seller in the ordinary course of business consistent with past practice or any unsecured indebtedness which is an Excluded Liability);

               (vi) institute any material increase in, enter into, adopt, terminate or materially amend any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, severance, termination, welfare or other employee benefit plan with respect to employees of the Business, other than in the ordinary course of business, as required by any such existing plan, or pursuant to any existing employment or collective bargaining agreement or by Requirements of Law;

               (vii) make any change in the compensation of employees of the Business, other than changes made pursuant to existing employment or collective bargaining agreements or required by any Requirement of Law; provided that, the provisions of this


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Section 5.3(b)(vii) shall not apply to payments or awards made under Seller's incentive compensation programs consistent with past practices of Seller or changes to which Buyer has consented;

               (viii) enter into any Contract which would be included in the definition of Assigned Contracts or terminate, extend, renew or make any material modification to any existing Assigned Contract, in each case other than any Contracts related to the Business or any extensions thereof which involve ten million dollars ($10,000,000) or less and which are entered into or modified in the ordinary course of business consistent with past practice;

               (ix) with respect to the Business, merge or consolidate with, acquire all or substantially all of the assets of, or otherwise acquire, any Person, or make any material investment in any Person;

               (x) make any loans or advances (other than in the ordinary course of business or routine expense advances to employees of the Business, consistent with past practice) to, or any investments in or capital contributions to, any Person or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money in any such case, in connection with the Business;

               (xi) make any changes in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or revalue any of the Assets (including writing down the value of inventory other than in the ordinary course of business), except in each case as required by changes in GAAP and after notice to Buyer;

               (xii) change the manner in which Seller provides warranties, discounts, credits, accommodations or other concessions to direct customers of the Business;

               (xiii) commence a material lawsuit or settle or agree to settle any material pending or threatened lawsuit or other material dispute related to the Business which involves an Assumed Liability, or which could otherwise have a material effect on the Assets or an Assumed Liability, or Buyer's future conduct of the Business, in any such case, other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of the Business (provided that it consults with Buyer prior to the filing of such a suit), (C) for a breach of this Agreement related to the Business or
(D) any settlement or agreement to settle that would require Seller only to pay money and would not have a material adverse effect on the Business;

               (xiv) enter into any Contract related to the Business (other than with Buyer) which would require the procurement of any consent, waiver or novation, provide for any change in the obligations of any party in connection with or terminate as a result of the consummation of the transactions contemplated by this Agreement;

               (xv) sell, convey, dispose of or otherwise transfer in any manner any portion of the Facilities, exclusive of the IDS Site as part of the consummation of the IDS Transaction;


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

               (xvi) terminate, amend or modify in any manner any material Contract related to the use of the Facilities;

               (xvii) take any action or institute any Proceeding, to detach or withdraw any portion of the Facilities from the Boeing Industrial District ("BID") formed under the applicable Law of the State of Kansas, or enter into any Contracts on behalf of the BID, or take any action or institute any Proceeding to impair, diminish or otherwise adversely affect in any manner, the rights and benefits granted to the BID pursuant to that certain Supplemental Contract dated December 19, 2000 between the BID and the City of Wichita (the "Non-Annexation Agreement (BID)");

               (xviii) take, or agree in writing or otherwise to take, any of the actions described in clauses (i) through (xvii) of this Section 5.3(b); or

               (xix) take any action which would reasonably be expected to make any of Seller's representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section
7.1 would not be satisfied) or prevent Seller from performing or cause Seller not to perform one or more covenants required hereunder to be performed by Seller (such that the condition set forth in Section 7.1 would not be satisfied).

          5.4 Notice of Events or Circumstances. Seller and Buyer will notify the other promptly after learning of the occurrence of any event or circumstance which would reasonably be expected to cause any condition to Closing not to be satisfied and in such event, the parties will negotiate in good faith to attempt to resolve the consequences of such circumstance; provided, that the failure to so notify the other party or to take any action in response to any such notification shall not affect a party's rights hereunder, including any right to assert the failure of satisfaction of a condition or to terminate this Agreement in respect thereof or to assert a claim for indemnification pursuant to Section 9 hereof.

          5.5 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Buyer under this Section 5.5 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in respect of such confidential information in accordance with its terms. Buyer agrees that, if it discovers that after the Closing Date that any Hired Employee possesses any confidential or proprietary document and which Buyer is not entitled to possess under this Agreement, the BCA Intellectual Property License Agreement, the Transition Services Agreement, the BCA Supply Agreement or the IDS Supply Agreement, Buyer will use commercially reasonable efforts to cause such employee to immediately return it to Seller. Buyer acknowledges that nothing herein entitles Buyer or any Hired Employee to use the information contained in such confidential or proprietary document.

          5.6 Notification of Certain Matters. In the event that (other than as a result of the updating of Schedules by Seller pursuant to Section 11.7) any of the Persons set forth on Schedule 5.6 (x) obtains actual Knowledge prior to the Closing Date of facts or circumstances that constitute a breach of one or more representations or warranties of Seller, (y) is actually aware that such facts and circumstances constitute a breach of one or more representations or


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

warranties of Seller and (z) believes that such breaches would, individually or in the aggregate, entitle Buyer not to consummate the Closing pursuant to
Section 7.1 below, Buyer shall promptly notify Seller in writing of such breach(es) (the "Discovered Breach(es)") and of such belief. If (x) Buyer does not so notify Seller prior to Closing, (y) the Discovered Breach(es) entitled Buyer not to consummate the Closing pursuant to Section 7.1 below and (z) the Closing nevertheless occurs, Buyer shall be deemed to have waived any and all rights, remedies or other recourse against Seller to which Buyer might otherwise be entitled in respect of any such breach(es), including any rights or remedies under Section 9. If Buyer does so notify Seller prior to Closing, the following shall apply:

          (a) If Seller agrees that the Discovered Breach(es) would entitle Buyer not to consummate the Closing pursuant to Section 7.1 below, Seller shall so notify Buyer in writing within five (5) Business Days after receipt of Buyer's notice (and in any event, prior to the Closing) and it shall be conclusively established that Buyer is entitled not to consummate the Closing pursuant to Section 7.1 below. If Seller so notifies Buyer and the Closing nevertheless occurs, Buyer shall be deemed to have waived any and all rights, remedies or other recourse against Seller to which Buyer might otherwise be entitled in respect of any such Discovered Breach(es), including any rights or remedies under Section 9.

          (b) If Seller does not notify Buyer in writing within five (5) Business Days after receipt of Buyer's notice (and in any event prior to the Closing) that Seller agrees that such Discovered Breach(es) would entitle Buyer not to consummate the Closing pursuant to Section 7.1 below, or if Seller notifies Buyer in writing that Seller does not so agree, then any and all rights, remedies or other recourse against Seller to which Buyer is entitled in respect of such Discovered Breach(es), including any rights or remedies under
Section 7.1 or Section 9, shall be deemed not to have been waived and shall not be affected or impaired by any Knowledge, belief or other matter referred to in this Section 5.6.

If Buyer delivers a notice to Seller pursuant to this Section 5.6 more than one hundred ten (110) days after the date of this Agreement, the date provided for in Section 10.1(a)(iii) shall be extended to the date which is ten (10) days following the date of such delivery.

          5.7 HSR Filings; CFIUS.

          (a) Buyer and Seller will each as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of Buyer and Seller shall be responsible for paying one-half of the applicable filing fee pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Any such notification and report form and supplemental information will be in compliance with the requirements of the HSR Act. Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the


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

DOJ and shall comply promptly with any such inquiry or request. Seller and Buyer will use all reasonable efforts to obtain any clearance required under the HSR Act for the transactions contemplated by this Agreement, and to request early termination under the HSR Act.

          (b) Buyer and Seller will, as promptly as practicable, but in no event later than fifteen (15) calendar days following the execution and delivery of this Agreement, submit a joint filing (collectively, the "Joint Filing") to CFIUS pursuant to 31 C.F.R. Part 800 with regard to the transactions contemplated by this Agreement, provided that Buyer shall take primary responsibility for the preparation and submission of the Joint Filing. Buyer shall keep Seller informed of all material communications with CFIUS and any interested Governmental Authority concerning the Joint Filing. Seller shall cooperate with Buyer in the preparation and submission of the Joint Filing and provide all additional information reasonably necessary to obtain approval.

          5.8 No Negotiation. Until such time as this Agreement shall have been terminated pursuant to Section 10, Seller shall not, directly or indirectly, through any officer, director, employee, representative or agent of Seller or any of its subsidiaries, take any action of any kind which might reduce the likelihood of, or interfere with, the consummation of the transactions contemplated hereby, including without limitation, soliciting, initiating, assisting, encouraging or entertaining any offers, inquiries or proposals from, discussing or negotiating with, providing any nonpublic information to or considering the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Business or the Assets (other than in the sale of inventory in the ordinary course of business consistent with past practice), including without limitation through the sale of assets or stock or by merger. Seller shall notify Buyer within five
(5) calendar days of receipt of any such offer, inquiry or proposal if Seller in good faith determines it is bona fide.

          5.9 Itemization of IRB Assets. Prior to the Closing, subject to Buyer's reasonable approval, Seller shall revise and update Schedule III to the Sublease (IRBs) so as to make such adjustment. if any, as may be required to identify correctly the assets to be leased to Buyer pursuant to the Sublease
(IRBs) (i.e., to describe assets that, were they owned by Seller and not leased pursuant to the Lease Agreement (as defined in the Sublease (IRBs)), would be Assets as determined under the provisions of Section 1.1 hereof other than
Section 1.1(a)(xvii) therein contained). In the event Buyer and Seller cannot agree with respect to the identification of such assets, such disagreement shall be treated as an Asset or Liability Dispute pursuant to Section 11.21(d).

          5.10 Title Report and Survey. If Buyer wishes to object to a survey and/or title report (each a "Title Document") required to be delivered to Buyer with respect to each Owned Property or Leased Property, Buyer shall provide Seller with written notice of Buyer's objections with respect to a particular property ("Buyer's Title Notice") in reasonable specificity before: (a) if, prior to the date hereof, Buyer has received all Title Documents required to be delivered to Buyer with respect to a particular property, twenty-one (21) calendar days from the date hereof, or (b) if, prior to the date hereof, Buyer has not received all Title Documents required to be delivered to Buyer with respect to a particular property, twenty-one (21) calendar days from Buyer's receipt of all Title Documents with respect to a particular property.


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

          5.11 Delivery of Audited Financial Statements. Seller will use its reasonable best efforts to deliver to Buyer by March 15, 2005 (i) an audited statement of assets to be acquired and liabilities to be assumed of the Business as of December 31, 2002 and 2003, and the related statements of products shipped and operating expenses of the Business for the fiscal years then ended, together with the reports thereon of Deloitte & Touche, LLP, Seller's independent certified public accountants, which reports shall contain no limitations or qualifications as to scope or otherwise and no exceptions and shall state specifically that such statements fairly present in all material respects the financial condition of the Business in accordance with GAAP (including the notes thereto, the "Audited Annual Financial Statements"), and (ii) an audited statement of assets to be acquired and liabilities to be assumed of the Business as of the Interim Date and related statement of products shipped and operating expenses of the Business as of the Interim Date (the "Audited Interim Financial Statements" and, collectively, with the Audited Annual Financial Statements, the "Audited Financial Statements"). Seller will reasonably cooperate with Buyer in assisting Buyer with the preparation (at Buyer's sole expense) of an audited statement of assets to be acquired and liabilities to be assumed of the Business as of December 31, 2004, and the related statement of products shipped and operating expenses of the Business for the fiscal year then ended (including the notes thereto, the "Audited 2004 Financial Statements"). The value of the Spares Inventory will be excluded from the Audited Interim Financial Statements and the Audited 2004 Financial Statements and the unaudited value of Spares Inventory (which shall be the unaudited value thereof as of February 17, 2005 as set forth in Exhibit N) will be set forth on a separate schedule attached to such financial statements. The notes to the Audited Annual Financial Statements will indicate that a value for Spares Inventory is not included in such financial statements.

                         SECTION 6 ADDITIONAL AGREEMENTS

          6.1 Use of Names.

          (a) Nothing herein shall be construed as granting Buyer a license in or to any trademarks, service marks or trade names belonging to Seller or its Affiliates (collectively, the "Marks"). Except as set forth in the BCA Intellectual Property License Agreement, Buyer may not use the Marks, or any portion thereof, or any mark confusingly similar thereto, after the Closing Date except as set forth in this Section 6.1. If any Marks remain on Assets transferred to Buyer at Closing, Buyer will have the limited permission to use such Marks for so long as they remain on such Assets; provided, however, Buyer will take commercially reasonable steps to promptly remove such Marks within three (3) months from the Closing Date.

          (b) Buyer acknowledges Seller's (or its Affiliates') rights in and title to the Marks and agrees that it shall not do or cause to be done any act that in any manner infringes or impairs the validity, scope, or title in the Marks. Buyer shall not acquire nor claim any title to the Marks adverse to Seller (or its Affiliates) by virtue of this Agreement, the parties intending that all use of the Marks by Buyer permitted hereunder shall inure to the exclusive benefit of Seller or its Affiliates.

          (c) In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 6.1, Seller may proceed against it in Law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this


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Section 6.1 may cause Seller irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that, in the event of any actual or threatened violation of this Section 6.1, Seller shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 6.1, without the necessity of posting a bond.

          6.2 Employees; Employee Benefits.

          (a) Hiring of Employees. Buyer shall offer employment effective immediately following the Closing Date to such employees of the Business, except for certain employees of the Shared Services Group and World Headquarters function who will be retained by Seller, at the same location where such employee was employed on the Closing Date, as Buyer determines to hire in its sole discretion. With respect to each such Business employee who accepts Buyer's offer of employment (a "Hired Employee"), effective immediately following the Closing Date and except as may be required pursuant to a collective bargaining agreement or applicable Law or as otherwise provided by this Section 6.2, Buyer shall (i) provide compensation and levels of benefits under any Benefit Plan Buyer establishes for the Hired Employees ("Buyer's Benefit Plans") as determined by Buyer and (ii) credit periods of service prior to the Closing for purposes of determining eligibility (and benefit entitlement with respect to vacations and pension benefits pursuant to Sections 6.2(d) and 6.2(f)) under Buyer's Benefit Plans so long as Seller furnishes Buyer with all information necessary to implement this subsection 6.2(a)(ii) pursuant to the other provisions of this Agreement. Each employee of the Business who is on an approved leave of absence at the time they accept an offer of employment from Buyer shall become a Hired Employee as of the date they return from such leave of absence, so long as such employee returns from such absence within thirty
(30) months after the Closing Date.

          (b) Health Coverages; Workers' Compensation. Buyer shall make available to each Hired Employee (and his or her "eligible dependents", as defined in the Benefit Plans) following the Closing coverage under a new group health plan that provides health benefits (within the meaning of Section 5000(b)(1) of the Code) that (i) does not limit or exclude coverage on the basis of any pre-existing condition of such Hired Employee or dependent (other than any limitation already in effect under Seller's group health plan), and (ii) provides each Hired Employee full credit, for the plan year during which the Closing occurs, for any deductible already incurred by the Hired Employee under Seller's group health plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of Seller's or Buyer's group health plan or medical plan. In addition, Buyer shall be responsible for medical and dental claims incurred by any Hired Employee or his or her eligible dependents after the Closing, and be responsible for workers' compensation claims (including medical, disability, permanency and expense claims) incurred by any Hired Employee or his or her eligible dependents after the Closing, but only to the extent such injuries or illnesses occurred after the Closing, and shall take all necessary and appropriate action to adopt or designate a workers' compensation program to cover Hired Employees in full compliance with applicable state law. Seller shall remain liable for all amounts payable by reason of or in connection with any and all medical and dental claims incurred by any Hired Employee or his or her eligible dependents on or prior to the Closing Date, and shall remain liable for workers' compensation claims (including


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

medical, disability, permanency and expense claims) incurred by any Hired Employee on or prior to the Closing Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical/dental services are rendered or medical supplies are provided, and not when the claim is made or when the condition arose, and a workers' compensation claim shall be considered incurred when the condition arose. Notwithstanding the foregoing, the welfare and other fringe benefits to be provided to any Hired Employees who, pursuant to applicable Law, are determined to be represented by a collective bargaining representative, shall be established or maintained in accordance with any legal obligations Buyer may have under any collective bargaining agreement. Buyer shall inform Seller thirty (30) days prior to Closing of the identity of its workers' compensation carrier and the identity of appropriate carrier contacts. Buyer and Seller agree to reasonable cooperation with each other to resolve disputes where shared exposure may be present (e.g., as when a condition arose over a period that includes the Closing Date).

          (c) WARN and Corresponding State Laws. Seller shall be responsible for, shall deliver any notices required, and shall indemnify and hold Buyer harmless against and in respect of, any Liability under WARN or any similar state Law (collectively, "WARN Liabilities") which arose or arise on or prior to the Closing Date, in accordance with Section 9.1. Buyer shall be responsible for, shall deliver any notices required, and shall indemnify and hold Seller harmless against and in respect of, any WARN Liabilities which arise as a result of any action by Buyer after the Closing Date, in accordance with Section 9.2. Within ten (10) days after the Closing Date, Seller shall inform Buyer of the number of employees of the Business at each site who have been laid off within the ninety (90) day period on or prior to the Closing Date.

          (d) Accrued Vacation. Effective as of the Closing, Buyer agrees to recognize all accrued vacation pay balances and to assume all Liability therefor ("Accrued Vacation") of Hired Employees and to recognize such employees' service with Seller for purposes of vacation pay accrual under Buyer's policies regarding vacation pay. Buyer agrees to either (i) allow all Hired Employees to utilize Accrued Vacation regardless of any maximums for vacation carryovers under Buyer's vacation policies or (ii) maintain such maximums, in which case Buyer shall pay in cash the value of Accrued Vacation in excess of such maximum to such Hired Employees. Buyer agrees to indemnify, hold harmless, and, at the option of Seller, to defend Seller from any Liability, including attorneys' fees, arising from or relating to the payment or non-payment of Accrued Vacation, in accordance with Section 9.2.

          (e) Sick Leave. Effective as of the Closing, Buyer agrees to recognize all accrued sick leave (including personal time or "PTO" for union-represented employees) and to assume all Liability therefor ("Accrued Sick Leave") of Hired Employees and to recognize such employees' service with Seller for purposes of sick leave or personal time accrual under Buyer's policies regarding sick leave or personal time. Buyer agrees to continue to pay out unused Accrued Sick Leave to Hired Employees who are not represented by a collective bargaining agreement as of the Closing Date in accordance with Seller's existing sick leave policy as in effect on the Closing Date. In the event Buyer modifies such payout policy following the Closing Date, Buyer agrees to pay to such of those Hired Employees who would otherwise have been entitled to a payout of unused Accrued Sick Leave from Seller as of the Closing Date (i.e., those eligible for retirement) not less than the amount they would have been entitled to as of the


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

Closing Date, reduced by the amount of such leave used or paid out prior to or after the Closing Date. Buyer agrees to indemnify, hold harmless, and, at the option of Seller, to defend Seller from any Liability, including attorneys' fees, arising from or relating to the payment or non-payment to Hired Employees of Accrued Sick Leave that is accrued and unused as of the Closing Date, in accordance with Section 9.2.

          (f) Pension Benefits. Effective immediately following the Closing Date, Buyer shall establish or maintain (i) a defined benefit pension plan ("Buyer's Union Pension Plan I") for the benefit of Hired Employees who are covered by the collective bargaining agreements listed in Schedule 6.2(f) as participating groups in The Boeing Company Employee Retirement Plan ("Seller's Union Pension Plan I") on the Closing Date ("Buyer's Hired Union Employees I"),
(ii) a defined benefit pension plan ("Buyer's Union Pension Plan II") for the benefit of Hired Employees who are covered by the collective bargaining agreements listed in Schedule 6.2(f) as participating groups in the Boeing North American Retirement Plan for Eligible Employees on the Hourly Payroll (a component of the Boeing North American Retirement Plan) ("Seller's Union Pension Plan II") on the Closing Date ("Buyer's Hired Union Employees II" and together with Buyer's Hired Union Employees I, "Hired Union Employees"), and (iii) a defined benefit pension plan ("Buyer's Non-Union Pension Plan") for the benefit of Hired Employees ("Hired Non-Union Employees") who are covered by The Pension Value Plan for Employees of The Boeing Company ("Seller's Non-Union Pension Plan" and collectively with Seller's Union Pension Plan I and Seller's Union Pension Plan II the "Seller's Pension Plans") (Buyer's Union Pension Plan I, Buyer's Union Pension Plan II, and Buyer's Non-Union Pension Plan are collectively referred to as "Buyer's Pension Plans"). Buyer's Pension Plans shall include credit for Hired Union Employees' and Hired Non-Union Employees' past service with Seller for eligibility and vesting and, contingent upon the transfers of assets in accordance with this Section 6.2(f), early retirement benefits and benefit accrual previously recognized under Seller's Pension Plans, except as otherwise provided in Schedule 6.2(f), including paragraph 1(a) thereof. Buyer's Pension Plans shall further include, indefinitely, credit for Hired Union Employees' and Hired Non-Union Employees' service with Buyer for eligibility, vesting, and early retirement.

               Subject to Schedule 6.2(f), Seller shall cause assets to be transferred from each of Seller's Pension Plans to the respective Buyer's Pension Plans in accordance with Schedule 6.2(f). All transfers shall be in accordance with the requirements of Section 414(1) of the Code.

               Seller and Buyer shall timely file Forms 5310 A in respect to the transfers contemplated by this Section 6.2(f) if required by Law.

               All assets transferred under this Section 6.2(f) or Schedule 6.2(f) shall be in cash or cash equivalents. After the Closing Date until the initial transfers of assets as determined under Schedule 6.2(f), any benefits that are payable to Hired Union Employees and Hired Non-Union Employees under the applicable Buyer's Pension Plans shall be paid or continue to be paid out of the applicable Seller's Pension Plans, and the amounts to be transferred to the applicable Buyer's Pension Plan shall be reduced by the amount of such payments. After the initial transfers of assets, any benefits that are payable to Hired Union


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Employees and Hired Non-Union Employees shall be paid under the applicable
Buyer's Pension Plan.

               Buyer's Pension Plans shall be liable for benefits with respect to service recognized under Seller's Pension Plans on or prior to the Closing Date with respect to Hired Union Employees and Hired Non-Union Employees, contingent upon the transfers of assets in accordance with this Section 6.2(f). Buyer agrees that neither Seller nor Seller's Pension Plans shall have any further responsibility with respect to the assets and Liabilities so transferred, including without limitation, obligations following such transfers with respect to the benefits accrued by the Hired Union Employees and Hired Non-Union Employees under the applicable Seller's Pension Plans.

               Notwithstanding the foregoing, Seller shall have no obligation to transfer assets pursuant to this Section 6.2(f) if one or any of Buyer's Pension Plans do not provide credit for all such Hired Union Employees' and/or Hired Non-Union Employees' service with Seller for purposes of benefit accrual.

          (g) Retiree Medical. Without limiting the scope of Section 6.2(a), as of the Closing, Buyer shall be responsible for and shall maintain retiree medical coverage for the benefit of each Hired Employee who was eligible for or could have become eligible for (after meeting applicable age and service requirements) retiree medical coverage maintained by Seller and who is not receiving retiree medical benefits from Seller, and shall provide each such Hired Employee full credit for periods of service prior to the Closing for all purposes thereunder, subject to the provisions of any collective bargaining agreements between Buyer and the unions. Buyer agrees that Seller and its retiree medical plans shall have no further responsibilities after the Closing Date to provide to such Hired Employees retiree medical benefits. This Agreement does not limit Buyer's ability to make changes in or amendments to any Buyer retiree medical plan following the Closing.

          (h) Supplemental Executive Pension and Savings Benefits. Effective as of the Closing Date, Buyer shall assume all Liabilities (whether accrued or arising before, on or after the Closing Date) with respect to Hired Employees under the Supplemental Executive Retirement Plan for Employees of The Boeing Company and the Supplemental Benefit Plan for Employees of The Boeing Company (collectively, "Seller's Supplemental Pension and Savings Plans") pursuant to
(i) separate plans to be established by Buyer immediately following the Closing Date, or (ii) one or more plans maintained by Buyer. Buyer agrees that neither Seller nor Seller's Supplemental Pension and Savings Plans shall have any further responsibility with respect to the Liabilities so transferred, including without limitation, obligations following such transfers with respect to the benefits accrued by the Hired Employees under Seller's Supplemental Pension and Savings Plans.

          (i) Flexible Spending Accounts. Effective as of the Closing, Buyer shall establish flexible spending accounts for health and dependent care expenses, and Seller shall spin-off and Buyer shall assume the health and dependent care account balances (and related assets and liabilities) under Seller's flexible benefits plan with respect to Hired Employees ("Seller's Cafeteria Plan") to Buyer's flexible benefit plan. As soon as practicable after the Closing, (i) Seller shall pay to Buyer in cash the amount, if any, by which aggregate


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contributions made to accounts under Seller's Cafeteria Plan exceeded the aggregate benefits provided as of the Closing, or (ii) Buyer shall pay to Seller in cash the amount, if any, by which aggregate benefits provided from accounts under Seller's Cafeteria Plan exceeded the aggregate contributions made through the Closing Date.

          (j) COBRA Notices. Seller shall be responsible for providing all employees of the Business (and their dependents) with any notices required by the Consolidated Omnibus Budget Reconciliation Act or similar state Law with respect to qualifying events that occur on or prior to the Closing Date.

          (k) No Third Party Beneficiary. Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including, without limitation, the right of any Hired Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Seller or Buyer.

          6.3 Insurance. Seller will keep insurance policies currently maintained related to the Business, the Assets and current or former employees, or suitable replacements therefor, in full force and effect through the Closing Date. Buyer shall become solely responsible for all insurance coverage after the Closing with respect to the Business and the Assets.

          6.4 Release of Guaranties. Effective on the Closing Date, if required in order to obtain the release of Seller from any guaranty of an Assumed Liability as set forth on Schedule 6.4, Buyer shall provide the beneficiary of such guaranty with a guaranty in the same form as Seller's guaranty.

          6.5 Intercompany Work Orders. Seller shall cancel any intercompany work orders related to the Business in existence on the Closing Date. Such intercompany work orders shall be replaced with purchase orders agreed by Seller and Buyer pursuant to the terms of the BCA Supply Agreement and the IDS Supply Agreement.

          6.6 Bid Opportunities. Seller, its Affiliates, or its Program Partners shall provide Buyer with opportunities to bid on new work (the "Bid Opportunities") that aggregate revenues of fifty million dollars ($50,000,000) annually, on average, for each twelve (12) month period during the eight (8) years immediately following the Closing Date.

          (a) On each of the fourth and eighth anniversaries of the Closing Date, if the total work awarded in the immediately preceding four (4) years generates aggregate revenues in such immediately preceding four (4) years (the "Four Year Total") of less than two hundred million dollars ($200,000,000), Seller shall pay Buyer an amount determined as follows:

                  $25,000,000 x ((200,000,000 - A)/200,000,000)

Where "A" = the Four Year Total. Such amount, if any, shall be paid within sixty
(60) days of the applicable anniversary by means of a wire transfer of immediately available U.S. funds to one or more accounts previously designated in writing by Buyer.

          (b) Buyer's bids on the Bid Opportunities must be competitive. If Buyer's bid is not accepted by reason of being uncompetitive, and the Bid Opportunity was Domestically


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Suited, such Bid Opportunity shall be counted as new work awarded for the purposes of determining the Four Year Total pursuant to Section 6.6(a) above.

          (c) In order to count as a Bid Opportunity, the new work must not require material capital investment on the part of Buyer.

          6.7 Excluded Supply Contracts/Excluded Equipment Leases/Other Supply Contracts.

          (a) With respect to the Excluded Supply Contracts, Seller shall use commercially reasonable efforts to assist Buyer in entering into new Contracts on terms substantially similar to the terms in the Excluded Supply Contracts. If Buyer is unable to obtain any such new Contracts, Seller shall cooperate with Buyer in any reasonable arrangement (which shall not require Seller to make any payments) designed to provide for Buyer the benefits under the relevant Contract; provided, however, Seller shall only be required to provide such benefits for Buyer so long as Buyer undertakes to pay or satisfy any corresponding Liabilities for the enjoyment of such benefit.

          (b) With respect to the Excluded Equipment Leases, Seller shall use commercially reasonable efforts to assist Buyer in entering into new equipment leases on terms substantially similar to the terms in the Excluded Equipment Leases.

          6.8 Geographical Location. For a period of ten (10) years after the Closing Date, Buyer shall operate substantial manufacturing operations and shall maintain its executive offices in Wichita. Despite the foregoing, should Onex Corporation and its Affiliates no longer effectively control, directly or indirectly, the Business, such period shall be reduced to five (5) years from the Closing Date. Notwithstanding the foregoing, Buyer shall be relieved of its obligations under this Section 6.8 with respect to manufacturing operations for the products relating to a particular aircraft program, if due to a circumstance beyond its reasonable control (and despite Buyer's commercially reasonable efforts to mitigate such circumstances) and without the error or negligence of Buyer (any such circumstance being hereinafter referred to as "Excusable Delay"), Buyer in good faith reasonably concludes that it will be unable to comply with such obligation for a consecutive period of no less than five (5) months with respect to more than twenty-five percent (25%) of the estimated shipset value of that aircraft program. Notwithstanding the foregoing, Buyer shall be relieved of all of its obligations under this Section 6.8, if due to an Excusable Delay, Buyer in good faith reasonably concludes that it will be unable to comply with such obligations with respect to the 737 program for a consecutive period of no less than five (5) months with respect to more than forty percent (40%) of the estimated shipset value of the 737 program. Excusable Delays may include, but are not limited to, acts of God, war, terrorist acts, riots, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes or unusually severe weather, but shall exclude Buyer's noncompliance with any Environmental Laws.

          6.9 Confidentiality Following the Closing. Except as provided in the BCA Intellectual Property License Agreement, all confidential proprietary information and other confidential information and materials set forth on Schedules 6.9(a) and (b) shall, from and after the Closing, be confidential information of Buyer. Except to the extent provided otherwise


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herein, from and after the Closing, Seller and its Affiliates, and their respective directors, officers, employees or agents shall (a) treat the information set forth on Schedule 6.9(a) in the same manner as Seller treats its own confidential information and (b) shall treat and use the information set forth on Schedule 6.9(b) in the same manner as Seller treats or uses its own confidential information.

          6.10 Personnel Records. Seller agrees to provide Buyer with copies of Business personnel records (except for personnel records related to medical, workers' compensation, Employee Assistance Plan or Drug-Free Workplace Act) of an employee of the Business upon receipt from Buyer of a written consent executed by such an employee in the form attached hereto as Exhibit M. After Seller receives an appropriate written consent for a relevant employee (including any employee on a leave of absence), Seller will provide to Buyer in reasonably sized batches for efficiency, as promptly as practicable, the following information for such employee: name; job title; job description; date of hiring or engagement; date of commencement of employment or engagement; rates of salary, wages, commissions or other compensation and any change in compensation in the last twelve (12) months, other than increases in the ordinary course of business or pursuant to the terms of any collective bargaining agreement; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan, or any other employee benefit plan. In the event that Buyer obtains a consent in the form attached hereto as Exhibit H, Seller will promptly make available to Buyer, for use and copying, the originals of the relevant employee's personnel records related to medical, the Employee Assistance Plan and the Drug-Free Workplace Act after receipt. Seller shall direct its third party administrator to provide copies of worker's compensation records for Hired Employee so long as Buyer provides a written consent from the relevant employee in a form acceptable to Seller's third party administrator. Seller has provided Buyer a form of written consent that is acceptable to Seller's third party administrator as of the date hereof. Seller shall cooperate with Buyer in order to obtain the most recent form from Seller's third party administrator at any time requested by Buyer between the date hereof and the Closing Date. In no case shall Buyer receive any workers' compensation records related to Seller's employees, unless otherwise permitted by Law.

          6.11 The IDS Transaction.

          (a) The attached Exhibit BB sets forth the boundaries of the portion of the Wichita Site that will be excluded from the Facilities and retained by Seller for use by IDS as an industrial campus of Seller after the Closing (such parcel(s), the "IDS Site"). The process used to separate the Wichita Facility and the IDS Site shall be referred to herein as the "IDS Transaction." All costs, expenses, fees and other charges incurred solely in connection with the consummation of the IDS Transaction shall be borne exclusively by Seller.

          (b) Seller shall at or prior to the Closing, subject to the prior written approval of Buyer, in Buyer's reasonable discretion with respect to each of the following:

               (i) file appropriate applications for or obtained a separate Tax lot designation for the IDS Site in compliance with all applicable Requirements of Law; and


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               (ii) locate and erect, as mutually determined by the Parties'
transition teams, at Seller's expense and subject to Buyer's reasonable approval, such perimeter security fences and boundary markers as are reasonably required in order to delineate the boundaries between the IDS Site and the portion of the Facilities adjacent thereto.

          6.12 Noncompetition, Nonsolicitation and Nondisparagement.

          (a) From the Closing Date until such time as the BCA Supply Agreements are terminated in their entirety in accordance with their terms, Seller shall not, anywhere in the world, itself manufacture or directly or indirectly own or control any Person engaged in a business, or manage a business, which engages in the manufacture of Restricted Products; provided, however, that Restricted Products shall in no event include any non-proprietary detail component of an End Item Assembly (as such term is defined in the Special Business Provisions (Sustaining) or any dual-sourced minor sub-assembly parts (e.g., "Boeing standards", screws, brackets, clips, etc.).

          (b) Notwithstanding anything in Section 6.12(a) to the contrary:

               (i) Nothing herein shall be construed so as to preclude Seller and its Affiliates from owning, controlling or managing a modification, maintenance, repair or overhaul facility (or any combination of the foregoing) for aftermarket products.

               (ii) Nothing herein shall be construed so as to preclude Seller and its Affiliates from:

                    (A) continuing anywhere in the world any type of business
               conducted by Seller or its Affiliates on the date hereof, which is not part of the Business;

                    (B) entering into any teaming, joint venture, license or
               similar agreement or relationship with a Person, except to the extent Seller owns, controls or manages such Person, but in no event shall the foregoing preclude the activities provided for in
               Section 6.12(b)(i) above; or

                    (C) providing debt financing to a company, provided that
               such debt financing is entered into in the ordinary course of business by Seller or an Affiliate of Seller whose principal business includes providing financing to third parties.

               (iii) In the event Seller completes an acquisition of the business or assets of any Person which derived more than ten percent (10%) of its gross revenue for the immediately prior fiscal year from the sale of Restricted Products, Seller shall, within twenty-four (24) months from such investment or acquisition, either (A) divest such portion of the newly acquired business which manufactures Restricted Products; or (B) cease its manufacturing of Restricted Products. In the event Seller completes an acquisition of the business or assets of any Person which derived less than ten percent (10%) of its gross revenue for the immediately prior fiscal year from the sale of Restricted Products, Seller shall be entitled to maintain ownership of such business or assets and continue its business.


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               (iv) The covenant not to compete set forth in Section 6.12(a)
shall be deemed null and void (A) as to a Restricted Product, only for such period of time as pursuant to the terms of the relevant BCA Supply Agreement Seller is permitted to produce such Restricted Product or obtain such Restricted Product from an alternative source (including dual sourcing), (B) as to a Restricted Product, if the relevant BCA Supply Agreement is terminated in accordance with its terms with respect to such Restricted Product, (C) as to Restricted Products other than those set forth in Attachment 1 to the Special Business Provisions (787), if the relevant BCA Supply Agreement is terminated in accordance with its terms in its entirety, or (D) as to the Restricted Products set forth in Attachment 1 to the Special Business Provisions (787), to the extent any product contemplated thereunder (1) is not required to be purchased from Buyer or (2) is permitted to be dual sourced by Seller; provided, however, that in the case of (A), the covenant not to compete shall only be deemed null and void to the extent and for such time as is necessary for Seller to fulfill its requirements pursuant to the applicable BCA Supply Agreement.

          (c) For avoidance of doubt, none of the parts requirements for the 747-400 Special Freight Modification Parts shall be included in the term Restricted Products.

          (d) For a period of two (2) years after the Closing Date, Seller shall not, directly or indirectly, cause, induce or attempt to cause or induce any licensor of the Business on the Closing Date to cease doing business with Buyer or knowingly interfere with its relationship with Buyer.

          (e) For a period of two (2) years following the Closing Date, unless otherwise required by a collective bargaining agreement or Boeing policy applicable to non-union, non-management employees, Seller shall not solicit the employment of any employee of Buyer or any Person employed by Buyer at any time within six (6) months prior to the date of such solicitation, other than any employee whose employment has been terminated by Buyer; provided, however, that Seller shall not be prohibited from soliciting employees through general advertising other than in local newspapers in Wichita or Tulsa.

          (f) For a period of two (2) years following the Closing Date, unless otherwise required by a collective bargaining agreement, Seller shall not hire, retain or attempt to hire or retain any Person set forth under paragraph (a) of
Schedule 6.12(f) other than any employee whose employment has been terminated by Buyer. For a period of two (2) years following the Closing Date, unless otherwise required by a collective bargaining agreement or Boeing policy applicable to non-union, non-management employees, Seller shall not hire, retain or attempt to hire any employee described under paragraph (b) of Schedule 6.12(f), which paragraph will be updated prior to the Closing to list specific names of employees, and employed by Buyer at any time within six (6) months prior to the date of rehire by Seller; other than any employee whose employment has been terminated by Buyer; provided that, the provisions of this Section 6.12(f) shall not apply to (A) Seller's business locations that are not on Seller's Enterprise Staffing System (BESS), (B) employees who are rehired by Seller as a result of administrative error where such rehiring does not have a material effect on Buyer's business operations, or (C) employees rehired by Seller with Buyer's prior consent.


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          (g) For a period of two (2) years following Closing Date, neither party hereto shall prohibit any consultant that performs work for the other from performing such work, except to the extent of the prohibiting party's conflict of interest restrictions.

          (h) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.12(a) through (g) is invalid or unenforceable, then the parties agree that such provisions shall automatically be modified to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and a court or arbitrator is hereby expressly authorized to so modify this Agreement. This
Section 6.12 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.12(h) is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

          6.13 Environmental Matters.

          (a) Buyer's Site Assessment of Tulsa, McAlester and Wichita
Facilities.

               (i) Buyer, at its expense and in its sole discretion, may engage a nationally recognized environmental consultant to conduct a Phase I Study with respect to any of the Facilities, on or prior to the Closing Date, upon at least three (3) Business Days prior written notice to Seller. Buyer shall promptly provide copies to Seller of any results (including any written report, technical data and laboratory reports).

               (ii) If, as a result of the Phase I Study, Buyer determines, in its sole discretion, to conduct a Phase II Study with respect to a particular Facility, Buyer shall submit a work plan for the scope of such sampling and related work (the "Scope of Work") to Seller for review and comment. Buyer shall review and consider Seller's comments, provided they are received by Buyer within ten (10) Business Days of Seller's receipt of any Scope of Work.

               (iii) Buyer agrees to provide to Seller at least three (3) Business Days of prior written notice before entry of the site for Phase II Study work conducted on or prior to the Closing Date and at least three (3) Business Days of advance notice of any onsite work with respect to any Phase II Study conducted after the Closing Date. Buyer shall allow Seller or its consultants to observe and to collect split or duplicate samples, at Seller's expense, of any and all soil, surface water and groundwater samples collected during any Phase II Study.

               (iv) Buyer shall provide copies to Seller of any written reports, technical data and laboratory reports arising out of any Phase II Study no later than ten (10) calendar days after Buyer receives a final Phase II Study. No later than ten (10) calendar days after the date of the receipt of the results of any sampling (including but not limited to split sampling), Seller shall provide copies to Buyer of all results (including written reports, technical data and laboratory reports) of any such sampling taken in connection with the Phase II Study.

               (v) Buyer shall conduct and complete any Phase II Study, at Buyer's expense, within one hundred and eighty (180) calendar days of the Closing Date.


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               (vi) In accordance with Section 9, Buyer shall indemnify Seller for any damages (including environmental harm) caused by the negligence of Buyer or its representatives in conducting the Phase II Study. Environmental harm does not include the discovery of contamination that existed prior to the Closing.

               (vii) Sections 6.13 and 9.5 shall govern the remediation of all matters that are disclosed by the Phase I or Phase II Studies.

          (b) Wichita.

               (i) Related Environmental Documents. Buyer shall enter into the Restrictive Covenant (KDHE) on or prior to the Closing Date. The parties agree that the Restrictive Covenant (KDHE), the Declaration of Restrictive Covenant and Easement and the Site Access and Environmental Support Services Agreement are to be recorded promptly after the Closing Date.

               (ii) Buyer Causes or Contributes to Environmental Liability After the Closing. Buyer is responsible for any environmental Liability to the extent caused by Buyer, or its representatives, agents or consultants, after the Closing Date, except to the extent described in Sections 6.13(b)(iv)(A),
(b)(iv)(B) and (b)(v) below. In the event that Buyer, or its representatives, agents or consultants, contributes to an environmental Liability for which Seller also has environmental Liability, each party shall be responsible for its Proportional Allocation. The words "caused" or "contributes to" as used in this Sections 6.13, 9.5, and 12.1 do not include the discovery of contamination that existed on or prior to the Closing Date.

               (iii) Buyer Interferes with or Damages Remediation Activities. Buyer is responsible for damage to Seller's onsite remediation activities resulting from Buyer's or its representative's, agent's or consultant's interference with or damage to them. Such damage for which Buyer is responsible (in accordance with the Proportional Allocation, if applicable) includes:

                    (A) the cost of repairing a damaged well;

                    (B) the cost of replacing damaged equipment;

                    (C) the cost of relocating and installing a replacement well or other equipment;

                    (D) any fine or penalty, if any, incurred by Seller as the result of Seller's noncompliance with any KDHE Orders; and

                    (E) third party claims (including claims for personal injury or property damage).

The phrases "damage to" and "interference by" as used in this Section 6.13(b)(iii) do not include the discovery by Buyer of contamination that existed on or prior to the Closing Date.


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               (iv) Red Restricted Areas.

                    (A) Area 1 (440 Landfill).

                         (1) Buyer agrees not to disturb the 440 Landfill except
to conduct maintenance activities to repair the existing paved areas to their existing condition and use, as may be reasonably necessary in response to either normal wear and tear, or an act of God, or except as provided in Section 6.13(b)(iv)(A)(3) below.

                         (2) To the extent, if any, that Buyer incurs reasonable
disposal costs for Contaminated Soil resulting from environmental contamination existing on or prior to Closing Date in connection with Buyer's effort to repair paved areas pursuant to Section 6.13(b)(iv)(A)(1), in excess of CDL Disposal Costs, Seller agrees to reimburse Buyer for such reasonable disposal costs in excess of CDL Disposal Costs.

                         (3) To the extent, if any, that Buyer incurs reasonable
disposal costs for Contaminated Soil in excess of CDL Disposal Costs in connection with current plans for the new autoclave for the 787 program and/or for a possible second autoclave, Seller agrees to reimburse Buyer for such reasonable disposal cost in excess of CDL Disposal Cost; provided: (i) the new autoclave is installed at the location planned; and (ii) the second autoclave is located south along the building where the first autoclave is planned to be located and the second autoclave is not located on the 440 Landfill.

                    (B) Areas 2 through 7.

                         (1) Limited Activities. To the extent that in the
course of Buyer undertaking Limited Activities, within or contiguous to the footprint of an existing Item located in Areas 2 through 7, Buyer incurs reasonable disposal costs for Contaminated Soil in excess of CDL Disposal Costs as the result of environmental contamination at the Wichita Facility existing on or prior to the Closing Date, Seller agrees to reimburse the Buyer for such reasonable disposal cost in excess of CDL Disposal Costs.

                         (2) Layered Envelope Concept. Buyer and Seller agree to
the following methodology for apportioning environmental costs related to all activities that are conducted by Buyer within Areas 2 through 7 and which are not Limited Activities:

                              (aa) Top Four (4) Feet From Ground Surface (or
From the Floor of a Building if Measured Inside a Building). Except as set forth in Section 6.13(b)(iv)(B)(2)(cc) below, in the event that Buyer conducts activities from ground surface (or from the floor of building if measured inside the building) to four (4) feet below ground surface which result in disposal costs for Contaminated Soil, Seller agrees to reimburse Buyer for all reasonable disposal costs for Contaminated Soil resulting from Buyer's activities in excess of CDL Disposal Costs.

                              (bb) From Four (4) Feet or Greater Below Ground
Surface (Or Below the Floor of a Building if Measured Inside a Building) To Bedrock. In the event that Buyer conducts activities at a depth of four (4) feet or greater below ground surface (or four (4) feet or greater below the floor of a building if measured inside a building) to


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bedrock which results in disposal costs for Contaminated Soil, Buyer and Seller agree to split equally (50/50) (subject to the limits set forth below in Section 6.13(b)(iv)(B)(2)(dd)) all reasonable disposal costs for Contaminated Soil resulting from Buyer's activities in excess of CDL Disposal Costs.

                              (cc) Demolition of Existing Buildings. Except as
provided in Section 6.13(b)(iv)(B)(2)(ee) below, in the event Buyer demolishes an existing building in Areas 2 through 7, Buyer shall be responsible for CDL Disposal Costs. In the event that a building is completely destroyed as a result of an act of God or Buyer demolishes an existing building located in Areas 2 through 7 because it is reasonably necessary in order to respond to an act of God, Seller shall be responsible for all reasonable disposal costs for Contaminated Soil in excess of CDL Disposal Costs but only to the extent reasonably incurred in response to the act of God. In the event that Buyer demolishes an existing building located in Areas 2 through 7 for reasons other than that it is reasonably necessary in order to respond to an act of God, Buyer and Seller agree to split equally (50/50) (subject to the limits set forth below in Section 6.13(b)(iv)(B)(2)(dd)) all reasonable disposal costs for Contaminated Soil in excess of CDL Disposal Costs.

                              (dd) Buyer's obligation to share equally (50/50)
all reasonable disposal costs resulting from Buyer's activities in excess of CDL Disposal Costs pursuant to Sections 6.13(b)(iv)(B)(2)(bb) and (cc) is limited (as used within this section, a "cap") within a single year as follows:

          i. From the Closing Date through the third anniversary of the Closing
Date: $750,000

          ii. Thereafter: $2 million

Seller shall pay one hundred percent (100%) of all such costs subject to the equal (50/50) split in excess of the cap; however, if there are excess costs in any single year above the relevant amount indicated above, the costs in excess of the amount indicated above shall carry forward for up to four (4) additional years and shall be paid by Buyer in any year during this four (4) year period in which the costs for that particular year do not exceed the cap for that particular year, but only to the extent that the current year's costs payable by Buyer and the carried over costs do not exceed the applicable cap. Any carry over amounts shall be applied in chronological order until the cap is reached in any year. The cap on Buyer's responsibility for payment in any one (1) year shall be applicable so long as Buyer has not demolished Plant 2 prior to the seventh anniversary of the Closing Date (except for such demolition that is reasonably necessary in order to respond to an act of God).

                              (ee) Asbestos Abatement. In the event that Buyer's
activities in Areas 2 through 7 result in asbestos abatement, other than if reasonably necessary in order to respond to an act of God, Buyer shall be responsible for one hundred percent (100%) of all removal costs related thereto. In the event that as a result of an act of God it is reasonably necessary for Buyer to demolish all or a portion of a building in Areas 2 through 7, if asbestos removal is legally required, Seller shall be responsible for one hundred percent


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(100%) of the asbestos removal costs related thereto but only to the extent the demolition is reasonably necessary in order to respond to the act of God.

                              (ff) Lead Contaminated Demolition Debris. In the
event that Buyer's activities in Areas 2 through 7 result in disposal costs for demolition debris contaminated with lead, other than if reasonably necessary in order to respond to an act of God, Buyer shall be responsible for one hundred percent (100%) of all disposal costs related thereto. In the event that as a result of an act of God, it is reasonably necessary for Buyer to demolish all or a portion of a building in Areas 2 through 7, Seller shall be responsible for all reasonable disposal costs for demolition debris contaminated with lead in excess of CDL Disposal Costs for such debris but only to the extent reasonably incurred in response to the act of God.

               (v) Outside Red Restricted Areas.

                    (A) Buyer Responsibility. In the event that Buyer conducts activities at the Wichita Facility outside of the Red Restricted Areas which result in disposal costs for Contaminated Soil, Buyer is responsible for disposal costs equal to the CDL Disposal Costs.

                    (B) Seller Responsibility. In the event that Buyer conducts activities at the Wichita Facility outside the Red Restricted Areas which result in disposal costs for Contaminated Soil, Seller is responsible for disposal costs in excess of CDL Disposal Costs.

               (vi) Conditions to Seller Reimbursement of Buyer. Seller's obligations to reimburse Buyer under Sections 6.13(b)(iv)(A)(2), (iv)(A)(3),
(iv)(B)(1), (iv)(B)(2)(aa), (iv)(B)(2)(bb), (iv)(B)(2)(cc) and (v)(B) are
subject to the following conditions and obligations:

                    (A) Buyer Duty to Minimize Disposal Costs. In the event that Contaminated Soil is encountered, Buyer agrees to review with Seller in advance of any construction activity which may disturb Contaminated Soil Buyer's proposal for managing such Contaminated Soil. Buyer agrees to minimize the costs of disposing of Contaminated Soil by: (1) limiting to the maximum extent reasonably practicable the size of the disturbance; (2) identifying and segregating Contaminated Soil and uncontaminated soil to minimize disposal costs; and (3) identifying other mitigating measures for reducing disposal costs, including onsite reuse and/or disposal. Buyer also agrees to allow Seller to observe the construction and segregation activity.

                    (B) Buyer Duty to Reuse. Buyer agrees to reuse and/or dispose of excavated soil onsite to the maximum extent reasonably practicable and in accordance with applicable Law.

                    (C) Removal of Additional Material. With respect to any soil excavation project, Seller may request Buyer to remove additional Contaminated Soil at Seller's expense, which request shall not be unreasonably denied.


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In addition, Seller's obligations do not include the obligation to pay disposal costs in excess of CDL Disposal Costs to the extent such excess cost was the result of new or additional contamination caused or contributed to by Buyer, or its representatives, agents or consultants, after the Closing Date (in which case the allocation of responsibility shall be the Proportional Allocation.) Finally, Seller's obligation to pay Buyer pursuant to this Section 6.13 shall be subject to the provisions of Sections 9.3 through 9.9, as applicable.

          (c) Tulsa and McAlester.

               (i) Environmental Liabilities Caused or Contributed to Post-Closing. If Buyer or any of its representatives, agents or consultants, causes an environmental Liability post-closing at the Facilities located in Tulsa or McAlester, Oklahoma, Buyer shall be responsible for the environmental Liability caused. In the event that Buyer, or any of its representatives, agents or consultants, contributes to any environmental Liability at the Facilities located in Tulsa or McAlester, Oklahoma, for which Seller also has environmental Liability, each party shall be responsible for its Proportional Allocation.

               (ii) Pre-Closing Environmental Liabilities.

                    (A) Seller will indemnify Buyer for known pre-Closing environmental Liabilities and for any Identified Environmental Liabilities from the Phase I or Phase II environmental site assessment.

                    (B) Seller will indemnify Buyer for pre-Closing unknown environmental Liabilities that exist on or prior to the Closing Date for which notice is given within seven and one-half (7 1/2) years after the Closing Date and Buyer agrees it will not search for environmental Liabilities (other than as set forth in Section 6.13(a) above) unless required by Law or discovered in the ordinary course of Business. Contamination is "discovered in the ordinary course of business" if the discovery of the contamination is the result of conducting commercially reasonable operational requirements of the Business, including conducting a visual inspection of the Facility.

          6.14 Actuarial Determination Difference. Schedule 6.2(f) sets forth procedures to be utilized in calculating the Determination and for Buyer's actuary to dispute the "Determination" (as defined in Section 3(a) of Schedule 6.2(f)). Seller shall pay to Buyer an amount, if any, equal to the "Actuarial Determination Difference" determined in accordance with the following provisions of this Section 6.14. If, thirty (30) days after "Notice" (as defined in Section 3(a) of Schedule 6.2(f)) is received by Seller, there is an amount remaining in dispute that is less than or equal to two percent (2%) of the aggregate Determination for all of Seller's Pension Plans, the Actuarial Determination Difference shall be an amount equal to one half (1/2) of the amount remaining in dispute after the actuaries for Seller and Buyer have attempted in good faith to reach agreement to resolve all of the disputes set forth in the Notice; provided, however, if the assets of any of Seller's Pension Plans are transferred pursuant to Section 2(a) of Schedule 6.2(f) ("De Minimis Transfers"), the Actuarial Determination Difference shall be the amount determined pursuant to the following formula:

                                  (.50 x A) x B


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Where "A" represents the percentage difference between the aggregate
Determination and Buyer's actuary's aggregate determination, (i.e., 2% or less), each after the actuaries for Seller and Buyer have attempted in good faith to reach agreement to resolve all of the disputes set forth in the Notice, and "B" represents the portion of the Determination that consists of liabilities under those of Seller's Pension Plans that transfer other than as De Minimis Transfers. The Actuarial Determination Difference shall be paid by Seller to Buyer within sixty (60) days after "Notice" by a wire transfer of immediately available U.S. funds to one or more accounts designated in writing by Buyer, or, if such designation has not occurred by that date, within four (4) days after such designation of one or more accounts.

          6.15 Export Controls. Buyer agrees to comply with and accept all Liabilities arising out of or relating to any noncompliance with applicable export control Laws of the United States and of any other country having lawful jurisdiction over Buyer's export-related activities. Buyer shall not (a) export any items from the United States or (b) disclose to any foreign entity (not incorporated in the United States) or to any foreign national who is not a lawful permanent resident of the United States (i.e., who is not a U.S. citizen or a "green card" holder), either in the United States or otherwise, any export-controlled or proprietary information unless Buyer has obtained all necessary and proper export authorization.

          6.16 Future Conveyances. Buyer and Seller shall cooperate to insure prompt conveyance by (i) Seller to Buyer of an Asset not conveyed to Buyer at Closing, and (ii) Buyer to Seller of any asset conveyed to Buyer at Closing or remaining at the Facility that is not an Asset. In addition, Buyer and Seller shall cooperate to insure that assets subleased pursuant to the Sublease (IRBs)
(i) include assets that, were they owned by Seller and not leased pursuant to the Lease Agreement (as defined in the Sublease (IRBs)), would be Assets as determined under the provisions of Section 1.1 hereof (other than Section 1.1(a)(xvii) therein contained), and (ii) do not include other assets.

          6.17 Audited 2001 Financials. Promptly after the Closing, Seller shall deliver to Buyer (at Seller's sole expense) an audited statement of assets to be acquired and liabilities to be assumed of the Business as of December 31, 2001, and the related statement of products shipped and operating expenses of the Business for the fiscal year then ended, together with the report thereon of Deloitte & Touche, LLP, Seller's independent certified public accountants, which report shall contain no limitations or qualifications as to scope or otherwise and no exceptions and shall state specifically that such statements fairly present in all material respects the financial condition of the Business in accordance with GAAP, and the notes to such financial statements shall indicate that a value for Spares Inventory is not included in such financial statements.

          6.18 Damaged Assets. If any asset of Seller that would be included in the Assets is damaged or destroyed as of the date hereof or is damaged between the date of this Agreement and Closing and is not repaired or replaced on or prior to the Closing Date, Seller agrees either to promptly repair or replace such Asset or to provide Buyer with an amount of cash equivalent to the insurance proceeds Seller would be entitled to receive under its applicable insurance policy for the damage or destruction.


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          6.19 Estoppel Certificates. Seller will use commercially reasonable efforts to obtain and deliver to Buyer at or prior to Closing an original executed estoppel certificate from every lessor, ground lessor or sublessor under each Lease with respect to the Facility in Tulsa, Oklahoma, certifying that the applicable Lease is in full force and effect without modification (except as noted therein), the date(s) to which rent and other charges have been paid, that there is no default thereunder on the part of any party thereto, the amount of security deposit, if any, being held by lessor thereunder and such further matters as may be reasonably requested by Buyer or Buyer's lender.

          6.20 Buyer's Capital Structure. As of the Closing Date, Buyer shall have equity in an amount which represents at least thirty percent (30%) of the sum of Buyer's Liabilities for borrowed money (excluding any Assumed Liabilities) plus all equity, but in any event equity of no less than three hundred seventy-five million dollars ($375,000,000). Upon Seller's reasonable request, Buyer agrees to promptly provide Seller with the information reasonably necessary in order for Seller to determine Buyer's compliance with the terms of this covenant.

          6.21 Assignment of R&D Inventions.

          (a) Buyer shall promptly make full written disclosure to Seller, hold in trust for the sole right and benefit of Seller, and assign to Seller, as Seller's sole and exclusive property, all of Buyer's right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Buyer may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice (collectively referred to as "Inventions"), pursuant to any research and development activities performed by Buyer at Seller's express request (which may be in writing or oral, and which includes research and development activities commenced by Seller prior to the Closing Date) and in respect of which payment is made by Seller, including but not limited to research and development, manufacturing research and development, etc. (the "R&D Inventions"), and Buyer hereby assigns all of its right, title and interest in such R&D Inventions to Seller; provided, however, to the extent another written agreement between Buyer and Seller (and/or Seller's Affiliates) specifies that Seller (or Seller's Affiliates) shall not own such Inventions, that other agreement shall control as to such Inventions and to such extent, such Inventions shall not be considered R&D Inventions. Buyer further acknowledges that all original works of authorship which are made by it (solely or jointly with others) pursuant to such research and development activities and which are protectible by copyright (collectively referred to as "Projects") are "works made for hire," as that term is defined in the Copyright Act, and therefore, Seller shall be the author and copyright owner thereof for all purposes throughout the universe.

          (b) If any provision of Section 6.21(a) does not operate to fully vest in Seller any or all of the rights set forth in Section 6.21(a), Buyer hereby irrevocably grants, conveys, and assigns to Seller and Seller's successors, licensees and assigns all right, title, and interest in and to each Project and each R&D Invention, and the results and proceeds thereof, including all renewal and extension periods of such rights, if any, throughout the universe in perpetuity. Buyer further agrees that it will not seek (i) to challenge, through the courts, administrative governmental bodies, private organizations, or in any other manner the rights of Seller to exploit


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the Projects or R&D Inventions by any means whatsoever or (ii) to thwart, hinder or subvert the intent of the grants and conveyances to Seller herein and/or the collection by Seller of any proceeds relating to the rights conveyed hereunder.

          (c) Buyer shall execute, verify, acknowledge and deliver to Seller or shall cause to be executed, verified, acknowledged, or delivered to Seller after receipt of and a reasonable amount of time to review the same, at Seller's request and expense, such assignments, certificates of authorship or other documents consistent herewith as Seller may from time to time deem reasonably necessary or desirable to evidence, establish, maintain, protect, enforce and/or defend any or all of Seller's rights under this Section 6.21. If Buyer fails for any reason to execute and deliver any such document within a reasonable time following Seller's request therefor, Seller shall have the right to execute, file and record said document in Buyer's name, place and stead, and Buyer hereby irrevocably appoints Seller as its attorney-in-fact solely for such purposes, which power is coupled with an interest, with rights of substitution and delegation. Seller shall deliver to Buyer a copy of any document so executed.

          (d) Nothing in this Section 6.21 obligates Buyer to accept a request by Seller for Buyer to perform research and development activities or to continue research and development activities in process on the Closing Date except pursuant to a written agreement between Seller and Buyer.

             SECTION 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          7.1 No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct in all respects, both (i) as of the date hereof and (ii) on and as of the Closing Date, as though made on such date, (x) except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such specific date, (y) except as specifically contemplated by this Agreement and (z) except to the extent any breaches of such representations and warranties, read without giving effect to the words "material," "materially," "Material Adverse Effect" or words of similar import, would not be reasonably likely in the aggregate to have a Material Adverse Effect. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date; there shall not have been any Material Adverse Effect from the date hereof to the Closing Date; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

          7.2 Necessary Governmental Approvals. All Permits and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby or are necessary to allow Buyer to operate the Business from and after the Closing as currently conducted shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not reasonably be expected to have a Material Adverse Effect.


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          7.3 Deliveries by Seller. Seller shall have delivered to Buyer at
Closing all the items specified to be delivered by Seller in Section 2.3.

          7.4 No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

          7.5 Required Consents. The consents, approvals, waivers and notices set forth on Schedule 7.5 (collectively, the "Required Consents") shall have been obtained and delivered to Buyer, and shall be in full force and effect.

          7.6 HSR Waiting Period; CFIUS. The waiting period under the HSR Act shall have expired or been terminated, and Buyer shall have received written notice from CFIUS of its determination pursuant to the Exon-Florio Amendment not to undertake an investigation of the transactions contemplated by this Agreement.

          7.7 Title Insurance and Surveys. At the Closing, Lawyer's Title Insurance Company (the "Title Company") shall have delivered to Buyer policies of title insurance, or an irrevocable commitment to issue such policies, in accordance with the following: (a) an owner's title insurance policy with respect to the Owned Property (exclusive of the IDS Site), insuring that Buyer has good and marketable fee simple title in and to each parcel of Owned Property together with all rights, easements and privileges appurtenant thereto (exclusive of the IDS Site) and (b) a leasehold title insurance policy with respect to the Leased Property, insuring that Buyer has good and marketable leasehold title in and to each parcel of Leased Property together with all rights, easements and privileges appurtenant thereto, in each case free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the "Title Policies"). The Title Policies shall contain such endorsements and affirmative coverages as Buyer shall identify on Schedule 7.7 attached hereto and, with respect to title matters and surveys not provided to Buyer as of the date hereof, such additional endorsements and affirmative coverages as Buyer shall reasonably request in writing. Seller shall provide all such affidavits, indemnities (in respect of title), memoranda, assignments, documents and information, whether from Seller or other Persons, in such form as Seller shall reasonably approve and as the Title Company reasonably shall require in order to
(i) issue the Title Policies with the coverage required herein, (ii) omit from the Title Policies standard title objections customarily omitted on the basis of title affidavits and documentation delivered by Seller (including, without limitation, exceptions as to parties in possession and liens for work performed at the property), and (iii) evidence Seller's authority, and the authority of the Person or Persons executing the conveyance documents on behalf of Seller, to consummate the transactions with respect to the Facilities. Buyer shall bear the cost of the title premiums for such Title Policies and Seller shall bear the cost of obtaining and recording such memoranda of leases, lease assignments and other documents as are required by the Title Company in order to issue the Title Policies with the coverages and endorsements required herein. Buyer, at Seller's expense shall have received a current survey from Professional Engineering Corporation, in a form reasonably acceptable to Buyer, of the Facility located in McAlester, Oklahoma, or such portion thereof, as deemed advisable by Buyer in its sole discretion, certified to Buyer, Buyer's lender and the Title Company (the "Oklahoma Survey"). Seller shall have delivered to Buyer a survey of the Wichita Site prepared by Professional Engineering Corporation, dated not more than thirty (30) days prior to the Closing, certified to


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Buyer, Buyer's lender, the Title Company and such other parties as Buyer may designate (the "Wichita Survey"; together with the Oklahoma Survey, the "Surveys"). Each Survey shall comply with the minimum detail requirements for land title surveys as adopted by the American Land Title Association and the American Congress on Surveying and Mapping. Neither the Wichita Survey nor any other Survey shall disclose (x) Encumbrances other than Permitted Encumbrances,
(y) material shortages in area or conflicts or discrepancies in boundary lines or (z) uninsurable encroachments of improvements, facilities or other structures across or over boundary lines, easement areas or rights-of-way.

          7.8 The IDS Transaction. The IDS Transaction shall have been consummated.

          7.9 Litigation. There shall not be pending or threatened against Seller or Buyer or any of their respective Affiliates (a) any Proceeding by any Governmental Authority that may have the effect of preventing, hindering, delaying, or making illegal any of the transactions contemplated by this Agreement, or limiting or otherwise interfering with the ownership or control of Buyer by Onex Corporation or Onex Partners, LP, (b) any Proceeding by any Governmental Authority seeking material damages or other material relief against Buyer or any of its Affiliates in connection with any of the transactions contemplated by this Agreement, or (c) any Proceeding by any third party (excluding any Governmental Authority) (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, which Buyer reasonably believes is likely to prevail and either have a material and adverse effect on the transactions contemplated by this Agreement or limit the ownership or control of Buyer by Onex Corporation or Onex Partners, LP, or (ii) that may have the effect of preventing, hindering, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement, which Buyer reasonably believes is likely to prevail and would have a material and adverse effect on the Business.

          7.10 Due Diligence. Buyer's findings in its due diligence investigation of the Business with respect to the items listed on Schedule 7.10 shall be satisfactory to Buyer in its sole discretion, determined in good faith.

          7.11 Financing. Buyer shall have received the proceeds of its debt financing in substantially the amount and form of debt financing described in the Financing Commitment.

          7.12 Collective Bargaining Agreements; Acceptance of Employment Offers. With respect to each of the unions set forth on Schedule 7.12, either
(i) such union shall have delivered to Buyer a fully ratified and effective collective bargaining agreement which collective bargaining agreement shall be satisfactory to Buyer in its sole discretion covering the Hired Employees represented by such union prior to the Closing, or (ii) a sufficient number of employees represented by such union to allow Buyer to effectively operate the Business as conducted as of the Closing Date, as determined by Buyer in its sole discretion, shall have accepted unconditional offers of employment from Buyer on terms and conditions of employment determined by Buyer in its sole discretion without the existence of an effective collective bargaining agreement covering such employees.


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          7.13 Acceptance of Employment Offers. A sufficient number of employees shall have accepted employment with Buyer to allow Buyer to effectively operate the Business as conducted as of the Closing Date, as determined by Buyer in its sole discretion.

          7.14 McConnell Air Force Base. Buyer shall have entered into both (a) a memorandum of understanding regarding Buyer's use of the McConnell Air Force Base runways and (b) a memorandum of understanding regarding security requirements for McConnell Air Force Base, each with the Department of the Air Force in a form reasonably acceptable to Buyer. In addition, Seller shall have either (a) entered into an amended Air Force Easement for Use of Flight Activities on McConnell Air Force Base with the Department of the Air Force in a form reasonably acceptable to Buyer or (b) Buyer shall have received a new Air Force Easement for Use of Flight Activities on McConnell Air Force Base from the Department of the Air Force in a form reasonably acceptable to Buyer.

          7.15 Utility Infrastructure. Buyer shall have entered into a Lease of Electrical Distribution Equipment and an Electrical Service Agreement, both with Westar in a form reasonably acceptable to Buyer. In addition, the Amendment No. 3 to Tenants-In-Common Management Agreement and the Amendment No. 4 to Tenants-In-Common Management Agreement, both with respect to the natural gas supply distribution agreement, shall have been entered into by the appropriate parties.

          7.16 Audited Financial Statements. Seller shall have delivered to Buyer the Audited Financial Statements and the reports of Deloitte & Touche, LLP required by Section 5.11, and the Audited Financial Statements for each time period required hereunder shall not differ in the aggregate in any material respect from the Unaudited Financial Statements for that same time period. Buyer shall have completed preparation of the Audited 2004 Financial Statements. If the Closing has not occurred on or prior to April 30, 2005, Seller shall have delivered to Buyer an unaudited statement of assets to be acquired and liabilities to be assumed of the business as of March 31, 2005, and the related statement of products shipped and operating expenses of the Business for the three (3) month period then ended.

          7.17 Export Licenses. Export licenses in the name of Buyer replacing the export licenses set forth on Schedule 7.17 and export licenses described as "in work" on Schedule 7.17 shall have been obtained by Buyer.

          Notwithstanding the failure of any one or more of the foregoing conditions in this Section 7, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

             SECTION 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          8.1 No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct in all respects, both (i) as of the date hereof and (ii) on and as of the Closing Date, as though made on such date, (x) except for those representations and warranties which refer to facts existing at a


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specific date, which shall be true and correct as of such specific date, (y)
except as specifically contemplated by this Agreement and (z) except to the extent any breaches of such representations and warranties, read without giving effect to the words "material," "materially," "material adverse effect" or words of similar import, would not be reasonably likely in the aggregate to have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

          8.2 Necessary Governmental Approvals. All Permits and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

          8.3 Payment of Tentative Purchase Price. Buyer shall have paid to Seller the Tentative Purchase Price, as adjusted pursuant to Section 1.7(a), required to be paid pursuant to Section 1.3.

          8.4 Delivery by Buyer. Buyer shall have delivered to Seller at Closing all the items specified to be delivered by Buyer in Section 2.2.

          8.5 Required Consents. The Required Consents shall have been obtained and shall be in full force and effect.

          8.6 No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

          8.7 HSR Waiting Period; CFIUS. The waiting period under the HSR Act shall have expired or terminated, and Buyer shall have received written notice from CFIUS of its determination pursuant to the Exon-Florio Amendment not to undertake an investigation of the transactions contemplated by this Agreement.

          8.8 Litigation. There shall not be pending or threatened against Seller or Buyer or any of their respective Affiliates (a) any Proceeding by any Governmental Authority that may have the effect of preventing, hindering, delaying, or making illegal any of the transactions contemplated by this Agreement, or limiting or otherwise interfering with the ownership or control of Buyer by Onex Corporation or Onex Partners, LP, (b) any Proceeding by any Governmental Authority seeking material damages or other material relief against Seller or any of its Affiliates in connection with any of the transactions contemplated by this Agreement, or (c) any Proceeding by any third party (excluding any Governmental Authority) (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, which Seller reasonably believes is likely to prevail and either have a material and adverse effect on the transactions contemplated by this Agreement or limit the ownership or control of Buyer by Onex Corporation or Onex Partners, LP, or (ii) that may


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have the effect of preventing, hindering, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement, which Seller reasonably believes is likely to prevail and would have a material and adverse effect on the Business.

          8.9 Sufficient Employees. A sufficient number of employees shall have accepted employment with Buyer to allow Buyer to effectively operate the Business as conducted as of the Closing Date, as determined by Seller in its sole discretion.

          8.10 McConnell Air Force Base. Seller shall have entered into both (a) a memorandum of understanding regarding Seller's use of the McConnell Air Force Base runways and (b) a memorandum of understanding regarding security requirements for McConnell Air Force Base, each with the Department of the Air Force in a form reasonably acceptable to Seller.

          8.11 Utility Infrastructure. Seller shall have entered into an Electrical Service Agreement with Westar and Buyer shall have entered into a Lease of Electrical Distribution Equipment with Westar, both in a form reasonably acceptable to Seller. In addition, the Amendment No. 3 to Tenants-In-Common Management Agreement and the Amendment No. 4 to Tenants-In-Common Management Agreement, both with respect to the natural gas supply distribution agreement shall have been entered into by the appropriate parties.

          8.12 Buyer's Capital Structure. On the Closing Date, Buyer shall have equity in an amount which represents at least thirty percent (30%) of the sum of Buyer's Liabilities for borrowed money (excluding any Assumed Liabilities) plus all equity, but in any event equity of no less than three hundred seventy-five million dollars ($375,000,000).

          8.13 Export Licenses. Export licenses in the name of Buyer replacing the export licenses set forth on Schedule 7.17 and export licenses described as "in work" on Schedule 7.17 shall have been obtained by Buyer.

          8.14 Total Leverage Ratio. Seller, in its sole discretion, shall be satisfied with the Total Leverage Ratio (as defined in the Financing Commitment) agreed to by Buyer and Citicorp North America, Inc.

          Notwithstanding the failure of any one or more of the foregoing conditions in this Section 8, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

                            SECTION 9 INDEMNIFICATION

          9.1 Indemnification by Seller.

          (a) After the Closing Date, and subject to the limitations set forth herein and except with respect to the matters that are the subject of Section 9.5, Seller agrees to indemnify, defend and hold harmless each Buyer Group Member from and against any and all losses, Liabilities, damages, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, "Indemnifiable Damages"), incurred by such Buyer Group Member in connection with or arising


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from: (i) any breach of any warranty or the inaccuracy of any representation of
Seller contained in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto, (ii) the IDS Transaction, (iii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement, (iv) the Excluded Liabilities, or (v) any noncompliance with any bulk sales Laws or fraudulent transfer Laws in respect of the transactions contemplated hereby. Notwithstanding the foregoing, Seller shall not be required to indemnify and hold harmless Buyer Group Members in respect of any claim under clause (i) of this Section 9.1(a) (and that does not involve fraud or willful breach by Seller) or pursuant to a breach of the covenant set forth in Section 5.3(b)(xix), (A) unless and until Indemnifiable Damages in an aggregate amount greater than ten million dollars ($10,000,000) (the "Deductible") have been incurred, paid or accrued, in which case the applicable Buyer Group Member(s) may make claims for indemnification for only Indemnifiable Damages that exceed the Deductible or (B) for any individual claim for which Indemnifiable Damages do not exceed fifteen thousand dollars ($15,000) (the "De Minimis Amount"), which shall not be applied against the Deductible (if a claim exceeds the De Minimis Amount, the entire amount of such claim is applied against the Deductible); provided, however, that the De Minimis Amount limitation shall be applied collectively to repetitive or multiple claims from the same source; and provided, further, that the aggregate amount required to be paid by Seller pursuant to Section 9.1(a)(i) or pursuant to a breach of the covenant set forth in Section 5.3(b)(xix) shall not exceed one hundred million dollars ($100,000,000) (the "Maximum Amount"). Notwithstanding the foregoing, the Deductible and the Maximum Amount shall not apply to a claim to recover Indemnifiable Damages arising out of any breach of any warranty or the inaccuracy of any representation contained in Sections 3.5, 3.8, 3.12(a), 3.13, 3.14(b)(i) and 3.14(c) or the breach of the covenant set forth in Section 5.3(b)(xix) with respect to such representations.

          (b) The period for making claims under Section 9.1(a)(i) and Section 5.3(b)(xix) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 9.1(a)(i) or
Section 5.3(b)(xix) thereafter), except that the indemnification by Seller shall continue as to (i) the representations and warranties of Seller set forth in Sections 3.5, 3.14(b)(i) and 3.14(c), until thirty (30) days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof,
(ii) the representations and warranties of Seller set forth in Sections 3.12(a), until seven (7) years after the Closing Date, (iii) the representation and warranty of Seller set forth in Section 3.13, indefinitely, (iv) the covenant set forth in Section 5.3(b)(xix), until the expiration of the period to bring claims with respect to the relevant representation and warranty, and (v) any claims asserted by Buyer prior to the expiration of such eighteen (18) month period.

          9.2 Indemnification by Buyer.

          (a) After the Closing Date, and subject to the limitations set forth herein and except with respect to the matters that are the subject of Section 9.5, Buyer agrees to indemnify, defend and hold harmless each Seller Group Member from and against any and all Indemnifiable Damages incurred by such Seller Group Member in connection with or arising from: (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto, (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations


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contained in this Agreement, (iii) the Assumed Liabilities, (iv) Buyer's operation of the Business after the Closing or (v) Buyer's employment decisions that were or are made with respect to current or former employees of the Business which relate or allegedly relate to the involvement of, or consultation with, employees of Seller in such employment decisions. Notwithstanding the foregoing, Buyer shall not be required to indemnify and hold harmless Seller Group Members in respect of any claim under clause (i) of this Section 9.2(a) (and that does not involve fraud or willful breach by Buyer), (A) unless and until Indemnifiable Damages in an aggregate amount greater than the Deductible have been incurred, paid or accrued, in which case the applicable Seller Group Member(s) may make claims for indemnification for only Indemnifiable Damages that exceed the Deductible or (B) for any individual claim for which Indemnifiable Damages do not exceed the De Minimis Amount, which shall not be applied against the Deductible (if a claim exceeds the De Minimis Amount, the entire amount of such claim is applied against the Deductible; provided, however, that the De Minimis Amount limitation shall be applied collectively to repetitive or multiple claims from the same source; and provided, further, that the aggregate amount required to be paid by Buyer pursuant to Section 9.2(a)(i) shall not exceed the Maximum Amount. Notwithstanding the foregoing, the Deductible and the Maximum Amount shall not apply to a claim to recover Indemnifiable Damages arising out of any breach of any warranty or the inaccuracy of any representation contained in Sections 4.5, 4.7, 4.9 and 4.10.

          (b) The period for making claims under Section 9.2(a)(i) shall terminate eighteen (18) months years after the Closing Date (and no claims shall be made by any Seller Group Member under Section 9.2(a)(i) thereafter), except that the indemnification by Buyer as to the representations and warranties of Buyer set forth in Sections 4.5, 4.9 and 4.10 shall survive indefinitely.

          9.3 Notice of Claims.

          (a) Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the "Indemnified Party") shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice as required by this Section 9.3(a) shall not affect such Indemnified Party's rights under this Section 9 except if such failure resulted in a claim being made after the time periods provided for in Sections 9.1(b) and 9.2(b), if applicable, or to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

          (b) In calculating any Indemnifiable Damages there shall be deducted
(i) any insurance benefits and proceeds actually collected (collectively, "Insurance Benefits") in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) with an offset for any demonstrable premium increase; (ii) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto; and (iii) any Tax benefit or refund actually received or enjoyed by, the applicable Indemnified Party as a result of such Indemnifiable Damages net of any Tax cost to be borne by the Indemnified


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Party as a result of such indemnification payment. Any such amounts or benefits received by an Indemnified Party with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor, but not in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

          (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Section 9 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Indemnifiable Damages suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within five (5) Business Days after such final determination.

          9.4 Third Person Claims.

          (a) An Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of a third Person claim for which the Indemnified Party is seeking indemnification hereunder promptly after receipt by such Indemnified Party of written notice of the third Person claim; provided, however, that the failure of any Indemnified Party to give such notice as required by this Section 9.4(a) shall not affect such Indemnified Party's rights under this Section 9, except if such failure resulted in a claim being made after the time periods provided in Sections 9.1(b) or 9.2(b), if applicable, or to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five
(5) calendar days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five (5) calendar days after receipt thereof and shall deliver to the Indemnitor within five (5) calendar days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court Proceedings on a timely basis); provided, however, that the failure of any Indemnified Party to give such notice promptly as required by this Section 9.4(a) shall not affect such Indemnified Party's rights under this Section 9, except if such failure resulted in a claim being made after the time periods provided in Sections 9.1(b) or 9.2(b), if applicable, or to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

          (b) In the event of the initiation of any legal Proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice that Indemnitor selects using the same standard of care and processes that it uses for selecting counsel in any other similar matters and to control, defend against, negotiate, settle or otherwise deal with any Proceeding which relates to any Indemnifiable Damages; provided,


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however, that the Indemnified Party may participate in any such Proceeding with counsel of its choice and at its expense. If the Indemnitor elects to assume control of the defense of a third Person claim, and diligently pursues such defense, any fees and expenses of legal counsel employed by the Indemnified Party with respect to such third Person claim shall be considered Indemnifiable Damages for which the Indemnified Party may be entitled to indemnification under this Section 9 only if the named parties in such third Person claim include both the Indemnitor and the Indemnified Party and the Indemnified Party has determined in good faith upon written advice of counsel that a conflict of interest exists, in which case the fees and expenses of its counsel, together with appropriate local counsel, shall be paid by the Indemnitor (provided that in such situation, the Indemnified Party shall not be entitled to employ more than one law firm, other than appropriate local counsel, each at Indemnitor's expense). The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal Proceeding. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available in a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent the Indemnitor elects not to defend such Proceeding, or does not notify the Indemnified Party in writing of its election to assume the defense thereof, and the Indemnified Party defends against or otherwise deals with any such Proceeding, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such Proceeding until and unless Indemnitor subsequently gives notice of its election to defend; provided that the Indemnified Party shall be entitled to indemnification for counsel fees and expenses incurred during the initial twenty (20) days after notice of such Proceeding is given to the Indemnitor only to the extent that the Indemnified Party in good faith believed that incurrence of such fees and expenses was necessary. Neither the Indemnitor nor the Indemnified Party may settle any such Proceeding, which settlement obligates the other party to pay money, to perform obligations or to admit liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if (i) there is no finding or admission of any violation of any Requirements of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement effected without its consent. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within five (5) Business Days after the date of such notice.

          (c) The provisions of Section 1.5(c) shall, with respect to the matters described therein, control to the exclusion of the provisions of Section 9.4(b) (except to the extent a third Person, including a Governmental Authority, makes the Indemnified Party a party to a Proceeding to collect Taxes from the Indemnified Party for which Taxes the Indemnified Party is entitled to be indemnified under this Section 9, and to that extent the provisions of Section 9.4(b) shall apply to the exclusion of Section 1.5(c) hereof).


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          9.5 Environmental Indemnification.

          (a) After the Closing Date, and subject to the provisions set forth in Sections 9.3, 9.4 and 9.6 through 9.9, Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all Indemnifiable Damages relating to the operation of the Business incurred by Buyer in connection with, or arising from:

               (i) Any breach of any representation or warranty of Seller set forth in Section 3.15 (subject to the limitations set forth in Section 9.1(b));

               (ii) Any act, omission or condition occurring or existing on or prior to the Closing Date, including the presence of any Hazardous Substance, which has resulted or in the future results in Liability under any Environmental Law with respect to the Facilities and any other properties or facilities currently or formerly owned, operated or used by Seller or the Business, to the extent that Buyer does not have any indemnity obligation therefore pursuant to Sections 6.13 or 9.5(b);

               (iii) Any Liability of Seller pursuant to Section 6.13; or

               (iv) All Liabilities of Seller and the Business arising under Environmental Law with respect to the offsite disposal of waste generated from the Business on or prior to the Closing Date.

          (b) After the Closing Date, and subject to the provisions set forth in Sections 9.3, 9.4 and 9.6 through 9.9, Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all Indemnifiable Damages relating to the operation of the Business incurred by such Seller in connection with or arising from:

               (i) Any act, omission or condition including the presence of any Hazardous Substance arising from post-closing operation of the Business which has resulted or may result in Liability under Environmental Law with respect to the Facilities to the extent caused or contributed to (within the meaning described in Section 6.13(b)(ii)) by Buyer (in accordance with the Proportional Allocation, if applicable), its representative or consultants and to the extent that Seller does not have any indemnity obligation therefor pursuant to Section
6.13 or 9.5(a);

               (ii) Any Liability of Buyer pursuant to Section 6.13;

               (iii) Any Liability under applicable Law resulting from Buyer's breach of the Restrictive Covenant (KDHE), the Declaration of Restrictive Covenant and Easement and the Site Access and Environmental Support Services Agreement; or

               (iv) All Liabilities of Buyer and the Business arising under Environmental Law with respect to the offsite disposal of waste generated from the Business after the Closing Date except to the extent Seller is responsible for such disposal costs in excess of CDL Disposal Costs under Section 6.13.


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          (c) Seller shall have the right to enter onto the Facilities at reasonable times to implement any environmental investigation, monitoring, remediation, abatement, excavation or other response or removal action relating to any matter arising under or pursuant to Environmental Law for which Seller has accepted an indemnification or other obligation under this Agreement. The foregoing actions shall be taken only on reasonable notice to Buyer, in a manner which does not interfere with the normal operations of the Business, and subject to Buyer's reasonable approval. Buyer shall use best efforts to accommodate Seller's implementation of such foregoing actions. Seller shall regularly inform Buyer of its plans and actions on such matters and provide copies of investigative and remedial reports and related correspondence. Buyer retains the right to perform required investigative and remedial action, and to obtain indemnity reimbursement therefor under this Agreement, for matters which Seller declines to undertake in violation of its indemnity obligation under this
Section 9.5.

          (d) Seller's indemnification obligation to any Buyer Group Member under this Agreement shall be limited to the cost of the least restrictive standard (including engineering or institutional controls or any lesser clean-up standards resulting from any site-specific risk assessment acceptable under Environmental Law in effect as of the date the activity or response action is implemented based on the use (as of the Closing Date) of the relevant Facility or property), provided that any such standard is accepted and continues to be accepted by the cognizant Governmental Authority as fulfilling all requirements of Environmental Law.

          (e) Seller's indemnification obligation to any Buyer Group Member under Section 9.5 shall, with respect to the Tulsa and McAlester Facilities, continue with respect to known pre-Closing environmental Liabilities and Identified Environmental Liabilities (i) requiring remedial action, until the remedial action is complete in accordance with Section 9.5(j)(ii); and (ii) not requiring remedial action, shall survive indefinitely. In addition, for pre-Closing unknown environmental Liabilities Seller's indemnification obligation to any Buyer Group Member under this Section 9.5 shall, with respect to the Tulsa and McAlester Facilities, be limited to matters of which Buyer provides Seller written notice within seven and one-half (7 1/2) years following the Closing Date, except in no event shall Seller have an indemnification obligation under Section 6.13 or 9.5(a) to the extent the Indemnifiable Damages result from or would not have arisen but for any intrusive investigation or disclosure by Buyer, its representatives, agents or consultants for purposes of indemnification under this Agreement, provided however the following activities are not considered to be an intrusive investigation or disclosure for purposes of this Section 9.5: (i) the Phase I and Phase II Study conducted in accordance with Section 6.13(a); and (ii) a search for environmental Liabilities permitted under Section 6.13(c)(ii)(B) shall not be deemed an intrusive investigation or disclosure for purposes of this Section 9.5. Any dispute between Buyer and Seller regarding the necessity for further investigation or requirements of disclosure to a Governmental Authority may be submitted to an arbitrator pursuant to Section 9.5(k).

          (f) Except with respect to claims by third Persons, the parties acknowledge and agree that Sections 6.13 and 9.5(a) and (b) set forth the sole and exclusive remedies of the parties with respect to Indemnifiable Damages arising out of or relating to Environmental Laws to the extent relating to the Facilities.


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          (g) In the event of the discovery of the presence of a previously unknown Hazardous Substance at a Facility, at levels that would require remedial action under applicable Environmental Laws, for which Buyer believes that Seller has an indemnity obligation, Buyer shall provide written notice to Seller of such discovery within thirty (30) calendar days after the date of such discovery. The failure of any Indemnified Party to give the Claim Notice as required by this Section 9.5 shall not affect such Indemnified Party's rights under this Section 9.5 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor's. Nothing in the foregoing sentence shall be used to extend the relevant limitation period for an indemnification obligation set forth in this Agreement. Buyer and Seller shall meet and confer as to whether the discovered Hazardous Substance constitutes a Liability for which Seller is required to indemnify Buyer pursuant to Section 9.5(a). If Buyer and Seller are unable to agree, either Buyer or Seller may submit the review of the presence of the Hazardous Substance and whether it constitutes such a Liability to an arbitrator pursuant to Section 9.5(k).

          (h) If the Liabilities for which Seller has an indemnification obligation pursuant to Section 9.5(a) involve the implementation of a remedial action at the Facilities, Buyer shall have the right to review, and provide Seller with written comments in advance of, and object to (such objection to not be unreasonably made or delayed) (i) Seller's selection of consultants and contractors designated to perform the remedial action and (ii) the development of any plan or Scope of Work for, type of, and clean-up standard for, the remedial action to be implemented. Seller shall review and reasonably consider Buyer's comments. Seller shall provide all plans, reports and submissions to any Governmental Authority regarding any such remedial action in draft form to Buyer at least ten (10) Business Days prior to transmission of such items to such Governmental Authority and Seller shall review and reasonably consider any of Buyer's comments on such plans, reports and submissions. In the event that any deadlines set by any Governmental Authority do not allow Seller to provide Buyer with such drafts at least ten (10) Business Days in advance of the transmittal date, Seller shall provide such drafts to Buyer as soon as reasonably possible prior to the transmittal date.

          (i) If the Liabilities for which Buyer has an indemnification obligation pursuant to Section 9.5(b) involve the implementation of a remedial action at the Facilities, Seller shall have the right to review, and provide Buyer with written comments in advance of, and object to (such objection to not be unreasonably made or delayed) (i) Buyer's selection of consultants and contractors designated to perform the remedial action and (ii) the development of any plan or Scope of Work for, type of, and clean-up standard for, the remedial action to be implemented. Buyer shall review and reasonably consider Seller's comments. Buyer shall provide all plans, reports and submissions to any Governmental Authority regarding any such remedial action in draft form to Seller at least ten (10) Business Days prior to transmission of such items to such Governmental Authority and Buyer shall review and reasonably consider any of Seller's comments on such plans, reports and submissions. In the event that any deadlines set by any Governmental Authority do not allow Buyer to provide Seller with such drafts at least ten (10) Business Days in advance of the transmittal date, Buyer shall provide such drafts to Seller as soon as reasonably possible prior to the transmittal date.


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          (j) Notwithstanding anything to the contrary in this Agreement:

               (i) To the extent that Seller may have an indemnification obligation under Section 9.5(a), Seller shall (A) comply with Buyer's reasonable security requirements and (B) take all reasonable measures to minimize or avoid interference with Buyer's operation of its business, including providing reasonable notice at least seventy-two (72) hours prior to entry (except with respect to exigent circumstances, in which case such notice shall be provided as soon as reasonably possible prior to entry). Buyer shall not unreasonably delay or deny Seller's request for entry.

               (ii) To the extent that Seller may have an obligation to conduct a remedial action pursuant to an indemnification obligation under Section 9.5(a), Seller's obligations with respect to such remedial action undertaken in connection with such indemnification obligation shall terminate upon (A) receipt from a state or federal Governmental Authority or a local Governmental Authority with lead agency status of a form of approval of the termination or discontinuation of such remedial action or (B) in the event that approval of a Governmental Authority is not required, upon receipt of a determination by Seller's consultant or contractor that the terms of an applicable Scope of Work or workplan have, subject to Section 9.5 herein, been satisfied pursuant to applicable Environmental Law; provided however, in the case of (B) above, Buyer shall be permitted to review and reasonably approve such determination. In the event that Buyer and Seller do not agree, either party may submit such matter to an environmental arbitrator in accordance with Section 9.5(k).

          (k) Arbitration.

               (i) If a disagreement arises concerning any matter under Section
6.13 or this Section 9.5, either Buyer or Seller may timely notify the other party in writing of the nature of the dispute. If Buyer and Seller are unable to reach agreement on any issue within forty-five (45) days of the notice of dispute, or if the parties sooner agree that they are at an impasse, the dispute shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement, by a sole independent and impartial arbitrator selected in accordance with Rule 6 (all references rules in this clause 9.5(l) are to the CPR Rules). The arbitrator shall be a Person with experience in environmental matters and otherwise qualified to act as an arbitrator.

               (ii) Within twenty (20) days after the expiration of the forty-five (45) day period for informal dispute resolution set out above, or within twenty (20) days after the parties agree that they are at an impasse, either party may trigger arbitration by the submission of a notice of arbitration under Rule 3 of the CPR Rules. Buyer and Seller agree that they shall use best efforts, and request that the arbitrator use best efforts to conclude the arbitration within sixty (60) days of appointment of the arbitrator, unless the parties agree to a longer period for the arbitration of a particular dispute. Unless the parties otherwise agree, the place of arbitration shall be Delaware.

               (iii) The determination of the arbitrator shall be final and binding on the Buyer and Seller for purposes of Section 6.13 and this Section
9.5. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Any costs


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incurred in any arbitration proceedings shall be divided equally between the parties, except that each party shall bear its own attorney fees and costs of witnesses.

          9.6 Limitations.

          (a) Any indemnity payment hereunder shall be treated for Tax purposes as an adjustment of the Final Purchase Price to the extent such characterization is proper or permissible under relevant Tax Law, including court decisions, statutes, regulations and administrative promulgations.

          (b) Except as provided in Sections 5.6 and 11.7(e), the ability of a party to seek indemnification under this Section 9 shall not be affected or limited in any way because of any Knowledge of, investigation by or waiver of any condition by such party.

          (c) Except for remedies that cannot be waived as a matter of Law and injunctive and provisional relief, claims under Section 3.8 (for which Buyer's sole remedy, if any Asset represented to be present at a Facility is not so present at Closing, shall be in Seller's discretion, Seller providing the specified item or a comparable replacement item, except in the event Buyer reasonably determines that it is a commercial necessity to replace such item before Seller provides the specified item or a comparable replacement item, in which case Seller shall reimburse Buyer for the amount Buyer reasonably expended on the replacement item) and claims for Indemnifiable Damages or contribution arising under any Environmental Law, if the Closing occurs, this Section 9 (and the provisions of Sections 5.2, 6.1, 6.2 and 6.13 with respect to the matters covered therein) shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Assets contemplated hereby. With respect to claims for which this Section 9 is the exclusive remedy, Buyer and Seller hereby waive and release on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or they may have against Seller or Buyer, as the case may be, arising under or based upon common Law or any federal, foreign, state or local Law.

          (d) No party hereto shall have any Liability for any incidental, special, exemplary, multiple, punitive or consequential damages (including loss of profit or revenues) or any equitable equivalent thereof or substitute therefor suffered or incurred by any Buyer Group Member or Seller Group Member, as the case may be, except for any such damages awarded to a third party against an Indemnified Party for which an Indemnitor would otherwise have responsibility for pursuant to this Section 9.

          9.7 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Indemnifiable Damages upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Indemnifiable Damages that are indemnifiable hereunder.

          9.8 Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 9, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third-


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parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnitor.

          9.9 No Offset. The obligations hereunder of Seller, on the one hand, and Buyer, on the other hand, are independent of the obligations of the other hereunder and shall not be subject to any right of offset, counterclaim or deduction.

                             SECTION 10 TERMINATION

          10.1 Termination.

          (a) Notwithstanding anything contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

               (i) by Buyer or Seller by written notice to the other upon receipt of a Governmental Authority's final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

               (ii) by mutual written agreement of Seller and Buyer; or

               (iii) by Buyer or Seller by giving written notice to the other if the Closing has not occurred on or before one hundred twenty (120) days after the date of this Agreement, as such date may be extended pursuant to Section 5.6 or 11.7(e) of this Agreement, unless the Closing has been frustrated or made impossible by any act or failure to act by the party wishing to terminate this Agreement.

          (b) In the event of termination of this Agreement pursuant to Section 10.1(a) above:

               (i) Each party shall return to the other party or destroy all documents concerning confidential information of the other party (and, upon request, certify as to the destruction thereof);

               (ii) No party shall have any Liability or further obligation to the other party hereunder, except for obligations of confidentiality and non-use with respect to the other party's confidential information, which shall survive the termination of this Agreement and except in respect of such obligations, no party shall be entitled to any monetary damages or injunctive relief (including specific performance) or any indemnification under Section 9 as a result of any termination in accordance with Section 10.1, other than any damages arising out of a willful breach of this Agreement;

               (iii) The provisions of this Section 10.1(b), as well as Sections 5.5, 11.2, 11.3, 11.6, 11.7, 11.10, 11.13, 11.14, 11.15, 11.17 and 11.21 hereof shall remain in full force and effect; and

               (iv) In no event shall any termination of this Agreement limit or restrict the rights and remedies of any party hereto against any other party which has willfully


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breached any of the agreements or other provisions of this Agreement prior to termination thereof.

                         SECTION 11 GENERAL PROVISIONS

          11.1 Survival of Covenants. No covenant or agreement contained herein to be performed on or prior to the Closing Date shall survive the Closing Date unless otherwise expressly agreed by the parties and any covenant and agreement to be performed after the Closing Date shall survive the Closing until the expiration of the applicable statute of limitations, except as otherwise provided herein.

          11.2 No Public Announcement. From the date of this Agreement, neither Buyer nor Seller shall, without the written approval of the other (such approval not to be unreasonably withheld or delayed), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Requirements of Law, in which case such party shall allow the other party reasonable time to comment on such release or announcement and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any accounting or Securities and Exchange Commission or Canadian securities disclosure obligations or the rules of any stock exchange or national market system, provided that, to the extent practicable, the disclosing party shall provide the other party reasonable time and opportunity to comment on such disclosure.

          11.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered
(a) when delivered personally against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, upon receipt, (c) when sent by facsimile transmission if confirmed by another means described in clause (a) or (b), and (d) one Business Day after deposited for delivery with a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

          If to Seller, to:

               The Boeing Company
               Corporate Headquarters M/C 5003-1001
               100 N. Riverside
               Chicago, IL 60606-1596
               Attention: General Counsel
               Facsimile: (312) 544-2829


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          with a copy to:

               Sheppard, Mullin, Richter & Hampton LLP
               333 South Hope St., 48th Floor
               Los Angeles, CA 90071
               Attention: Lawrence M. Braun, Esq.
               Facsimile: (213) 620-1398

          If to Buyer, to:

               Mid-Western Aircraft Systems, Inc.
               c/o Onex Investment Corp.
               712 Fifth Avenue
               New York, New York 10019
               Attention: Seth Mersky
                          Nigel Wright
               Facsimile: (212) 582-0909

          with a copy to:

               Kaye Scholer LLP
               425 Park Avenue
               New York, New York 10022-3598
               Attention: Joel I. Greenberg, Esq.
               Facsimile: (212) 836-8689

or to such other address as such party may indicate by a written notice delivered to the other parties hereto.

          11.4 Successors and Assigns. The rights of a party under this Agreement shall not be assignable by such party without the written consent of the other party hereto; provided, subject to the condition that Buyer shall bear all transfer Taxes incurred as a result of any such assignment, Buyer shall be entitled to assign its rights under this Agreement to acquire certain Assets located in Oklahoma to one additional entity, without the consent of Seller, to the extent that such assignment is reasonably necessary to segregate Assets to perform Classified Work; and provided further, that Buyer shall remain responsible for all of its obligations hereunder notwithstanding any assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the parties and successors and assigns permitted by this
Section 11.4, and the Indemnified Parties under Section 9, any right, remedy or claim under or by reason of this Agreement.

          11.5 Records and Other Assistance after Closing.

          (a) Access. For a period of seven (7) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Business (including any books and records relating to Taxes and Tax Returns of the Business), other than


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any books and records created after the Closing Date which are subject to the attorney-client privilege, to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business on or prior to the Closing Date, including Excluded Liabilities and/or Excluded Assets, the preparation of Seller's financial reports or Tax Returns, any Tax audits, the defense or prosecution of litigation (including arbitration or mediation), and any other reasonable need of Seller to consult such books and records. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours in a manner so as to not unreasonably interfere with the conduct of the Business. As to any books or records created on or prior to the Closing Date that may be left at the Facilities, the right to invoke or waive any legal privileges pertaining to such books or records, including the attorney-client privilege, remains exclusively with Seller. Seller shall be exclusively responsible for any costs or expenses incurred by it pursuant to this Section 11.5(a). If any such books or records, or any other documents related to the Business on or prior to the Closing Date which Seller has the right to have access to pursuant to this
Section 11.5(a) are produced by Buyer to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), Buyer shall use reasonable efforts to promptly make all such books, records and/or documents produced available for inspection and copying by Seller concurrently with the production of such books, records and/or documents. In addition, if Buyer shall desire to dispose of any of such books or records prior to the expiration of such seven (7) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select. Buyer shall provide Seller with reasonable assistance, and charge Seller at Buyer's actual unburdened expense, by providing employees to act as witnesses and preparing documents, reports and other information requested by Seller in support of the activities described in this Section 11.5(a).

          (b) Access by Buyer to Certain Information.

               (i) With respect to the Assets referenced in Section 1.1(a)(vii) above that are not physically located at the Facilities or are in electronic form, Buyer and its representatives may request Seller to take reasonable commercial efforts to deliver such information and records, or copies thereof, so long as, to the extent known by Buyer, Buyer reasonably specifies, with respect to such Assets that are not in electronic form, their physical location, and with respect to such Assets in electronic form, their location on the Boeing System (as defined in the Transition Services Agreement) through which electronic versions may be accessed, but in the event Buyer cannot specify, Seller shall be under no obligation to search for such item unless such item is retained by Seller pursuant to PRO-251, in which case Seller shall take commercially reasonable efforts to locate such item. Seller agrees to keep such information and records confidential pursuant to the provisions of Section 6.9. Buyer hereby agrees and acknowledges that, except for the foregoing confidentiality obligation, so long as Seller retains such Assets, Seller shall have no obligation to Buyer with respect to such Assets, and shall be entitled to commingle them with their other properties, and purge or destroy such Assets pursuant to PRO-251.

               (ii) With respect to information and records related (but not primarily related) to the Business (other than Intellectual Property) and not physically located at the Facilities (including Tax Returns other than income Tax Returns), Buyer and its representatives shall have reasonable access to such information and records of the Business, including the right


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to make copies thereof, so long as, to the extent known by Buyer, Buyer reasonably specifies, with respect to such Assets that are not in electronic form, their physical location, and with respect to such Assets in electronic form, their location on the Boeing System (as defined in the Transition Services Agreement) through which electronic versions may be accessed, but in the event Buyer cannot specify, Seller shall be under no obligation to search for such item unless such item is retained by Seller pursuant to PRO-251, in which case Seller shall take commercially reasonable efforts to locate such item; provided, however, Seller shall have the right to redact information from such information and records to the extent that it is not related to the Business; and, provided, further, Buyer shall keep all such information and records confidential and shall limit the use and circulation of such information and records to employees, advisers, attorneys, accountants, and financial advisors having an actual and legitimate need to know and only to the extent reasonably necessary and who are informed of the confidential nature of the information and records and are required to keep it confidential in accordance with this provision, except with respect to such confidential information that (A) was known to Buyer before its disclosure by Seller, (B) is, or shall become, generally known in the Buyer's industry, (C) shall be disclosed to the Buyer by a third party not known by Buyer to be under any obligation to keep such information confidential, or
(D) Buyer is required or compelled by Law to disclose (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process or as necessary for Buyer to disclose in connection with filing Tax Returns or registering securities or filing documents with regulatory authorities under applicable securities laws); provided, however, that if Buyer is required or compelled by Law to produce any such confidential information, Buyer will provide Seller with prompt written notice. The access referenced herein shall be afforded to Buyer and its representatives upon receipt of reasonable advance notice and during normal business hours (except as otherwise provided in the Transition Services Agreement). Buyer shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 11.5(b)(ii).

          (c) Retention. Buyer agrees that Seller may retain (i) copies of all materials made available to Buyer in the course of its investigation of the Business, together with a copy of all documents referred to in such materials,
(ii) all books and records prepared in connection with the transactions contemplated by this Agreement, including bids received from others and information relating to such bids, (iii) copies of any books and records which may be relevant in connection with the defense of (A) the matters referred to in
Section 9 or (B) disputes or Proceedings arising under the transactions contemplated by this Agreement, with Governmental Authorities or with other third Persons, and (iv) all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller.

          (d) Tax Audits. Buyer and Seller shall provide reasonable assistance to each other in connection with any Tax audits or other administrative or judicial Proceedings involving the Business. Neither party shall, without the prior written consent of the other, unless required by applicable Law, initiate any contact or voluntarily enter into any agreement with, or volunteer any information to, any Taxing authorities with regard to Tax Returns or declarations of the other party. A change by either party in the method of Tax reporting or the contents of Tax Returns shall not be considered a voluntary disclosure of information regarding Tax Returns or declarations of the other party.


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          (e) Tax Return Information. Buyer and Seller shall furnish, at no cost to the other, (i) such data relating to the Purchased Assets as the other party may reasonably require to prepare Tax Returns; and (ii) such other data (including reproduction of tax assessments and records) that is reasonably required by Seller or Buyer for preparation of Tax Returns or Tax examinations. Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates shall not be entitled to inspect, examine, copy or discover any Tax Return of Seller or any of its Affiliates, other than (i) non-income, site-specific Tax Returns relating to the Assets and listed on Schedule 11.5(e) or (ii) transfer Tax Returns relating to the transactions contemplated by this Agreement and listed on Schedule 11.5(e) (copies of which Seller will furnish to Buyer when filed).

          (f) Financial Statements. Upon Buyer's written request during the first thirty-six (36) months following the Closing Date, Seller shall provide Buyer with access to data and personnel reasonably requested by Buyer in connection with the preparation of any audited or unaudited financial statements for any period, at least a portion of which occurs prior to Closing, that would be required to be included in a Securities and Exchange Commission registration statement or similar disclosure document. Buyer shall reimburse Seller for its actual unburdened expenses incurred in complying with this Section 11.5(f).

          11.6 Entire Agreement. This Agreement, the Schedules and the Exhibits referred to herein and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent between or among any of the parties hereto (including, without limitation, the Memorandum).

          11.7 Interpretation.

          (a) Titles and headings to sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          (b) The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular in this Agreement shall be deemed to have been disclosed with respect to other Sections in this Agreement only to the extent the relevance to such other Sections is readily apparent from the actual text of such disclosure. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of "Material Adverse Effect" or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items


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or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

          (c) Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to (i) add information that relates to events or circumstances arising after the date hereof (any such Schedule, an "Additive Schedule") or (ii) correct previously supplied information or add information omitted from a Schedule that should have been included in the Schedules provided Buyer on the date hereof (any such Schedule, "Corrective Schedule" and, together with any Additive Schedules, the "Amending Schedules"). No such Amending Schedule shall be evidence, in and of itself that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that such Amending Schedules may be amended to add immaterial, as well as material, items thereto.

          (d) With respect to any Corrective Schedule that Seller delivers, if the information on such Corrective Schedule constitutes a breach of a representation or warranty but would not entitle Buyer not to consummate the Closing pursuant to Section 7.1 above, and the Closing occurs, Buyer shall be entitled to indemnification, if any, for such breach in accordance with Section 9.1.

          (e) If the information set forth on any Corrective Schedule, or on any number of Corrective Schedules in the aggregate, would entitle Buyer not to consummate the Closing pursuant to Section 7.1 above and if Seller so notifies Buyer in writing, it shall be conclusively established that Buyer is entitled not to consummate the Closing pursuant to Section 7.1 above. If, however, the Closing occurs, any such Corrective Schedule will be effective to cure and correct for all other purposes any breach(es) of any representation, warranty or covenant which would have existed if Seller had not delivered such Corrective Schedule, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 11.7(e) shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended. In such case, Buyer shall be deemed to have waived any and all rights, remedies or other recourse against Seller to which Buyer might otherwise be entitled in respect of such breach(es), including any rights or remedies under
Section 9. If the information set forth on any Corrective Schedule would entitle Buyer not to consummate the Closing pursuant to Section 7.1 above and if Seller does not notify Buyer of such in writing, then any and all rights, remedies or other recourse against Seller to which Buyer is entitled with respect to the information on the original Schedule, including any rights or remedies under
Section 7.1 or Section 9, shall be deemed not to have been waived and shall not be affected or impaired. If Seller delivers a notice to Buyer pursuant to this
Section 11.7(e) more than one hundred ten (110) days after the date of this Agreement, the date provided for in Section 10.1(a)(iii) shall be extended to the date which is ten (10) days following the date of such delivery.

          (f) With respect to any Additive Schedule, if the Closing occurs, any such Additive Schedule will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant which would have existed if Seller had not made such supplement, amendment or addition, and all references to any Schedule hereto which is


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supplemented or amended as provided in this Section 11.7(f) shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended. In such case, Buyer shall be deemed to have waived any and all rights, remedies or other recourse against Seller to which Buyer might otherwise be entitled in respect of such breach, including any rights or remedies under Section 9.

          (g) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein" and "herewith" and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, and (iii) the term "including" shall mean "including without limitation."

          (h) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          (i) Pursuant to the terms of this Agreement, Seller is required to deliver documentation to the Title Company in connection with the Title Policies and Survey. In no event shall such documentation alter in any manner the allocation of Liabilities or Indemnifiable Damages as allocated among the Parties in this Agreement.

          (j) All Schedules of Seller with respect to the representations and warranties in Section 3 ("Seller's Rep Schedules") shall be deemed delivered by Seller and effective February 18, 2005 and not on the date of execution of this Agreement. Solely for purposes of Section 11.7(c) with respect to any supplement or amendment to any of Seller's Rep Schedules, date or time references in such section with respect to any Seller's Rep Schedule to "after the date hereof' or "on the date hereof' shall be deemed to be references to February 18, 2005. In addition, the reference in Section 1.2(a)(iii) to "after the date hereof" shall be to dates after February 18, 2005.

          11.8 Amendments and Waivers. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. Any such waiver, including any waiver of this Section 11.8, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          11.9 Bulk Sales Laws. The parties hereby waive compliance with the bulk sales Laws of any state in which the Assets are located or in which operations related to the Business are conducted.


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          11.10 Expenses. Except as set forth elsewhere in this Agreement, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

          11.11 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          11.12 Execution in Counterparts; Facsimile. This Agreement may be executed in two or more counterparts and via facsimile, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

          11.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws (as opposed to the conflicts of Law provisions) of the State of Delaware.

          11.14 Jurisdiction. The parties hereby agree that any Proceeding arising out of or related to this Agreement shall be conducted only in Wilmington, Delaware. Without limiting Section 11.21, each party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in Wilmington, Delaware.

          11.15 Attorneys' Fees. Except as otherwise expressly provided in this Agreement, if any Proceeding for the enforcement of this Agreement is brought, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that Proceeding, in addition to any other relief to which it may be entitled.

          11.16 Time of Essence. Time is of the essence for each and every provision of this Agreement.

          11.17 Disclaimer of Warranties. Seller make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 2.3(X), SELLER IS SELLING THE ASSETS AND THE BUSINESS OF SELLER AND ASSIGNING THE ASSUMED LIABILITIES ON AN "AS IS, WHERE IS" BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES,


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REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO
REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Without limiting the generality of the foregoing, Buyer is thoroughly familiar with the physical condition and state of repair of each of the Facilities and agrees to take title to the Facilities "AS IS" "WHERE IS" in its current condition and state of repair, subject to the representations and warranties set forth in this Agreement and the certificate delivered by Seller pursuant to Section 2.3(x) and subject to reasonable use, wear and tear and natural deterioration between the date hereof and the Closing Date, without any reduction in the Final Purchase Price or claim of any kind except as provided for in this Agreement. Buyer acknowledges that neither Seller nor any of their representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentation or Schedules heretofore made available by Seller or its representatives to Buyer or any Affiliate of Buyer or any other information which is not included in this Agreement, the Schedules or the Exhibits hereto, and neither Seller nor any of its representatives nor any other Person will have or be subject to any Liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

          11.18 References to U.S. Dollars. All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

          11.19 Further Assurances.

          (a) At and after the Closing Date, and without further consideration therefor, (i) Seller shall execute and deliver to Buyer such further instruments and certificates of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer the Assets from Seller to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising Buyer's rights with respect thereto, and (ii) Buyer shall execute, or shall arrange the execution of, and deliver to Seller such further instruments and certificates of assumption, novation and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Seller and its Affiliates therefrom to the fullest extent permitted under applicable Law.

          (b) In addition, Buyer and Seller shall cooperate to insure prompt conveyance by (i) Seller to Buyer of any Asset not conveyed to Buyer at Closing and (ii) Buyer to Seller of any asset conveyed to Buyer at Closing or remaining at the Facilities that is not an Asset.

          (c) In the event that Seller later determines that Seller transferred to Buyer certain Government Furnished Equipment that does not relate to any Assigned Contract and thus is an Excluded Asset pursuant to Section 1.1(b)(xiv), Seller shall notify Buyer, and Seller shall be responsible for removing such equipment at Seller's cost.

          11.20 No Rescission. Neither Buyer nor Seller shall be entitled to rescind the purchase of the Business and the Assets by Buyer by virtue of any failure of any party's


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representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.

          11.21 Dispute Resolution.

          (a) Except with respect to the matters described in Sections 1.6, 1.7 and 9.5(k), which shall be resolved in accordance with the terms thereof, from and after the Closing, the resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 11.21; provided, however, that this Section 11.21 shall not preclude any party from seeking injunctive relief in a court of competent jurisdiction without complying with the following provisions of this Section 11.21.

          (b) The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration or otherwise.

          (c) The party asserting a Dispute shall deliver to the other party a written notice setting forth the basis for the issue in detail, and identifying the section of this Agreement (the "Dispute Notice"). Within ten (10) Business Days of receipt of a Dispute Notice, the issue shall be elevated to a designated panel of four individuals, two representatives from each party familiar with the Business (one who shall be a business representative, and the other who shall be a technical or accounting representative, as appropriate). The panel may be assisted by other advisors, including accountants, attorneys, and employees, in its discussions and review. Such representatives shall be empowered and authorized to bind their respective companies with respect to the matter in dispute, and to settle the issue on behalf of their respective companies. These representatives shall for thirty (30) Business Days after receipt of the Dispute Notice, confer and in good faith make a reasonable effort to resolve the issue.

          (d) In the event that the Dispute involves whether any Assets are intended to be transferred to Buyer or whether any Liability is intended to be assumed by Buyer, in each case consistent with the terms hereof (an "Asset or Liability Dispute"), and the panel is unable to reach an agreement under Section 11.21(c) above within thirty (30) Business Days of receipt of the Dispute Notice, then each of Buyer and Seller shall call for a higher level resolution discussion, pursuant to which each of Buyer and Seller shall designate in writing by notice to the other party within ten (10) Business Days after the expiration of such thirty (30) Business Day period a higher level management employee which shall be the Vice President - Supplier Management, BCA of Seller and Nigel Wright of Buyer, or an equivalent position or individual, as the case may be, to discuss and attempt to resolve the dispute. Such higher level management employees may be assisted by other advisors, including accountants, attorneys, and employees, in their discussions and negotiations with the other party. Buyer and Seller agree to negotiate in good faith with one another for an additional period ending sixty (60) Business Days after receipt of the Dispute Notice.

          (e) In the event that any Asset or Liability Dispute remains unsettled after the procedures set forth in Section 11.21(d) or in the event any other Dispute remains unsettled after the procedures set forth in Section 11.21(c), a party hereto may commence Proceedings hereunder in any court specified in
Section 11.14.


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          11.22 Code Section 6043A Reporting. Seller shall control, or shall set the standards for, the preparation of any report Buyer may be required to file under Code Section 6043A; provided, however, that Buyer shall not be required to execute or file any report that it reasonably believes is in violation of applicable rule or regulation.

                             SECTION 12 DEFINITIONS

          12.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 12.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "440 Landfill" means the area depicted as Area 1 on Exhibit 1 Restricted Areas Map (dated 01-20-2005) to the Declaration of Restrictive Covenant and Easement.

          "787 Assets" is defined in Section 1.3(b).

          "Accounting Arbitrator" is defined in Section 1.6(e).

          "Accrued Sick Leave" is defined in Section 6.2(e).

          "Accrued Vacation" is defined in Section 6.2(d).

          "Actual 787 Book Value" is defined in Section 1.6(a)(ii).

          "Actual 787 Book Value Statement" is defined in Section 1.6(a)(ii).

          "Additive Schedule" is defined in Section 11.7(c).

          "Administrative Agreement" means the administrative agreement substantially in the form of Exhibit V.

          "Affiliate" means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreement" means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto.

          "Allocation Schedule" is defined in Section 1.4(a).

          "Amending Schedules" is defined in Section 11.7(c).

          "Areas 2 through 7" means, collectively, the areas depicted as Area 2 through 7 on Exhibit I Restricted Areas Map (dated 01-20-2005) to the Declaration of Restrictive Covenant and Easement.

          "Asset or Liability Dispute" is defined in Section 11.21(d).


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          "Assets" is defined in Section 1.1(a).

          "Assigned Contracts" is defined in Section 1.1(a)(v).

          "Assignment and Assumption Agreement" means an assignment and assumption agreement substantially in the form of Exhibit A.

          "Assignment and Assumption of Real Property Leases" means an assignment and assumption of real property leases in the form mutually agreed upon by Buyer and Seller.

          "Assumed Liabilities" is defined in Section 1.2(a).

          "Audited 2004 Financial Statements" is defined in Section 5.11.

          "Audited Annual Financial Statements" is defined in Section 5.11.

          "Audited Financial Statements" is defined in Section 5.11.

          "Audited Interim Financial Statements" is defined in Section 5.11.

          "Authorized Representative of Seller" means any of John E. Borst, Bryan E. Gerard or Luis O. Valdes, or any Person designated in writing by any of them.

          "Available Bin Spares Inventory" means the remaining bin quantity less any inventory due out.

          "BCA" means Boeing's Commercial Airplanes.

          "BCA Hardware Material Services General Terms Agreement" means a hardware material services general terms agreement substantially in the form of Exhibit C.

          "BCA Intellectual Property License Agreement" means the BCA Hardware Material Services General Terms Agreement and the BCA Supplemental License Agreement.

          "BCA Supplemental License Agreement" means the Supplemental License Agreement (Ancillary Maintenance Repair and Overall - Aircraft), the Supplemental License Agreement (Ancillary Maintenance Repair and Overall - Components), the Supplemental License Agreement (Know-How) and the Supplemental License Agreement (Spare Parts).

          "BCA Supply Agreement" means the Special Business Provisions (Sustaining), the General Terms Agreement (Sustaining), the Special Business Provisions (787), the General Terms Agreement (787), the Special Business Provisions (Spares), the Special Business Provisions (Tech Support) and the Special Business Provisions (Repair Support).

          "Beneficial Easements" is defined in Section 3.7(h).

          "Benefit Plan" means each compensation or benefit plan, program or arrangement (including, but not limited to, those that constitute an "employee benefit plan," as defined in Section 3(3) of ERISA, employment agreements, cash or equity-based bonus or incentive


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arrangements, severance arrangements, vacation policies, fringe benefit plans and programs and relocation benefits for expatriate employees) sponsored, maintained or contributed to or by Seller for the benefit of any Business employee or former Business employee.

          "BID" is defined in Section 5.3(b)(xvii).

          "Bid Opportunities" is defined in Section 6.6.

          "Bill of Sale" means a bill of sale substantially in the form of Exhibit J.

          "Boeing Landfill" is defined in Section 1.1(b)(xxii).

          "Boeing/Emery Landfill" is defined in Section 1.1(b)(xxii).

          "Boeing Site Real Estate License" means the Boeing site real estate license in the form mutually agreed upon by Buyer and Seller.

          "Business" is defined in the recitals of this Agreement.

          "Business Agreements" means the Contracts set forth on, or required to be set forth on, Schedules 3.7, 3.9(a), 3.11(a) and 3.16(a).

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

          "Buyer" is defined in the recitals of this Agreement.

          "Buyer Group Member" means Buyer and its directors, officers, employees, agents, attorneys and consultants and their successors and assigns and each Person, if any, who controls or may control Buyer within the meaning of the Securities Act.

          "Buyer's Benefit Plans" is defined in Section 6.2(a).

          "Buyer's Hired Union Employees I" is defined in Section 6.2(f).

          "Buyer's Hired Union Employees II" is defined in Section 6.2(f).

          "Buyer's Legal Opinion" means Buyer's legal opinion given by Kaye Scholer LLP in the form mutually agreed upon by Buyer and Seller.

          "Buyer's Non-Union Pension Plan" is defined in Section 6.2(f).

          "Buyer's Pension Plans" is defined in Section 6.2(f).

          "Buyer's Site Real Estate Lease" means the Buyer's site real estate lease in the form mutually agreed upon by Buyer and Seller.

          "Buyer's Title Notice" is defined in Section 5.10.


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          "Buyer's Union Pension Plan I" is defined in Section 6.2(f).

          "Buyer's Union Pension Plan II" is defined in Section 6.2(f).

          "Buyer Transaction Agreements" means this Agreement and all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

          "Capital Expenditures Budget" is defined in Section 3.4(c)(ii).

          "CDL Disposal Costs" means the cost of disposing of waste at a commercial CDL Landfill, but not including a hazardous waste landfill.

          "CDL Landfill" means a commercial landfill that accepts CDL debris, but does not include a hazardous waste landfill.

          "CFIUS" means the Committee on Foreign Investment in the United
States.

          "Claim Notice" is defined in Section 9.3(a).

          "Classified Work" is defined in Section 6.17.

          "Closing" means the consummation of the transactions contemplated by this Agreement.

          "Closing Date" is defined in Section 2.1.

          "Closing Net Working Capital" means an amount equal to the Net Working Capital of the Business as of the Closing Date.

          "Closing Working Capital Statement" is defined in Section 1.6(a)(i).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidentiality Agreement" means the Confidentiality Agreement dated April 19, 2004 by and between Buyer and Seller.

          "Contaminated Soil" means soil that cannot be accepted at a CDL Landfill.

          "Contract" means any written contract, agreement, license, mortgage, note, guarantee, sublicense, consensual obligation, commitment, lease, sales or purchase order or other legally binding commitment (whether written or oral) in the nature of a contract.

          "Copyright Act" means the United States Copyright Act of 1976, as amended.

          "Corrective Schedule" is defined in Section 11.7(c).


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          "Court Order" means any judgment, order, injunction, award or decree of any foreign, federal, state, local or other court or tribunal or other Governmental Authority and any ruling or award in any arbitration Proceeding.

          "Declaration of Restrictions (Boeing Industrial District)" means the declaration of restrictions for the Boeing industrial district in the form mutually agreed upon by Buyer and Seller.

          "Declaration of Restrictive Covenant and Easement" means the declaration of restrictive covenant and easement in the form of Exhibit AA.

          "Deductible" is defined in Section 9.1(a).

          "De Minimis Amount" is defined in Section 9.1(a).

          "De Minimis Transfers" is defined in Section 6.14.

          "Discovered Breach(es)" is defined in Section 5.6.

          "Disputes" is defined in Section 11.21(a).

          "Dispute Notice" is defined in Section 11.21(c).

          "Domestically Suited" means work that would be included in requests for proposal typically sent to domestic suppliers (but not exclusively).

          "DOJ" is defined in Section 5.7(a).

          "Drug-Free Workplace Act" means the Drug-Free Workplace Act of 1988 (41 U.S.C. 701 et seq.).

          "EAR" means the Export Administration Regulations (15 C.F.R. Sections 734 et seq.).

          "EEOC" is defined in Section 3.16(b).

          "Electronic Access Agreement" means the electronic access agreement substantially in the form of Exhibit Y.

          "Emery Landfill" is defined in Section 1.1(b)(xxii).

          "Employee Assistance Plan" means the Seller's voluntary Employee Assistance Program (EAP) provided to all United States employees of Seller.

          "Encumbrance" means any lien, encumbrance, claim, assessment, indenture, equitable interest, option, right of first refusal, mortgage, deed of trust, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction, encroachment, right-of-way, defect in title or other encumbrance of any kind in respect of an


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Asset (including any restriction on (i) the transfer or use of any Asset, (ii)
the receipt of any income derived from any Asset, or (iii) the possession or exercise of any other attribute of ownership of any Asset).

          "Environmental Laws" means all federal, state, local or foreign Laws, statutes, ordinances, regulations, rules, including common law rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of Law, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (b) impose Liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 et seq.), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 201, 300f), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.), and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), or any other similar federal, state or local Law of similar effect, each as amended.

          "Equipment" is defined in Section 1.1(a)(i).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Estimated 787 Book Value" is defined in Section 1.3(b).

          "Estimated Adjusted Liabilities" is defined in Section 1.7(a)(i).

          "Estimated Closing Net Working Capital" is defined in Section 1.3(b).

          "Excluded Assets" is defined in Section 1.1(b).

          "Excluded Equipment Leases" is defined in Section 1.1(b)(xvi).

          "Excluded Liabilities" is defined in Section 1.2(b).

          "Excluded Supply Contracts" is defined in Section 1.l(b)(xv).

          "Excluded Tooling" is defined in Section 1.1(b)(xxi).

          "Excusable Delay" is defined in Section 6.8.

          "Exon-Florio Amendment" means Section 721 of the Defense Production Act of 1950, as amended, and any successor thereto and the regulations issued pursuant thereto or in consequence thereof.

          "Facilities" means the Owned Property and the Leased Property.


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          "Facility" means any specific facility that comprises part of the
Owned Property or Leased Property.

          "Final Purchase Price" is defined in Section 1.3(a).

          "Financing Commitment" is defined in Section 4.6.

          "Fire and Emergency Response Services Agreement" is the Fire and Emergency Response Services Agreement in the form mutually agreed upon by Buyer and Seller.

          "Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Sections 78dd-1, et seq.).

          "Four Year Total" is defined in Section 6.6.

          "FTC" is defined in Section 5.7(a).

          "GAAP" means United States generally accepted accounting principles, consistently applied.

          "General Terms Agreement (787)" means the general terms agreement with respect to the 787 program contemplated to be executed pursuant to the terms of the Memorandum of Agreement (787).

          "General Terms Agreement (Sustaining)" means the general terms agreement substantially in the form of Exhibit U.

          "Government Bid" means any quotation, bid or proposal by Seller that, if accepted or awarded, would lead to a Contract with the United States government, any foreign government or any other entity, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government, for the design, manufacture or sale of products or the provision of services by Seller.

          "Government Contract" means any Contract that (a) is between Seller and a Governmental Authority or (b) is entered into by Seller as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Authority.

          "Government Furnished Equipment" means all personal property, equipment and fixtures loaned, built or otherwise furnished to Seller by any Governmental Authority, title to which is vested in such Governmental Authority by operation of the title vesting provision of the relevant Contract.

          "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

          "Governmental Permits" is defined in Section 3.6.


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          "Hazardous Substances" shall mean any quantity of asbestos in any form, urea formaldehyde, PCB'S, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any pollutant or contaminant, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

          "Hired Employee" is defined in Section 6.2(a).

          "Hired Non-Union Employees" is defined in Section 6.2(f).

          "Hired Union Employees" is defined in Section 6.2(f).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Identified Environmental Liabilities" means an environmental Liability relating to contamination existing prior to the Closing Date that is demonstrated by documented environmental sampling, but does not include speculative assertions.

          "IDS" means Integrated Defense Systems.

          "IDS Business" means the Integrated Defense Systems business, a division of Seller dedicated to providing aerospace products and services to the United States Government and its customers.

          "IDS Easements" are defined in Section 2.2(ee).

          "IDS Site" is defined in Section 6.11(a).

          "IDS Supply Agreement" means the IDS Basic Supply and Services Agreement substantially in the form of Exhibit I.

          "IDS Transaction" is defined in Section 6.11(a).

          "Income Taxes" means Taxes imposed on or measured with respect to net income.

          "Indemnifiable Damages" is defined in Section 9.1(a).

          "Indemnified Party" is defined in Section 9.3(a).

          "Indemnitor" is defined in Section 9.3(a).

          "Industrial Revenue Bonds" means the Bonds (as defined in the Sublease
(IRBs)), to the extent outstanding principal balances of such Bonds relate to Assets.

          "Insurance Benefits" is defined in Section 9.3(b).


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          "Intellectual Property" consists of all items that are either (a) the
Software and all related documentation; (b) worldwide web pages and the contents thereof; or (c) Patents, trademarks, copyrights, trade secrets, know-how, processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, other confidential and proprietary information, manufacturing and production processes and techniques, molds, dies, casts and product configurations, except that with respect to the Business it does not consist of (u) supplier lists and records (supplier financial information to the extent permitted pursuant to the confidentiality provisions in the Assigned Contracts), (v) manufacturing research and development reports and records, (w) production reports and records, (x) service and warranty records, equipment logs, operating guides and manuals directly relating to the Equipment at the Facilities, (y) financial, accounting and Tax records (but no such items with respect to third party customers and specifically not including pricing information or data or income Tax Returns) and (z) studies, reports, correspondence and other similar documents and records (but only to the extent directly related to the immediately foregoing excepted items).

          "Interim Date" means September 30, 2004.

          "Inventions" is defined in Section 6.21(a).

          "Inventory" is defined in Section 1.1(a)(ii).

          "IRBs" means the Industrial Revenue Bonds.

          "IRS" means the United States Internal Revenue Service.

          "ITAR" means the International Traffic in Arms Regulation (22 C.F.R.
Section 120.15).

          "Item" means existing utility services conduits, footings and foundations.

          "Joint Filing" is defined in Section 5.7(b).

          "KDHE" means the Kansas Department of Health and Environment.

          "KDHE Orders" means the KDHE Order in Case Nos. 86-E-3 (January 10,
1986), Consent Order in Case No. 87-E-12 (April 16, 1987), Amended Consent Order in Case No. 87-E-12 (1992), Second Amendment to Consent Order in Case No. 87-E-12 (2001) and any amendments thereto.

          "Knowledge" means, as to a particular Person (other than Seller) the actual current knowledge of such Person (without any duty of inquiry).

          "Knowledge of Seller" means, as to a particular fact or other matter, the actual current knowledge of Jeffrey Turner, Mike Williams, Ronald Brunton, Dan Wheeler, Lana McCutchen, John Borst, Bryan Gerard or Luis Valdes (without any duty of inquiry).


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          "Law" means any law, statute, treaty, rule, writ, injunction, regulation or principle of common law, ordinance, order, decree, consent decree or similar instrument or determination or award of an arbitrator or a court or any other Governmental Authority.

          "Leases" is defined in Section 3.7(a)(i).

          "Leased Property" is defined in Section 1.1(a)(xiii).

          "Liabilities" means all indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued or unaccrued, matured, contingent (or based upon any contingency), known or unknown, disputed or undisputed, liquidated or unliquidated, fixed or otherwise, or whether due or to become due, including without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration Proceedings or any damages, losses, claims or demands with respect to any Law.

          "Limited Activities" means only the following specifically identified activities conducted within Areas 2 through 7 and within or contiguous to the footprint of the existing Item so long as such Limited Activities are conducted no deeper than twenty (20) feet from the ground surface (or from the floor of a building if measured inside the building):

                    - Routine and emergency repair and maintenance of existing utility services conduits;

                    - Routine and emergency repair and maintenance of the footing for existing machines;

                    - Routine and emergency repair and maintenance of existing building foundations; and

                    - Repairs to and/or replacement of existing utility services conduits, footings or foundations which are necessary as the result of damage caused by an act of God.

The phrase "routine and emergency repair and maintenance" as used in this definition includes replacement of an Item if continued repair of such Item is impracticable, but only to the extent necessary to address the needed repair.

          "Management Presentation" means the management presentation given to Buyer from June 2, 2004 to June 4, 2004 and includes any materials disseminated to Buyer and its representatives on such date.

          "Marks" is defined in Section 6.1(a).

          "Material Adverse Effect" means any change, circumstance or effect that has a material adverse effect on the Business, financial condition, affairs or results of operations of the Business or on the Assets taken as a whole, or on the ability of Buyer to use the Assets taken as a whole, in a manner consistent with the current use of such Asset by Seller, provided, however,


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that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from public or industry knowledge of the transactions contemplated by this Agreement (including but not limited to any action or inaction by the Business' employees and vendors). Seller may, however, at its option, include in the Schedules of this Agreement items that would not have a Material Adverse Effect within the meaning of the previous sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgement by Seller that such items would have a Material Adverse Effect or further define the meaning of such term for the purposes of this Agreement.

          "Maximum Amount" is defined in Section 9.1(a).

          "McConnell AFB Access Easement" is defined in Section 2.2(ee).

          "Memorandum" means that certain Confidential Offering Memorandum dated March, 2004 furnished by Goldman, Sachs & Co. Incorporated to prospective acquirers of the Business.

          "Memorandum of Agreement (787)" means the Memorandum of Agreement for the 787 program substantially in the form of Exhibit Q.

          "National Industrial Security Program Operating Manual" means the Industrial Security Manual for Safeguarding Classified Information and all supplements thereto published by the United States Department of Defense (DoD 5220.22-M) prescribing the specific requirements, restrictions, and other safeguards necessary in the interest of national security for the safeguarding of classified information.

          "Net Working Capital" means the difference between the value of the current Assets and the current Assumed Liabilities as of specific date, excluding Accrued Sick Leave, determined on a basis consistent with the methodology and principles employed in the preparation of the Audited Financial Statements, the calculation of which is set forth on Exhibit N. For dates before the Closing Date, current Assets shall include an unaudited value of Spares Inventory as of February 17, 2005 and for dates from and after the Closing Date, current Assets shall include an unaudited value of Spares Inventory as of that date.

          "Neutral Accounting Firm" means Ernst & Young LLP or, in the event Ernst & Young LLP is unable to perform the services requested of it hereunder, KPMG LLP. In the event neither is available, a nationally recognized accounting firm mutually selected by the parties thereto.

          "No-Build Easement" means the no-build easement in the form mutually agreed upon by Buyer and Seller.

          "Non-Annexation Agreement (BID)" is defined in Section 5.3(b)(xvii).

          "Note Documents" means the documents contemplated pursuant to the Note Term Sheet.

          "Note Term Sheet" means the term sheet attached as Exhibit P.


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          "Number of Employees" is defined in Section 1.6(a)(iii)(A).

          "Option to Acquire Property (Boeing Industrial District)" means the option to acquire property for the Boeing Industrial District in the form mutually agreed upon by Buyer and Seller.

          "Oklahoma Survey" is defined in Section 7.7.

          "Owned Property" is defined in Section 1.1(a)(iii).

          "Parking Access Easement" means the parking access easement in the form mutually agreed upon by Buyer and Seller.

          "Patents" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importations/confirmation, certificates of invention and similar statutory rights.

          "Permit No. 234 Landfill" is defined in Section 1.1(b)(xxii).

          "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, or any other Person, necessary for the past, present or anticipated conduct of, or relating to the operation of the Business or ownership or use of the Assets.

          "Permitted Encumbrances" means the following Encumbrances and no others: (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate Proceedings, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate Proceedings, (c) Encumbrances that are disclosed in a Title Policy (exclusive of monetary encumbrances and judgments) which are acceptable to Buyer's lender (provided that this requirement of acceptability to Buyer's lender shall not apply if the Closing occurs) and which do not, individually or in the aggregate, materially impair the use of the Facilities affected thereby in a manner consistent with Seller's use thereof as of the date hereof or materially detract from the value of the property affected by such Encumbrances, (d) liens relating to deposits made in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements,
(e) liens securing executory obligations under any lease that constitutes a "capital lease" under GAAP, (f) any and all Requirements of Law including those affecting the Facilities relating to zoning and land use, (g) Encumbrances that will be released and, as appropriate, removed of record at or prior to Closing by Seller, in accordance with the terms of this Agreement, (h) recorded utility company rights, easements and franchises which are not violated by existing improvements, buildings or structures, (i) the state of facts disclosed on the Surveys, provided however, that such Surveys are in the form required pursuant to Section 7.7 and, with respect to any additional state of facts that would be disclosed on a Survey, updated through the date of


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Closing, any such additional fact that does not materially impair the value or use of the Facilities or any portion thereof in a manner consistent with the use by Seller as of the date hereof and (j) Encumbrances set forth on Schedule 12.1.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, labor union, Governmental Authority or other entity of whatever nature.

          "Phase I Study" means a Phase I site assessment, as defined in ASTM Standard E 1527-00, or comparable site investigation.

          "Phase II Study" means a Phase II site assessment, as defined in ASTM Standard E19030-97 (2002) or comparable protocol, to include media sampling and intrusive investigations or disclosures.

          "Plans" is defined in Section 3.14(a).

          "Plant 2" means the area labeled as Area 3 - Plant 2 on Exhibit 1 Restricted Areas Map (dated 01-20-2005) to the Declaration of Restrictive Covenant and Easement.

          "PRO-251" means Seller's Procedure PRO-251 as it changes from time-to-time or any successor policy thereto.

          "Proceeding" means any claim, action, suit, demand, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

          "Program Partners" means any Boeing Tier I or Tier II supplier.

          "Projects" is defined in Section 6.21(a).

          "Proportional Allocation" means with respect to an environmental Liability each party's proportionate contribution to such environmental Liability.

          "Purchase Price Adjustment Statements" is defined in Section 1.6(a)(iii).

          "Purchase Price Differential" is defined in Section 1.6(h)(iii).

          "R&D Inventions" is defined in Section 6.21(a).

          "Real Property Right of First Refusal Agreement" means the real property right of first refusal agreement in the form mutually agreed upon by Buyer and Seller.

          "Reciprocal Access Agreement" means the reciprocal access agreement in the form mutually agreed upon by Buyer and Seller.

          "Red Restricted Areas" means, collectively, the 440 Landfill and Areas 2 through 7.


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          "Required Consents" is defined in Section 7.5.

          "Requirements of Law" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

          "Restricted Products" means all of the products set forth on Schedule 6.12(a) and all of the products referenced in the statement of work attached to the Memorandum of Agreement (787), as will be superseded in its entirety by Attachment 1 to the Special Business Provisions (787) on the date it is executed, and any products manufactured for Derivatives (as such term is defined in the relevant BCA Supply Agreement with respect to the applicable products).

          "Restrictive Covenant (KDHE)" means the restrictive covenant with the KDHE substantially in the form of Exhibit Z.

          "Scope of Work" is defined in Section 6.13(a)(ii).

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Seller" is defined in the recitals of this Agreement.

          "Seller Group Member" means Seller and its directors, officers, employees, agents, attorneys and consultants and their successors and assigns and each Person, if any, who controls or may control Seller within the meaning of the Securities Act.

          "Seller Transaction Agreements" means this Agreement and all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

          "Seller's Cafeteria Plan" is defined in Section 6.2(i).

          "Seller's Legal Opinion" means Seller's legal opinion given partially by in-house counsel and partially by Sheppard, Mullin, Richter & Hampton LLP in the forms mutually agreed upon by Buyer and Seller.

          "Seller's Non-Union Pension Plan" is defined in Section 6.2(f).

          "Seller's Pension Plans" is defined in Section 6.2(f).

          "Seller's Rep Schedules" is defined in Section 11.7(j).

          "Seller's Supplemental Pension and Saving Plans" is defined in Section 6.2(h).

          "Seller's Union Pension Plan I" is defined in Section 6.2(f).

          "Seller's Union Pension Plan II" is defined in Section 6.2(f).


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          "Severance Statement" is defined in Section 1.6(a)(iii).

          "Shared Parking Agreement" means the shared parking agreement in the form mutually agreed upon by Buyer and Seller.

          "Shared Services Group" means a division of Seller dedicated to providing internal company support and infrastructure.

          "Site Access and Environmental Support Services Agreement" means the site access and environmental support services agreement substantially in the form of Exhibit O.

          "Software" means computer programs, source code, object code, executable code, firmware, and related documentation.

          "Spares Inventory" means the Available Bin Spares Inventory in 108, 112 and kitting stores for the in production parts listed in the Special Business Provisions (Sustaining) excluding any standard parts (like BACx-xxxx, 10-xxxx, etc.), vendor design parts, lease and insurance parts and any parts for which there has not been any sales since December 31, 1997.

          "Special Business Provisions (Repair Services)" means the special business provisions for component repair hardware substantially in the form of Exhibit EE.

          "Special Business Provisions (787)" means the Special Business Provisions with respect to the 787 program contemplated to be executed pursuant to the terms of the Memorandum of Agreement (787).

          "Special Business Provisions (Spares)" means the special business provisions (spares) substantially in the form of Exhibit R.

          "Special Business Provisions (Sustaining)" means the special business provisions substantially in the form of Exhibit S.

          "Special Business Provisions (Tech Services)" means the special business provisions services substantially in the form of Exhibit DD.

          "Storm Water Detention and Maintenance Closing Agreement" means the storm water detention and maintenance closing agreement in the form mutually agreed upon by Buyer and Seller.

          "Strategic Alliance Agreement" means the strategic alliance agreement substantially in the form of Exhibit T.

          "Sublease (IRBs)" means the Sublease with respect to the assets covered by the Industrial Revenue Bonds substantially in the form of Exhibit W.

          "Substation Installation and Maintenance Easement" means the substation installation and maintenance easement in the form mutually agreed upon by Buyer and Seller.


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          "Supplemental License Agreement (Ancillary Maintenance Repair and
Overall - Aircraft)" means the Ancillary Maintenance, Repair and Overhaul of Aircraft Supplemental License Agreement No. 05-029 substantially in the form of Exhibit F.

          "Supplemental License Agreement (Ancillary Maintenance Repair and Overall - Components)" means the Ancillary Maintenance, Repair and Overhaul of Aircraft Parts Supplemental License Agreement No. 05-030 substantially in the form of Exhibit E.

          "Supplemental License Agreement (Know-How)" means the Ancillary Know-How Supplemental License Agreement No. WS-004C substantially in the form of Exhibit G.

          "Supplemental License Agreement (Spare Parts)" means the Ancillary Spares Supplemental License Agreement No. 05-028C substantially in the form of Exhibit D.

          "Surveys" is defined in Section 7.7.

          "Target Net Working Capital Amount" means the Net Working Capital of the Business as set forth in the Audited Interim Financial Statements including an unaudited value of Spares Inventory as of February 17, 2005 as set forth on a schedule attached to the Audited Interim Financial Statements.

          "Tax" (and, with correlative meaning, "Taxes" and "Taxing") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

          "Tax Arbitrator" is defined in Section 1.4(c).

          "Tax Purchase Price" is defined in Section 1.4(b).

          "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached Schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

          "Tentative Purchase Price" is defined in Section 1.3(c).

          "Title Company" is defined in Section 7.7.

          "Title Document" is defined in Section 5.10.

          "Title Policies" is defined in Section 7.7.

          "Transition Real Estate Lease" is the transition real estate lease in the form mutually agreed upon by Buyer and Seller.


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          "Transition Services Agreement" means a transition services agreement substantially in the form of Exhibit B.

          "Tulsa Airport Use Agreements" is defined in Section 3.7(k).

          "Unaudited Annual Financial Statements" is defined in Section 3.3(a).

          "Unaudited Financial Statements" is defined in Section 3.3(a).

          "Unaudited Interim Financial Statements" is defined in Section 3.3(a).

          "Utility Support Services Agreement" is the utility support services agreement in the form mutually agreed upon by Buyer and Seller.

          "WARN" means the Workers Adjustment, Retraining and Notification Act, 29 U.S.C. Section 2101, et seq.

          "WARN Liabilities" is defined in Section 6.2(c).

          "Warranty Deed" means a warranty deed with covenants against Seller's acts in the form mutually agreed upon by Buyer and Seller.

          "Westar" is Kansas Gas & Electric.

          "Wichita Facility" means the Facility in Wichita, Kansas.

          "Wichita Site" means the real property consisting of the IDS Site and the Wichita Facility.

          "Wichita Survey" is defined in Section 7.7.


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          IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase
Agreement to be executed as of the day and year first above written.

                                        THE BOEING COMPANY


                                        By: /s/ Bryan Gerard
                                            ------------------------------------
                                        Name: Bryan Gerard
                                        Title: Director-New Business Ventures


                                        MID-WESTERN AIRCRAFT SYSTEMS, INC.


                                        By: /s/ Nigel Wright
                                            ------------------------------------
                                        Name: Nigel Wright
                                        Title:
                                               ---------------------------------